EXECUTION VERSION

Published CUSIP Number: 92956RAF8
Term Loan CUSIP Number: 92956RAG6

CREDIT AGREEMENT

Dated as of September 28, 2020
among
WABASH NATIONAL CORPORATION,
as
the Borrower

The Several Lenders
from Time to Time Parties Hereto

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

WELLS FARGO SECURITIES, LLC,
and
JPMORGAN CHASE BANK, N.A.
as Joint Lead Arrangers and
Joint Bookrunners

134787860_5

6.7.	Closing Date Refinancing	79
6.8.	Corporate Documents	79
6.9.	Officer’s Certificate	79
6.10.	Fees	79
6.11.	Representations and Warranties	80
6.12.	Solvency	80
6.13.	Lien Searches	80
6.14.	Insurance Certificates	80
6.15.	Patriot Act, etc	80
6.16.	Notice of Borrowing	80
6.17.	No Legal Bar	80
SECTION 7.	[RESERVED]	80
SECTION 8.	Representations, Warranties and Agreements	80
8.1.	Due Organization and Qualification; Subsidiaries	81
8.2.	Due Authorization; No Conflict	81
8.3.	Governmental Consents	82
8.4.	Binding Obligations; Perfected Liens	82
8.5.	Title to Assets; No Encumbrances Margin Regulations	82
8.6.	Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	82
8.7.	Litigation	82
8.8.	Compliance with Laws	82
8.9.	No Material Adverse Effect	83
8.10.	Fraudulent Transfer	83
8.11.	Employee Benefits	83
8.12.	Environmental Condition	83
8.13.	Intellectual Property	84
8.14.	Leases	84
8.15.	Deposit Accounts and Securities Accounts	84
8.16.	Complete Disclosure	84
8.17.	Material Contracts	84
8.18.	Patriot Act	85
8.19.	Indebtedness	85
8.20.	Payment of Taxes	85
8.21.	Margin Stock	85
8.22.	Governmental Regulation	85
8.23.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws	86
8.24.	Employee and Labor Matters	86
8.25.	Vehicles	86
SECTION 9.	Affirmative Covenants	86
9.1.	Financial Statements, Reports, Certificates	87
9.2.	Schedule Supplement	88
9.3.	Existence	88
9.4.	Maintenance of Properties	88
9.5.	Taxes	88

9.6.	Insurance	89
9.7.	Inspection	90
9.8.	Compliance with Laws	90
9.9.	Environmental	90
9.10.	Disclosure Updates	90
9.11.	Formation of Subsidiaries	91
9.12.	Further Assurances	92
9.13.	Maintenance of Ratings	92
9.14.	Post-Closing Undertakings	92
9.15.	Swap Obligations	92
9.16.	OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Beneficial Ownership Regulation	93
9.17.	Employee Benefits	93
SECTION 10.	Negative Covenants	93
10.1.	Limitation on Indebtedness	93
10.2.	Limitation on Liens	93
10.3.	Limitation on Fundamental Changes	93
10.4.	Limitation on Sale of Assets	94
10.5.	Change Name	94
10.6.	Changes in Business	94
10.7.	Prepayments and Amendments	94
10.8.	Restricted Payments	95
10.9.	Accounting Methods	96
10.10.	Limitation on Investments	96
10.11.	Transactions with Affiliates	96
10.12.	Use of Proceeds	97
10.13.	Limitation on Issuance of Equity Interests	97
SECTION 11.	Events of Default	98
11.1.	Events of Default	98
11.2.	Application of Funds	100
SECTION 12.	The Agents	101
12.1.	Appointment and Authority	101
12.2.	Rights as a Lender	101
12.3.	Exculpatory Provisions	101
12.4.	Reliance by Agents	103
12.5.	Delegation of Duties	103
12.6.	Resignation of Administrative Agent	103
12.7.	Non-Reliance on Administrative Agent and Other Lenders	104
12.8.	No Other Duties, etc	105
12.9.	Withholding Tax	105
12.10.	Security Agreement and Intercreditor Agreement	105
12.11.	Indemnification	106
12.12.	Collateral Release	106
12.13.	Secured Hedge Obligations and Secured Cash Management Obligations	106
12.14.	Certain ERISA Matters	107

SECTION 13.	Miscellaneous	108
13.1.	Amendments and Waivers	108
13.2.	Notices	111
13.3.	No Waiver; Cumulative Remedies	112
13.4.	Survival of Representations and Warranties	113
13.5.	Payment of Expenses and Taxes	113
13.6.	Successors and Assigns	113
13.7.	Replacements of Lenders under Certain Circumstances	118
13.8.	Adjustments; Set-off	119
13.9.	Counterparts; Electronic Execution	119
13.10.	Severability	120
13.11.	Integration	120
13.12.	GOVERNING LAW	120
13.13.	Submission to Jurisdiction; Waivers	120
13.14.	Acknowledgments	121
13.15.	WAIVERS OF JURY TRIAL	121
13.16.	Confidentiality	121
13.17.	Direct Website Communications	122
13.18.	PATRIOT Act; Anti-Money Laundering Laws	123
13.19.	Intercreditor Agreement	123
13.20.	Excluded Swap Obligations	123
13.21.	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	124
13.22.	Acknowledgement Regarding Any Supported QFCs	124

SCHEDULES
Schedule 1.1(b)    Commitments of Lenders
Schedule 8.1(b)    Capitalization of Borrower
Schedule 8.1(c)    Capitalization of Borrower’s Subsidiaries
Schedule 8.6(a)    Jurisdiction of Organization
Schedule 8.6(b)    Chief Executive Offices
Schedule 8.6(c)    Organizational Identification Numbers
Schedule 8.6(d)    Commercial Tort Claims
Schedule 8.11    Benefit Plans
Schedule 8.12    Environmental Matters
Schedule 8.13    Intellectual Property
Schedule 8.15    Deposit Accounts and Securities Accounts
Schedule 8.17    Material Contracts
Schedule 8.19    Indebtedness
Schedule 8.24    Union Activity
Schedule 9.14    Post-Closing Undertakings
Schedule 10.6    Line of Business
Schedule P-1    Permitted Investments
Schedule P-2    Permitted Liens

EXHIBITS
Exhibit A    Form of Compliance Certificate
Exhibit B    Form of Assignment and Assumption
Exhibit C    Form of Promissory Note
Exhibit D    Form of Joinder Agreement
Exhibit E-1    Form of U.S. Tax Certificate
Exhibit E-2     Form of U.S. Tax Certificate
Exhibit E-3     Form of U.S. Tax Certificate
Exhibit E-4     Form of U.S. Tax Certificate
Exhibit F    Form of Solvency Certificate
Exhibit G    Form of Discounted Prepayment Option Notice
Exhibit H    Form of Lender Participation Notice
Exhibit I     Form of Discounted Voluntary Prepayment Notice
Exhibit J    Form of Notice of Borrowing/Continuation

CREDIT AGREEMENT, dated as of September 28, 2020, among WABASH NATIONAL CORPORATION, a Delaware corporation (the “Borrower”); the lenders party hereto from time to time (the “Lenders”); Wells Fargo Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders; WELLS FARGO SECURITIES, LLC and JPMORGAN CHASE BANK, N.A., as joint lead arrangers (in such capacity, the “Lead Arrangers”) and joint bookrunners (in such capacity, the “Joint Bookrunners”).
The parties hereto hereby agree as follows:
SECTION 1.    Definitions
1.1.    Defined Terms. As used herein, the following terms have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):
“2025 Notes” means debt securities issued by the Borrower pursuant to the 2025 Notes Documents.
“2025 Notes Documents” means that certain Indenture dated as of September 26, 2017 by and among the Borrower, the “Guarantors” (as defined therein) party thereto, and Wells Fargo, as Trustee, and all other agreements, instruments and documents executed or delivered in connection therewith.
“ABL Amendment” means that certain First Amendment to the Second Amended and Restated Credit Agreement dated as of the date hereof among the Borrower, certain Subsidiaries of the Borrower designated on the signature pages thereto as borrowers, certain Subsidiaries of the Borrower designated on the signature pages thereto as guarantors, the lenders party thereto and Wells Fargo Capital Finance, LLC, as agent.
“ABR” means, for any day, a fluctuating rate per annum equal to the highest of (i) the Federal Funds Effective Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the Prime Rate and (iii) the Eurodollar Rate for an Interest Period of one month beginning on such day (or, if such day is not a Business Day, the immediately preceding Business Day) plus 1.00%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate.
“ABR Loan” means any Loan bearing interest at a rate determined by reference to the ABR.
“ABR Margin” means 2.25% per annum.
“Acceptable Intercreditor Agreement” means, collectively (a) the Intercreditor Agreement and (b) any other intercreditor agreement that is reasonably satisfactory to the Administrative Agent, among the Administrative Agent, the Revolving Administrative Agent and one or more representatives for the holders of any Indebtedness that is intended to be secured by the Collateral on a pari passu or junior basis with the Obligations, and acknowledged by the Credit Parties, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms hereof and thereof.
“Acceptable Price” has the meaning assigned to such term in Section 5.1(c)(iii).
“Acceptance Date” has the meaning assigned to such term in Section 5.1(c)(ii).

“Acquired Indebtedness” means Indebtedness of a Person whose assets or Equity Interests are acquired by the Borrower or its Subsidiaries in a Permitted Acquisition; provided, however, that such Indebtedness (a) is either Purchase Money Indebtedness or a Capital Lease with respect to equipment or mortgage financing with respect to Real Property, (b) was in existence prior to the date of such Permitted Acquisition, and (c) was not incurred in connection with, or in contemplation of, such Permitted Acquisition.
“Acquisition” means (a) the purchase or other acquisition by a Person or its Subsidiaries of all or substantially all of the assets of (or any division or business line of) any other Person, or (b) the purchase or other acquisition (whether by means of a merger, consolidation, or otherwise) by a Person or its Subsidiaries of all or substantially all of the Equity Interests of any other Person. Notwithstanding the foregoing, “Acquisition” shall not include any transaction solely among one or more of the Borrower and its Subsidiaries.
“Additional Refinancing Lender” means, at any time, any bank, financial institution or other institutional lender or investor (other than any such bank, financial institution or other institutional lender or investor that is a Lender at such time) that agrees to provide any portion of Refinancing Loans pursuant to a Refinancing Amendment in accordance with Section 3.2; provided that each Additional Refinancing Lender shall be subject to the approval of (i) the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, to the extent that each such Additional Refinancing Lender is not then an existing Lender, an Affiliate of a then existing Lender or an Approved Fund and (ii) the Borrower.
“Administrative Agent” means Wells Fargo, as the administrative agent for the Lenders under this Agreement and the other Credit Documents.
“Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 13.2(c).
“Administrative Agent Fee Letter” means that certain Fee Letter dated as of September 14, 2020, between the Administrative Agent, Wells Fargo Securities, LLC and the Borrower.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise; provided, however, that, for purposes of Section 10.12 of the Agreement: (a) any Person which owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership in which a Person is a general partner shall be deemed an Affiliate of such Person.
“Agents” means the Administrative Agent and the Collateral Agent.
“Agreement” means this Credit Agreement, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount (“OID”), upfront fees, ABR or Eurodollar Rate “floors” or otherwise; provided that OID and upfront fees shall be equated to an interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable debt); provided, further, that “All-In Yield” shall not include customary arrangement, structuring, commitment or underwriting fees.
“Ally Financing Documents” means that certain Inventory Loan and Security Agreement among Supreme Corporation, a Texas corporation, Supreme Indiana Operations, Inc., a Delaware corporation, and Ally Financial Inc. and/or its Affiliates, and each of other agreements, instruments and documents executed in connection therewith, as in effect on August 18, 2017.
“Anti-Corruption Laws” means the FCPA, the U.K. Bribery Act of 2010, as amended, and all other applicable laws and regulations or ordinances concerning or relating to bribery or corruption in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business.
“Anti-Money Laundering Laws” means the applicable laws or regulations in any jurisdiction in which any Credit Party or any of its Subsidiaries or Affiliates is located or is doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.
“Applicable Discount” has the meaning assigned to such term in Section 5.1(c)(iii).
“Applicable ECF Percentage” means, for any Excess Cash Flow Period, (a) 50% if the First Lien Leverage Ratio as of the last day of such Excess Cash Flow Period is greater than or equal to 2.75 to 1.00 and (b) 0% if the First Lien Leverage Ratio as of the last day of such Excess Cash Flow Period is less than 2.75 to 1.00.
“Applicable Percentage” means, with respect to any Lender of any Class, a percentage equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s Loans of such Class and the denominator of which is the outstanding principal amount of the Loans of such Class of all Lenders.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an assignment and assumption substantially in the form of Exhibit B.
“Authorized Officer” means the Chairman of the Board, the President, the Chief Financial Officer, any Senior Vice President, the Treasurer or any other senior officer of the Borrower designated as such in writing to the Administrative Agent by the Borrower.
“Available Amount Basket” means, at any time (the “Reference Time”), an amount equal to:
(a)    the sum, without duplication, of:
(i)    an amount (if positive) equal to the cumulative amount of Excess Cash Flow for each Excess Cash Flow Period ending prior to the Reference Time for which financial statements have been delivered pursuant to Section 9.1(a) that has not been applied (and would not be required to be applied) to prepay Loans pursuant to Section 5.2(d) (but excluding the amount of any voluntary repayments, prepayments or redemptions made during such Excess Cash Flow Period that are applied to reduce the amount of such required prepayment in accordance with Section 5.2(d)), plus

(ii)    the amount of any distribution in cash or Cash Equivalents received by the Borrower or any Subsidiary or the cash or Cash Equivalents received by the Borrower or any Subsidiary upon any Disposition, in each case, in respect of any Investment made by such Person in reliance on clause (u) of the definition of “Permitted Investments” (not to exceed the original amount of such Investment), plus
(iii)    $25,000,000, minus
(b)    the sum, without duplication, of all Investments and Restricted Payments and repayments, repurchases or redemptions of Indebtedness that are made through the use of the Available Amount Basket prior to the Reference Time;
provided that no amount may be used from the Available Amount Basket unless at the time of such use and after giving effect to the Restricted Payment, Investment or repayment, repurchase or redemption of Indebtedness to be made in connection therewith (i) no Default or Event of Default has occurred and is continuing or would occur as a consequence thereof and (ii) in the case of Restricted Payments made through the use of the Available Amount Basket, on a pro forma basis, as of the last Test Period at the end of which Section 9.1 Financials were required to have been delivered, the Total Leverage Ratio shall not exceed 3.25 to 1.00.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurodollar Rate for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.
Benchmark Replacement Adjustment” means, with respect to any replacement of the Eurodollar Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurodollar Rate with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent, in consultation with the Borrower, decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides, in its reasonable discretion, that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines, in its reasonable discretion, that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent, in consultation with the Borrower, decides is reasonably necessary in connection with the administration of this Agreement).
“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the Eurodollar Rate:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Eurodollar Rate permanently or indefinitely ceases to provide the Eurodollar Rate; and
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the Eurodollar Rate:
(a)    a public statement or publication of information by or on behalf of the administrator of the Eurodollar Rate announcing that such administrator has ceased or will cease to provide the Eurodollar Rate, permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate;
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the Eurodollar Rate, a resolution authority with jurisdiction over the administrator for the Eurodollar Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the Eurodollar Rate, which states that the administrator of the Eurodollar Rate has ceased or will cease to provide the Eurodollar Rate permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Eurodollar Rate; or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of the Eurodollar Rate announcing that the Eurodollar Rate is no longer representative.
“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.
“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurodollar Rate and solely to the extent that the Eurodollar Rate has not been replaced with a Benchmark Replacement, the period (a) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder in accordance with Section 2.10(d) and (b) ending at the time that a Benchmark Replacement has replaced the Eurodollar Rate for all purposes hereunder pursuant to Section 2.10(d).
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 CFR § 1010.230.
“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA), including without limitation a defined benefit plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA or is not a multiemployer plan, for which any Credit Party or any of its Subsidiaries or ERISA Affiliates has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.
“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Board of Directors” means, with respect to any person, (a) in the case of any corporation, the board of directors of such person, (b) in the case of any limited liability company, the board of managers, the sole member or other governing body of such person, (c) in the case of any partnership, the board of directors of the general partner of such person and (d) in any other case, the functional equivalent of the foregoing.
“Borrower” has the meaning provided in the preamble to this Agreement.
“Borrowing” means and include (a) the incurrence of Loans and (b) the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of Eurodollar Loans, the same Interest Period (provided that ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of Eurodollar Loans).
“Business Day” means any day excluding Saturday, Sunday and any day that shall be a legal holiday in the City of New York or a day on which banking institutions are authorized by law or other governmental actions to close; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day that is not a London Banking Day.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed minus any software development costs to the extent deducted under the definition of Consolidated EBITDA for such period; provided, however, that the defined term “Capital Expenditures” shall not include (a) costs incurred in connection with Permitted Acquisitions, and (b) reinvestment of Net Proceeds from any voluntary or involuntary sale or disposition in assets that are useful in the business of the Credit Parties.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, subject to Section 1.3.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof, (b)

marketable direct obligations issued or fully guaranteed by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit, time deposits, overnight bank deposits or bankers’ acceptances maturing within one year from the date of acquisition thereof, which certificates of deposit, overnight bank deposits or bankers’ acceptances are either (i) issued by any bank organized under the laws of the United States or any state thereof or the District of Columbia or any United States branch of a foreign bank, which bank has a rating of A or A2, or better, from S&P or Moody’s, or (ii) are less than or equal to $250,000 in the aggregate and are issued by any other bank insured by the Federal Deposit Insurance Corporation, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the full amount maintained with any such other bank is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of not less than $250,000,000, having a term of not more than seven days, with respect to securities satisfying the criteria in clauses (a) or (d) above, (g) debt securities with maturities of six (6) months or less from the date of acquisition backed by standby letters of credit issued by any commercial bank satisfying the criteria described in clause (d) above, and (h) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (g) above.
“Cash Management Agreement” means any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, purchase card, electronic funds transfer, controlled disbursement services, foreign exchange facilities, merchant services (other than those constituting a line of credit) and other cash management arrangements.
“Cash Management Bank” means each party (other than the Borrower and its Subsidiaries) to any Cash Management Agreement entered into with the Borrower or any of its Subsidiaries that (a) is the Administrative Agent or any of its Affiliates, (b) with respect to any Cash Management Agreement that is in effect on the Closing Date, is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is a Lender or an Affiliate of a Lender as of the date such Cash Management Agreement is entered into.
“CERCLIS” means the Comprehensive Environmental Response, Compensation Liability Information System List maintained by the U.S. Environmental Protection Agency.
“CFC” means a “controlled foreign corporation” (as that term is defined in Section 957(a) of the Code) in which any Credit Party is a “United States shareholder” within the meaning of Section 951(c) of the Code.
“Change of Control” means that (a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 40%, or more, of the Equity Interests of the Borrower having the right to vote for the election of members of the Board of Directors of the Borrower, (b) the Borrower fails to own and control, directly or indirectly, 100% of the Equity Interests of each other Credit Party (other than pursuant to a transaction permitted hereunder), or (c) any “change in control” or “change of control” or terms or circumstances of similar import occurs under the Revolving Indebtedness Documents, any agreements or instruments governing any Credit Agreement Refinancing Indebtedness or any Incremental Equivalent Indebtedness or the 2025 Notes Documents at a time when the 2025 Notes Documents remain in effect.
“Class” (a) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Initial Loans, Incremental Loans (of each Series), Extended Loans (of the same Extension Series) or Refinancing Loans (of the same Refinancing Series),

(b) when used in reference to any Commitment, refers to whether such Commitment is an Initial Commitment or an Incremental Commitment and (c) when used in reference to any Lender, refers to whether such Lender is an Initial Lender, Incremental Lender (of a given Series), Extending Lender (of a given Extension Series) or a Refinancing Lender (of a given Refinancing Series).
“Closing Date” means September 28, 2020.
“Closing Date Refinancing” means the refinancing in full of all indebtedness under that certain Credit Agreement dated as of May 8, 2012 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof), among the Borrower, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent for the lenders.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by any Credit Party or any of its Subsidiaries in or upon which a Lien is granted or purported to be granted by such Person in favor of the Administrative Agent, the Collateral Agent or the Lenders under any of the Credit Documents.
“Collateral Agent” means Wells Fargo, as the collateral agent for the Lenders under this Agreement and the other Credit Documents.
“Commitments” means, with respect to each Lender (to the extent applicable), such Lender’s Initial Commitment, Incremental Commitment or Refinancing Loan Commitment.
“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Common Stock” means, with respect to any Person, any and all shares, interests, participations and other equivalents (however designated, whether voting or non-voting) of such Person’s common stock, whether now outstanding or issued after the Closing Date, and includes, without limitation, all series and classes of such common stock.
“Communications” has the meaning provided in Section 13.17(a).
“Competitor” means any Person that is a bona fide direct competitor of the Borrower or any of its Subsidiaries in the same industry or a substantially similar industry which offers a substantially similar product or service as the Borrower or any of its Subsidiaries.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A delivered by the chief financial officer of the Borrower to the Administrative Agent.
“Consolidated EBITDA” means, with respect to any fiscal period, the sum, without duplication, for the Borrower and its Subsidiaries of:
(a)    Consolidated Net Income for such period, plus
(b)    the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income:
(i)    interest expense,
(ii)    income taxes,
(iii)    depreciation and amortization for such period,

(iv)    non-recurring or unusual losses, charges or expenses,
(v)    expenses related to stock options,
(vi)    restricted stock grants and stock derivatives issued to employees and directors of the Credit Parties during such period,
(vii)    out-of-pocket expenses incurred in connection with the transactions occurring on the Closing Date,
(viii)    non-cash charges, expenses, losses and other non-cash deductions (provided that if any non-cash charges, expenses, losses or other non-cash deductions referred to in this clause represent an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge, expense, loss or other non-cash deduction in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, expense, loss or other non-cash deduction, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent pursuant to clause (c)(ii) below),
(ix)    any transaction fees, costs and expenses, premiums, make-whole amounts, penalty payments and other similar items incurred in connection with the consummation of any of the following transactions to the extent permitted hereunder: any issuance or offering of Equity Interests, any Investment (including any Permitted Acquisition), any Disposition and any incurrence, repayment, refinancing, amendment or modification of Indebtedness (provided that expenses under each of the foregoing shall, upon the reasonable request of the Administrative Agent, be outlined and described to the Administrative Agent in reasonable detail (with supporting data, calculations and information as may be reasonably requested by Administrative Agent), in each case, determined on a consolidated basis in accordance with GAAP, and
(x)    any fees, costs, expenses or other losses incurred in connection with any casualty or condemnation event, restructuring or the discontinuation of operations in an aggregate amount not to exceed $30,000,000 for any period of four (4) consecutive fiscal quarters, minus
(c)    the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period:
(i)    non-recurring or unusual gains, interest income, and any software development costs to the extent capitalized during such period,
(ii)    any cash charge, expense or loss made during such period which represents the reversal of any non-cash charge, expense or loss that was added in a prior period pursuant to clause (b)(viii) above subsequent to the fiscal quarter in which the relevant non-cash charge, expense or loss was incurred, and
(iii)    non-cash gains (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period).
For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), without duplication, (i) if at any time during such Reference Period, the Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case as determined by the Borrower in good faith and certified by an Authorized Officer of the Borrower, as if any such Permitted

Acquisition or adjustment occurred on the first day of such Reference Period) and (ii) if at any time during such Reference Period, the Borrower or any of its Subsidiaries shall have Disposed of any Subsidiary, all or substantially all of the assets of any Subsidiary or any line of business, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Disposition, are factually supportable, and are expected to have a continuing impact, in each case as determined by the Borrower in good faith and certified by an Authorized Officer of the Borrower, as if any such Disposition or adjustment occurred on the first day of such Reference Period).
“Consolidated Net Income” means, with respect to the Borrower and its Subsidiaries for any period, the aggregate consolidated net earnings (or loss) of the Borrower and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the net earnings of any Person that is not a Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that, to the extent not otherwise included therein for such period, Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash from such Person (or to the extent converted into cash) to the Borrower or a Subsidiary thereof in respect of such period and (b) solely for purposes of determining the amount of the Available Amount Basket, the net earnings for such period of any Subsidiary (other than any Subsidiary Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of its net earnings is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived; provided that Consolidated Net Income of the Borrower will be increased by the amount of dividends or other distributions or other payments actually paid in cash from that Subsidiary (or to the extent converted into cash) to the Borrower or another Credit Party in respect of such period, to the extent not already included therein.
“Consolidated Tangible Assets” means (x) the total assets of the Borrower and its Subsidiaries less (y) all goodwill and other intangible assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet constituting Section 9.1 Financials that been delivered immediately preceding the date on which any calculation of Consolidated Tangible Assets is being made.
“Consolidated Total Debt” means, as of any date of determination, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (a), (b) (in the case of letters of credit, to the extent of the drawn and unreimbursed portion thereof), (c) and (g) of the definition thereof determined on a consolidated basis in accordance with GAAP.
“Consolidated Working Capital” means, as of any date of determination, the excess of Current Assets over Current Liabilities.
“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to the Collateral Agent, executed and delivered by the Borrower or one of its Domestic Subsidiaries, the Collateral Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Credit Agreement Refinancing Indebtedness” means Indebtedness of the Borrower issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness (but other than the Extended Loans)) in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or part, existing Loans (including Incremental Loans) or any then-existing Credit Agreement Refinancing Indebtedness (“Refinanced Debt”); provided that (i) such Indebtedness has a maturity no earlier, and a Weighted Average Life to Maturity equal to or greater, than the Refinanced Debt, (ii) such Indebtedness is permitted under the Intercreditor Agreement, the agreements or instruments governing any other then outstanding Other Pari Passu Lien Obligations or Junior Lien Obligations and the Revolving Credit Agreement at such time, (iii) such Indebtedness is not guaranteed by any Subsidiary that is not a Credit Party, (iv) if secured, such Indebtedness may only be secured by a Lien on Collateral that is subject to the Intercreditor Agreement in the capacity of “Other Pari Passu Lien Obligations” or “Term Loan Obligations” or has Junior Lien Priority (and is subject to the Intercreditor Agreement in such capacity and, to the extent not addressed in the Intercreditor Agreement, another Acceptable Intercreditor Agreement), (v) the principal amount of any such Indebtedness is not increased above the principal amount of the Refinanced Debt refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable including any premiums and make whole or prepayment premiums paid in connection with such refinancing), (vi) the terms and conditions of such Indebtedness reflect market terms at time of incurrence, and if such Indebtedness contains financial maintenance covenants, such covenants are not tighter (from the perspective of the Borrower and its Subsidiaries), or in addition to, those contained herein (provided that an officer’s certificate delivered to the Administrative Agent at least five (5) Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (vi) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the Borrower within such five (5) Business Day period that it disagrees with such determination (including a description of the basis upon which it disagrees)), and (vii) Refinanced Debt shall be repaid, repurchased, retired, defeased or satisfied and discharged (and, at the option of the Borrower, all accrued interest, fees, expenses, premiums (if any) and penalties referred to in the parenthetical phrase in clause (v) of this definition) shall be paid on the date such Indebtedness is issued, incurred or obtained, in each case with all of the proceeds of such Indebtedness.
“Credit Documents” means this Agreement, the Guaranty, the Security Documents, any promissory notes issued by the Borrower hereunder, the Administrative Agent Fee Letter, each Joinder Agreement, each Extension Amendment, each Refinancing Amendment and each other document or agreement designated in writing by the Borrower and the Administrative Agent as a “Credit Document”.
“Credit Event” means and include the making (but not the conversion or continuation) of a Loan.
“Credit Party” means each of the Borrower and the Guarantors.
“Current Assets” means, at any time, the consolidated current assets of the Borrower and its Subsidiaries, other than cash and Cash Equivalents.
“Current Liabilities” means, at any time, the consolidated current liabilities of the Borrower and its Subsidiaries, but excluding the current portion of any Indebtedness.
“Debt Issuance” means the incurrence by the Borrower or any of its Subsidiaries of (a) any Indebtedness after the Closing Date or (b) any Indebtedness that is intended to constitute Credit Agreement Refinancing Indebtedness; excluding, in either case, Incremental Loans, Extended Loans and Indebtedness permitted by Section 10.1 (other than any Credit Agreement Refinancing Indebtedness incurred pursuant to clause (a) of the definition of “Permitted Indebtedness”).
“Declined Proceeds” has the meaning provided in Section 5.2(h).
“Default” means any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” means, at any time, a Lender as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender.
“Deposit Account” means any deposit account (as that term is defined in the UCC).
“Discount Range” has the meaning assigned to such term in Section 5.1(c)(ii).
“Discounted Prepayment Option Notice” has the meaning assigned to such term in Section 5.1(c)(ii).
“Discounted Voluntary Prepayment” has the meaning assigned to such term in Section 5.1(c)(i).
“Discounted Voluntary Prepayment Notice” has the meaning assigned to such term in Section 5.1(c)(v).
“Disposition” has the meaning assigned to such term in Section 10.4.
“Disposition Base Amount” means the greater of (a) $60,000,000 and (b) 4.0% of the Borrower’s consolidated total assets (as determined at the time of the applicable disposition) in the aggregate in any one calendar year.
“Disqualified Equity Interests” means, with respect to any Person, any Equity Interest of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale (in each case subject to the prior repayment in full of the Obligations), in whole or in part, in each case prior to the date that is 91 days after the Latest Maturity Date; provided, however, that if such Equity Interest is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.
“Disqualified Institution” means (a) any Person that is identified by name in writing to the Administrative Agent from time to time as a Disqualified Institution, to the extent such Person is a Competitor or is an Affiliate of a Competitor of the Borrower or its Subsidiaries, which supplement to the DQ List (in the case of any such Person so identified after the date hereof) shall become effective three (3) Business Days after delivery thereof to the Administrative Agent, and (b) any Affiliate of any Person referred to above that is (i) clearly identifiable as such solely on the basis of the similarity of its name or (ii) identified as such by name in writing to the Administrative Agent, which supplement to the DQ List shall become effective three (3) Business Days after delivery thereof to the Administrative Agent; provided, that (i) any supplement to the DQ List shall not apply retroactively to disqualify any persons that have previously acquired an assignment or participation interest in the credit facilities established pursuant to this Agreement solely with respect to such previously acquired assignment or participation interest and (ii) a Competitor or an Affiliate of a Competitor shall not include any bona fide fixed income investors or debt funds (other than a bona fide fixed income investors or debt fund that has been identified in writing pursuant to the above) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of business which is managed, sponsored or advised by any Person controlling, controlled by or under common control with such Competitor or Affiliate thereof, as applicable, and for which no personnel involved with the competitive activities of its Affiliates (x) makes any investment decisions for such fixed income investors or debt fund, as applicable or (y) has access to any information (other than information publicly available) relating to the Borrower or its Subsidiaries from such fixed income investors or debt fund, as applicable.

“Dollars” and “$” means dollars in lawful currency of the United States.
“Domestic Subsidiary” means each Subsidiary of the Borrower that is incorporated or organized under the laws of a State within the United States or the District of Columbia and is not a Foreign Subsidiary.
“DQ List” has the meaning assigned to such term in Section 13.6(f)(iv).
“Early Opt-in Election” means the occurrence of:
(a)    (i) a determination by the Administrative Agent or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in Section 2.10(d) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurodollar Rate, and
(b)    (i) the election by the Administrative Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any credit institution or investment firm established in any EEA Member Country.
“Electronic Record” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.
"Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which provides benefits to any employees of a Credit Party or Subsidiary thereof or to which a Credit Party or Subsidiary thereof has an obligation to make contributions, including as the result of being an ERISA Affiliate.
“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication to a Credit Party or any of its Subsidiaries from any Governmental Authority or any third party alleging that any Credit Party is in violation of, or liable under, Environmental Laws or is liable for Releases of Hazardous Materials (a) from any assets, properties, or businesses of any Credit Party, any Subsidiary of a Credit Party, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous

Materials generated by any Credit Party, any Subsidiary of a Credit Party, or any of their predecessors in interest.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Credit Party or any Subsidiary of a Credit Party, relating to protection of human health, the environment, the effect of the environment on employee health, natural resources or Hazardous Materials, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any third party or Governmental Authority, or Remedial Action required by any Environmental Law.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equity Interest” means, with respect to any Person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the Closing Date or issued after the Closing Date, but excluding debt securities convertible or exchangeable into such equity.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party or any of its Subsidiaries under Section 414(b) of the Code, (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of any Credit Party or any of its Subsidiaries under Section 414(c) of the Code, (c) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any organization subject to ERISA that is a member of an affiliated service group of which any Credit Party or any of its Subsidiaries is a member under Section 414(m) of the Code, or (d) solely for purposes of Section 302 of ERISA and Section 412 of the Code, any Person subject to ERISA that is a party to an arrangement with any Credit Party or any of its Subsidiaries and whose employees are aggregated with the employees of any Credit Party or any of its Subsidiaries under Section 414(o) of the Code.
“ERISA Event” means (a) a Reportable Event with respect to a Benefit Plan; (b) the failure by the Borrower or any ERISA Affiliate to meet all applicable requirements under the Pension Funding Rules or the filing of an application for the waiver of the minimum funding standards under the Pension Funding Rules; (c) the incurrence by the Borrower or any ERISA Affiliate of any liability pursuant to Section 4063 or 4064 of ERISA or a cessation of operations with respect to a Benefit Plan within the meaning of Section 4062(e) of ERISA; (d) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is insolvent (within the meaning of Title IV of ERISA); (e) the filing of a notice of intent to terminate a Benefit Plan under, or the treatment of a Benefit Plan amendment as a termination under, Section 4041 of ERISA; (f) the institution by the PBGC of proceedings to terminate a Benefit Plan; (g) any event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; (h) the determination that any Benefit Plan is in at-risk status (within the meaning of Section 430 of the Code or Section 303 of ERISA) or that a Multiemployer Plan is in endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (i) the imposition or incurrence of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; (j) the engagement by the Borrower or any ERISA Affiliate in a transaction that could reasonably be expected to be subject to Section 4069 or Section 4212(c) of ERISA; (k) the imposition of a lien upon the assets of any Credit Party pursuant to Section 430(k) of the Code or Section 303(k) of ERISA; or (l) the making of an amendment to a Benefit Plan that could reasonably be expected to result in the posting of bond or security under Section 436(f)(1) of the Code.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
“Eurodollar Loan” means any Loan bearing interest at a rate determined by reference to the Eurodollar Rate.
“Eurodollar Margin” means 3.25% per annum.
“Eurodollar Rate” means, subject to the implementation of a Benchmark Replacement in accordance with Section 2.10(d), for any Interest Period, the greater of (a) an interest rate per annum equal to the rate per annum obtained by dividing (i) the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period for a term comparable to such Interest Period by (ii) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period and (b) 0.75% per annum. If the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable successor quoting service is unavailable, the Eurodollar Rate for any Interest Period shall be determined by the Administrative Agent on the basis of applicable rates furnished to and received by the Administrative Agent from first class banks in the London interbank market two (2) Business Days before the first day of such Interest Period, subject, however, to the provisions of Section 2.8. Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.10(d), in the event that a Benchmark Replacement with respect to the Eurodollar Rate is implemented then all references herein to the Eurodollar Rate shall be deemed references to such Benchmark Replacement.
“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Loans comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Loans is determined) having a term equal to such Interest Period.
“Event of Default” has the meaning provided in Section 11.1.
“Excess Amount” has the meaning provided in Section 5.2(i).

“Excess Cash Flow” means, with respect to any Excess Cash Flow Period, an amount equal to the excess of:
(a)    the sum, without duplication, of (i) Consolidated Net Income for such Excess Cash Flow Period, (ii) an amount equal to the amount of all non-cash charges (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period, (iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period, (iv) an amount equal to the aggregate net non-cash loss on Dispositions outside the ordinary course of business by the Borrower and its Subsidiaries during such Excess Cash Flow Period to the extent deducted in arriving at such Consolidated Net Income, (v) cash receipts in respect of Hedge Agreements during such Excess Cash Flow Period not otherwise included in Consolidated Net Income and (vi) the amount of tax reserves deducted pursuant to clause (b)(4)(B) below in the prior Excess Cash Flow Period to the extent such amount so deducted was not paid by the Borrower and its Subsidiaries in cash during such prior Excess Cash Flow Period, over
(b)    the sum, without duplication, of:
(1)    an amount equal to (A) the amount of all non-cash gains, income and credits included in arriving at such Consolidated Net Income in such Excess Cash Flow Period (excluding any such non-cash gain, income or credit to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period) and (B) all cash expenses, charges and losses excluded in calculating Consolidated Net Income during such Excess Cash Flow Period pursuant to the definition of Consolidated Net Income;
(2)    to the extent not previously deducted pursuant to clause (8) below, the amount of Capital Expenditures and expenditures made for Permitted Acquisitions made by the Borrower and its Subsidiaries in each case in cash during such Excess Cash Flow Period, in each case to the extent not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolver Acquisition Financing), Equity Interests or Dispositions outside of the ordinary course of business;
(3)    payments under Section 2.14 and the aggregate amount of cash used in connection with all other principal repayments of Indebtedness of the Borrower and its Subsidiaries (excluding any other repayments of any Indebtedness (x) under the Credit Documents (other than payments made under Section 5.2(a) due to a Disposition that resulted in an increase to Consolidated Net Income but only in the amount of such increase, which payments shall not be excluded) or (y) under the Revolving Credit Agreement (other than Revolver Acquisition Financing)) during such Excess Cash Flow Period, in each case to the extent such repayments are not funded with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement), Equity Interests or Dispositions outside of the ordinary course of business;
(4)    the amount of (A) taxes paid in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period and (B) tax reserves set aside and payable by the Borrower and its Subsidiaries within twelve (12) months of such Excess Cash Flow Period, in each case to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period;
(5)    an amount equal to the aggregate net non-cash gain on Dispositions outside of the ordinary course of business by the Borrower and its Subsidiaries during such Excess Cash Flow Period to the extent such amount is included in determining Consolidated Net Income for such period;

(6)    payments by the Borrower and its Subsidiaries during such Excess Cash Flow Period in respect of long-term liabilities of the Borrower and its Subsidiaries other than Indebtedness, to the extent such payments have not been deducted from Consolidated Net Income;
(7)    the aggregate amount of any premium, make-whole or penalty payments made in connection with any prepayment of Indebtedness and paid in cash by the Borrower and its Subsidiaries during such Excess Cash Flow Period, to the extent that such payments are not deducted in calculating Consolidated Net Income and are not financed with proceeds of Indebtedness (other than loans under the Revolving Credit Agreement) or Equity Interests;
(8)    without duplication of amounts deducted from Excess Cash Flow in prior Excess Cash Flow Periods, the aggregate consideration required to be paid in cash by the Borrower or any of its Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such Excess Cash Flow Period with respect to Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the fiscal quarter of the Borrower following the end of such Excess Cash Flow Period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, Capital Expenditures or acquisitions of Intellectual Property (to the extent not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement that are not Revolver Acquisition Financing), Equity Interests or Dispositions outside of the ordinary course of business) during such fiscal quarter is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow in the Excess Cash Flow Period in which such fiscal quarter falls;
(9)    cash expenditures in respect of Hedge Agreements during such Excess Cash Flow Period to the extent not deducted in arriving at such Consolidated Net Income; and
(10)    to the extent not deducted pursuant to clause (8) above, and so long as not made in a Subsidiary or the Borrower, Investments made in cash pursuant to clauses (k) or (o) of the definition of “Permitted Investments” during such Excess Cash Flow Period, to the extent such Investments are not financed with the proceeds of Indebtedness (other than loans under the Revolving Credit Agreement (which are not Revolver Acquisition Financing)), Equity Interests or Dispositions outside of the ordinary course of business and not made in the Borrower or any of its Subsidiaries.
“Excess Cash Flow Period” means each fiscal year of the Borrower ending on or after December 31, 2021.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiary” means (a) Immaterial Subsidiaries, (b) any Foreign Subsidiary, (c) any Domestic Subsidiary of a Credit Party that is a direct or indirect subsidiary of a Foreign Subsidiary that is a CFC, (d) any not-for-profit subsidiary or captive insurance subsidiary, (e) any Subsidiary to the extent and for so long as a guarantee of the Obligations by such Subsidiary is prohibited or restricted by applicable law, or would require or be subject to any Governmental Authority or regulatory consent, license, authorization or approval, (f) any Subsidiary to the extent and for so long as a guarantee of the Obligations by such Subsidiary would result in material adverse tax consequences to the Borrower or any of its direct or indirect Subsidiaries, as reasonably determined by the Borrower and the Administrative Agent, (g) any bankruptcy-remote special purpose entity engaging in receivables financing transactions permitted under this Agreement, (h) any Subsidiary created solely for the purpose of consummating a Permitted Acquisition and meeting the requirements thereof, provided that such

Subsidiary shall be an Excluded Subsidiary under this clause (h) solely until the consummation of such acquisition and (i) any Subsidiary where the Administrative Agent and the Borrower agree the cost of obtaining a guarantee by such Subsidiary would be excessive in light of the practical benefit to the Lenders afforded thereby. Notwithstanding the foregoing, in no event shall any Domestic Subsidiary that is an obligor or guarantor of (i) any Junior Indebtedness or (ii) any Incremental Equivalent Indebtedness, in any such case be an Excluded Subsidiary.
“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Borrower and the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.
“Excluded Taxes” means any Taxes imposed on the Administrative Agent or any Lender (or assignee or Participant under this Agreement) that are (i) imposed or measured by the net income, net profits (or franchise taxes imposed in lieu thereof) by the jurisdiction under the laws of which such Person is organized (ii) an Other Connection Tax, (iii) in the case of any Non-U.S. Lender, any U.S. federal withholding tax that is imposed on amounts payable to such Non-U.S. Lender pursuant to any Requirement of Tax Law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that (X) such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to such designation of a new lending office (or assignment), to receive additional amounts or indemnification payments with respect to such U.S. federal withholding tax pursuant to Section 5.4 or (Y) such assignment was made at the request of any Credit Party; (iv) any Taxes to the extent attributable to a Lender’s failure to comply with Section 5.4(d) or (e); (v) backup withholding Taxes imposed under Section 3406 of the Code; and (vi) any U.S. federal withholding taxes imposed pursuant to FATCA.
“Existing Class” has the meaning provided in Section 3.1(a).
“Extended Loans” has the meaning provided in Section 3.1(a).
“Extended Loan Repayment Amount” has the meaning provided in Section 2.14(b).
“Extended Loan Repayment Date” has the meaning provided in Section 2.14(b).
“Extended Maturity Date” means the date on which any Extension Series of Extension Loans matures.
“Extending Lender” has the meaning provided in Section 3.1(b).
“Extension Amendment” has the meaning provided in Section 3.1(c).
“Extension Election” has the meaning provided in Section 3.1(b).
“Extension Series” means all Extended Loans that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees and amortization schedule.
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (and any amended or successor version that is substantively comparable) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities implementing such Sections of the Code.
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Federal Funds Effective Rate” means, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.
“Final Date” means the date on which no Loans shall be outstanding and all other Obligations under the Credit Documents (other than (a) Secured Hedge Obligations and Secured Cash Management Obligations not yet due and payable and (b) contingent indemnification and expense reimbursement obligations with respect to which no claim has been asserted) shall have been paid in full in cash.
“First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt as of the last day of the most recent Test Period that is secured by a Lien on the Collateral that is pari passu with the Liens securing the Obligations over (ii) Unrestricted Cash as of the last day of the most recent Test Period (excluding the proceeds of any Incremental Loans, Incremental Equivalent Indebtedness or any other Indebtedness incurred or made substantially concurrent with the determination of the amount of such Unrestricted Cash) to (b) Consolidated EBITDA for the most recent Test Period.
“Fitch” means Fitch Ratings, Ltd., a division of Fitch, Inc., or any successor by merger or consolidation to its business.
“Foreign Lender” mean a Lender that is not a U.S. Person.
“Foreign Subsidiary” means (a) a Subsidiary that is a CFC, (b) a Subsidiary substantially all of whose assets consist of the equity in a Subsidiary described in clause (a) of this definition, or (c) an entity treated as disregarded for U.S. federal income tax purposes that owns more than 65% of the voting equity in a Subsidiary described in clauses (a) or (b) of this definition.
“Fund” means any Person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States.

“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guaranty” means the Guaranty dated as of the date hereof, made by each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, as the same may be amended, supplemented or otherwise modified from time to time.
“Guarantee Obligations” means, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.
“Guarantors” means the Subsidiary Guarantors.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any Environmental Laws as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “TCLP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreements” means with respect to any Person (a) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and (b) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.
“Hedge Bank” means each party (other than the Borrower and its Subsidiaries) to any Hedge Agreement entered into with the Borrower or any of its Subsidiaries that (a) is the Administrative Agent or any of its Affiliates as of the date such Hedge Agreement is entered into, (b) with respect to any Hedge Agreement that is in effect on the Closing Date, is a Lender or an Affiliate of a Lender as of the Closing Date or (c) is a Lender or an Affiliate of a Lender as of the date such Hedge Agreement is entered into.
“Immaterial Subsidiary” means any Subsidiary that is not a Material Subsidiary.
“Inactive Subsidiaries” means WNC Receivables Management Corp., WNC Receivables, LLC, Wabash Financing LLC, FTSI Distribution Company, LP, National Trailer Funding, L.L.C.,

Wabash National Manufacturing, L.P., Wabash National Services, L.P., Cloud Oak Flooring Company, Inc., Continental Transit Corporation and Garsite/Progress LLC.
“Incremental Closing Date” has the meaning provided in Section 2.15.
“Incremental Commitments” has the meaning provided in Section 2.15.
“Incremental Equivalent Indebtedness” means Indebtedness of the Credit Parties in respect of one or more series of notes or loans that are (at the option of the Borrower) unsecured or secured by the Collateral on a pari passu or junior basis; provided that:
(a)    at the time of incurrence, and upon giving effect thereto, the aggregate principal amount of such Indebtedness shall not, together with all Incremental Commitments and Incremental Loans incurred pursuant to Section 2.15 at such time, exceed the Incremental Limit;
(b)    the conditions set forth in Section 2.15(d) shall have been complied with as if such Indebtedness was an Incremental Loan;
(c)    any such Indebtedness (i) that is secured on a pari passu basis with the Obligations does not mature earlier than the Latest Maturity Date (except in the case of customary bridge loans which subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than 91 days after the Latest Maturity Date at the time of such issuance and the applicable Credit Party agrees at the time of incurrence thereof to take all such actions required to cause such conversion or exchange) and the Weighted Average Life to Maturity of such Indebtedness shall not be shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans and (ii) that is secured on a junior basis to the Obligations or is unsecured does not mature earlier than 91 days after the Latest Maturity Date at the time of such issuance (except in the case of customary bridge loans which subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing Indebtedness which does not mature earlier than 91 days after the Latest Maturity Date at the time of such issuance and the applicable Credit Party agrees at the time of incurrence thereof to take all such actions required to cause such conversion or exchange) and shall require no amortization, prepayments, redemptions, repurchases or similar required payments (other than customary offers to purchase in connection with a change of control or cross-acceleration and customary AHYDO catchup payments) prior to its stated final maturity date;
(d)    to the extent such Indebtedness is secured on a pari passu basis with the Obligations in the form of syndicated term loans that are “term loan B” facilities, such Indebtedness shall be subject to the provisions in Section 2.15(c)(ii);
(e)    such Indebtedness may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (other than pursuant to asset sale and change of control provisions customary for high-yield debt securities)) in any mandatory prepayments of Term Loans hereunder;
(f)    such Indebtedness is not recourse to or guaranteed by any Subsidiary that is not a Credit Party;
(g)    if such Indebtedness is secured, (i) the obligations in respect thereof shall not be secured by any Lien on any asset of the Borrower or any Subsidiary other than any asset constituting Collateral, (ii) the security agreements relating to such Indebtedness shall be substantially the same as the Security Documents (with such differences as are reasonably satisfactory to the Agent) and (iii) such Indebtedness shall, if secured, be subject to the Intercreditor Agreement and, to the extent not addressed in the Intercreditor Agreement, another Acceptable Intercreditor Agreement;

(h)    the terms and conditions of such Indebtedness (excluding pricing, interest rate margins, rate floors, discounts, fees, premiums and prepayment or redemption provisions), to the extent not consistent with the Initial Term Loans, are, taken as a whole, either, (i) not materially more favorable to the lenders or holders providing such Indebtedness than, those applicable to the Initial Term Loans, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment (except (A) for covenants applicable only to periods after the Latest Maturity Date of the Loans outstanding at the time of incurrence and (B) any term or condition to the extent such term or condition is also added for the benefit of the Lenders under the Initial Term Loans), or (ii) reflect customary market terms and conditions at the time of such incurrence, including with respect to high yield debt securities to the extent applicable, as determined in good faith by a Responsible Officer of the Borrower in its reasonable judgment; provided that a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material covenants and events of default of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (i) shall be conclusive evidence that such material covenants and events of default satisfy such requirement unless the Administrative Agent notifies the Borrower within such five Business Day (or shorter) period that it disagrees with such determination (including a description of the basis upon which it disagrees)); and
(i)    prior to the incurrence of such Indebtedness Borrower shall have delivered to the Administrative Agent a certificate from an Authorized Officer of Borrower certifying as to compliance with the requirements of the preceding clauses (a) through (h) above.
“Incremental Lender” has the meaning provided in Section 2.15.
“Incremental Limit” means, with respect to any proposed incurrence of additional Indebtedness under Section 2.15 and any Incremental Equivalent Indebtedness, an amount equal to the sum of:
(a)    an amount equal to (i) the greater of (x) $125,000,000 and (y) 100% of Consolidated EBITDA for the most recently completed Test Period and delivery of the applicable Section 9.1 Financials, plus (ii) the aggregate principal amount of all voluntary prepayments of the Loans pursuant to Section 5.1(a) and the aggregate amount paid in cash by the Borrower and its Subsidiaries in connection all Discounted Voluntary Prepayments pursuant to Section 5.1(c), in each case prior to the date of such incurrence (except, in each case, to the extent such prepayment was financed with the proceeds of long-term Indebtedness), plus (iii) the aggregate principal amount of all voluntary prepayments of Incremental Equivalent Indebtedness (except, in each case, to the extent such prepayment was financed with the proceeds of long-term Indebtedness), minus (iv) the total aggregate initial principal amount (as of the date of incurrence thereof) of all Incremental Loans, Incremental Commitments and Incremental Equivalent Indebtedness, in each case previously incurred under this clause (a) (the amount referred to in this this clause (a), the “Fixed Incremental Amount”); plus
(b)    the amount of additional Indebtedness that would, as of the most recently completed Test Period and delivery of the applicable Section 9.1 Financials prior to the incurrence of such additional Indebtedness (or, in the case of any additional Indebtedness the proceeds of which will finance a substantially concurrent Limited Condition Transaction, the LCT Test Date), calculated on a pro forma basis after giving effect to the incurrence of such additional Indebtedness and the use of the proceeds of such additional Indebtedness (calculated without giving effect to any netting of the proceeds thereof), not cause (i) if such Indebtedness will be secured by a Lien on any Collateral on a pari passu basis with the Obligations, the First Lien Leverage Ratio to exceed 3.00 to 1.00, (ii) if such Indebtedness will be secured by a Lien on any Collateral on a junior basis with the Obligations, the Senior Secured Leverage Ratio to exceed 3.50 to 1.00, and (iii) if such Indebtedness will be unsecured, the Total Leverage Ratio to exceed 4.00 to 1.00 (the amount referenced in this clause (b), the “Ratio Incremental Amount”).

For the avoidance of doubt, the Borrower may incur Indebtedness under the Fixed Incremental Amount on the same date that it incurs Indebtedness under the Ratio Incremental Amount by first calculating the incurrence under the First Lien Leverage Ratio, Senior Secured Leverage Ratio or Total Leverage Ratio, as applicable, with respect to the amounts incurred under the Ratio Incremental Amount without regard to any incurrence on such date under the Fixed Incremental Amount. Each Incremental Loan, Incremental Commitment and Incremental Equivalent Indebtedness shall be deemed incurred first using the Ratio Incremental Amount to the extent permitted, with the balance incurred under the Fixed Incremental Amount. The Borrower may reclassify, from time to time, any portion of an Incremental Loan, Incremental Commitment or Incremental Equivalent Indebtedness incurred under the Fixed Incremental Amount as being incurred under the Ratio Incremental Amount if on such day of classification the Borrower would satisfy the relevant incurrence criteria noted above.
“Incremental Loans” has the meaning provided in Section 2.15.
“Incremental Loan Maturity Date” means the date on which an Incremental Loan matures.
“Incremental Loan Repayment Amount” has the meaning provided in Section 2.14(b).
“Incremental Loan Repayment Date” has the meaning provided in Section 2.14(b).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables and accounts payable incurred in the ordinary course of business and repayable in accordance with customary trade practices, accrued expenses and employee compensation and employee benefit obligations, in each case accrued or arising in the ordinary course of business), (f) all net obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any obligations of such Person in respect of Disqualified Equity Interests, and (h) all Guarantee Obligations of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guarantee or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, (ii) the amount of any Indebtedness described in clause (d) above shall be the lower of the amount of the obligation and the fair market value of the assets of such Person securing such obligation and (iii) Indebtedness shall not include (x) any indebtedness that is defeased and/or discharged in accordance with its terms by the deposit of cash or Cash Equivalents or is cash collateralized or (y) interest, fees, premium or expenses, if any, relating to the principal amount of Indebtedness.
“Indemnified Parties” has the meaning provided in Section 13.5.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Information” has the meaning provided in Section 13.16.
“Initial Commitment” means, with respect to any Person on the Closing Date, the amount set forth opposite such Person’s name on Schedule 1.1(b) as such Person’s “Initial Commitment”. The aggregate amount of the Initial Commitments as of the Closing Date is $150,000,000.

“Initial Lender” means a Lender with an Initial Commitment or an outstanding Initial Loan.
“Initial Loan” has the meaning assigned to such term in Section 2.1(a).
“Initial Loan Maturity Date” means the date that is seven years after the Closing Date, or, if such date is not a Business Day, the immediately preceding Business Day.
“Initial Loan Repayment Amount” has the meaning provided in Section 2.14(a).
“Initial Loan Repayment Date” has the meaning provided in Section 2.14(a).
“Insolvency Laws of Canada” means each of the Bankruptcy and Insolvency Act (Canada) and the Companies Creditors’ Arrangement Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar laws of any Canadian jurisdiction including, without limitation, any law of any Canadian jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of (a) the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief or (b) the Insolvency Laws of Canada.
“Intellectual Property” has the meaning provided in the Security Agreement.
“Intercompany Subordination Agreement” means the Second Amended and Restated Intercompany Subordination Agreement, dated as of the date hereof, among the Borrower, each of its Subsidiaries, the Revolving Administrative Agent and the Administrative Agent, as the same may be amended or supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Intercreditor Agreement” means, collectively, the Intercreditor Agreement, dated as of the date hereof, among the Administrative Agent and the Revolving Collateral Agent, together with the Acknowledgment executed by the Credit Parties with respect thereto, as the same may be amended or supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.
“Interest Payment Date” means (a) with respect to any ABR Loan, the first day of each January, April, July and October and the applicable Maturity Date for such Loan and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date for such Loan.
“Interest Period” means, with respect to any Eurodollar Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide account receivable arising in the ordinary course of business), or acquisitions of Indebtedness, Equity Interests, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Joinder Agreement” means an agreement substantially in the form of Exhibit D.
“Joint Bookrunners” has the meaning provided in the preamble to this Agreement.
“Joint Venture” means a Person in which the Borrower or any of its Subsidiaries owns Equity Interests, but which is not a Subsidiary of a Credit Party.
“Junior Financing” means (a) any Indebtedness that is subordinated in right of payment to any of the Obligations, (b) any Indebtedness incurred or outstanding pursuant to clauses (f), (m) or (p) of the definition of “Permitted Indebtedness” or (c) any secured Indebtedness that is junior to the Lien on the Collateral securing any Obligations.
“Junior Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.
“Junior Lien Priority” has the meaning assigned to such term in the Intercreditor Agreement.
“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan hereunder at such time, including the latest maturity or expiration date of any Incremental Loan, Extended Loan or Refinancing Loan, in each case as extended in accordance with this Agreement from time to time.
“LCT Test Date” has the meaning provided in Section 1.7(a).
“Lead Arrangers” has the meaning provided in the preamble to this Agreement.
“Lender” has the meaning provided in the preamble to this Agreement.
“Lender Insolvency Event” means that (a) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, (b) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment, or (c) become the subject of a Bail-In Action; provided that a Lender Insolvency Event shall not have occurred solely by virtue of the ownership or acquisition of any Equity Interest in a Lender or its Parent Company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.
“Lender Participation Notice” has the meaning assigned to such term in Section 5.1(c)(iii).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security purposes, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever in the nature of a security interest, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.
“Limited Condition Transaction” means (a) any Acquisition or other Investment that is permitted hereunder and that is not conditioned on the availability of, or on obtaining, third-party financing and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment that is permitted under this Agreement.
“Loan” means any loan made by a Lender under this Agreement.
“Loan Extension Request” has the meaning provided in Section 3.1(a).
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.
“Margin Stock” means Margin Stock as defined in Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.
“Material Adverse Effect” means (a) a material adverse effect on the business, property, results of operations, or financial condition of the Borrower and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Credit Parties, taken as a whole, to perform their material obligations under any Credit Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders under any Credit Document, taken as a whole; or (d) a material adverse effect on the Collateral or the Liens in favor of the Secured Parties on the Collateral or the priority of such Liens, taken as a whole.
“Material Contract” means, with respect to any Person, (i) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $5,000,000 or more (other than purchase agreements and purchase orders in the ordinary course of the business of such Person or such Subsidiary and other than contracts that by their terms may be terminated by such Person or Subsidiary in the ordinary course of its business upon less than 60 days’ notice without penalty or premium), and (ii) all other contracts or agreements, the loss of which could reasonably be expected to result in a Material Adverse Effect.
“Material Subsidiary” means a Subsidiary that, together with its Subsidiaries on a consolidated basis, as of the date of the Section 9.1 Financials most recently delivered pursuant to Sections 9.1(a) or (b), (a) generates annual revenue in excess of 5.0% of the consolidated annual revenue of the Borrower and its Subsidiaries or (b) owns assets the book value of which exceeds 5.0% of the consolidated book value of the total assets of the Borrower and its Subsidiaries; provided that no Subsidiary shall be excluded as a Material Subsidiary until, and for so long as, the Borrower shall have designated such Subsidiary’s status as an Immaterial Subsidiary in writing to the Administrative Agent; and provided further that no Subsidiary shall be excluded as a Material Subsidiary if the consolidated total assets or consolidated revenue of such Subsidiary, taken together with the consolidated total assets and consolidated revenue of all other Subsidiaries then excluded as Material Subsidiaries, exceeds 10.0% of the consolidated total assets or consolidated revenue, as the case may be, of the Borrower and its Subsidiaries. As of the Closing Date, the Borrower hereby designates each of WNC Receivables Management Corp., WNC Receivables, LLC, Wabash Financing LLC, Supreme Midwest Properties, Inc., Supreme Southeast Properties, Inc., Supreme Southwest Properties, Inc., Supreme West Properties, Inc., Supreme STB, LLC, Supreme Northwest, L.L.C., Supreme/Murphy Truck Bodies, Inc. and Garsite/Progress LLC as an Immaterial Subsidiary.
“Maturity Date” means the Initial Loan Maturity Date, any Incremental Loan Maturity Date, any Extended Maturity Date or any Refinancing Loan Maturity Date, as applicable.
“Moody’s” means Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, during the preceding five plan years has made or been obligated to make contributions, or has any liability.
“National Priorities List” means the National Priorities List maintained by the U.S. Environmental Protection Agency.
“Net Proceeds” means:
(a)    with respect to any sale or disposition by any Credit Party or any of its Subsidiaries of assets, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of any Credit Party or any of its Subsidiaries, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to any Agent or any Lender under this Agreement or the other Credit Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) reasonable fees, commissions, and expenses related thereto and required to be paid by such Credit Party or such Subsidiary in connection with such sale or disposition and (iii) taxes paid or payable to any taxing authorities by such Credit Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Credit Party or any of its Subsidiaries, and are properly attributable to such transaction; and
(b)    with respect to the issuance or incurrence of any Indebtedness by any Credit Party or any of its Subsidiaries, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Credit Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by such Credit Party or such Subsidiary in connection with such issuance or incurrence, (ii) taxes paid or payable to any taxing authorities by such Credit Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Credit Party or any of its Subsidiaries, and are properly attributable to such transaction.
“Net Short Lender” has the meaning provided in Section 13.1(c).
“Non-U.S. Lender” means a Lender that is not a U.S. person within the meaning of Section 7701(a)(30) of the Code.
“Notice of Borrowing/Continuation” means a notice substantially in the form of Exhibit J (or such other form as may be acceptable to the Administrative Agent).
“Notice of Conversion or Continuation” has the meaning provided in Section 2.6.
“Obligations” means the collective reference to (a) all obligations, liabilities, and indebtedness of each Credit Party to each Secured Party in connection with any Credit Document, including without limitation, the due and punctual payment of (i) the principal of and premium, if any, and interest at the applicable rate provided in this Agreement, any Extension Agreement, any Refinancing Agreement or any Joinder Agreement (including interest and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities (including the fees and disbursements of legal counsel), whether primary, secondary, direct, contingent, fixed or otherwise (including any amounts due during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of any Credit Party to any of the Secured Parties under any Credit

Documents, (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of any Credit Party under any Credit Document and (c) the due and punctual payment and performance of all Secured Hedge Obligations and Secured Cash Management Obligations of the Borrower and each of its Subsidiaries; provided that in no event shall “Obligations” include Excluded Swap Obligations.
“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Offered Loans” has the meaning assigned to such term in Section 5.1(c)(iii).
“OID” has the meaning provided in the definition of All-In Yield.
“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person, (b) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such person and (e) in any other case, the functional equivalent of the foregoing.
“Other Connection Taxes” means any Taxes imposed on the Administrative Agent or any Lender by a jurisdiction as a result of a current or former connection between the Administrative Agent or the Lender (as applicable) and the jurisdiction (including being organized or having its principal office or applicable lending office in such jurisdiction) other than any connections arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations or received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, any Credit Document.
“Other Applicable Indebtedness” has the meaning provided in Section 5.2(a).
“Other Pari Passu Lien Obligations” has the meaning assigned to such term in the Intercreditor Agreement.
“Other Taxes” means any and all present or future stamp, court, documentary, excise, property, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.
“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the economic or Voting Equity Interests of such Lender.
“Participant” has the meaning provided in Section 13.6(d).
“Participant Register” has the meaning provided in Section 13.6(d).
“Patriot Act” has the meaning provided in Section 8.18.
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.
“Permitted Acquisition” means any Acquisition that meets all of the following requirements, which in the case of a Limited Condition Transaction shall be subject to Section 1.7:

(a)    no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition, the proposed Acquisition is consensual and such Acquisition and all transactions related thereto shall be consummated in accordance with applicable law,
(b)    the assets being acquired (other than a de minimis amount of assets in relation to Borrower’s and its Subsidiaries’ total assets), or the Person whose Equity Interests are being acquired, are useful in or engaged in, as applicable, the business of Borrower and its Subsidiaries or a business reasonably related thereto,
(c)    with respect to any Person or newly formed or acquired Subsidiary that is a Wholly-Owned Subsidiary of the Borrower or a Subsidiary Guarantor, the Borrower or such Subsidiary Guarantor shall have taken, or shall cause to be taken, such actions necessary for such newly formed or acquired Wholly-Owned Subsidiary to become a Subsidiary Guarantor as set forth in Section 9.11; provided that in the case of an acquisition of the Equity Interests of a Person pursuant to this clause (c) that does not become a Credit Party, such Acquisition shall only be made to the extent capacity for Investments in Subsidiaries that are not Guarantors under clause (g), (o) or (u) of the definition of “Permitted Investments” exists (and shall reduce such capacity),
(d)    in the case of an acquisition of assets, such assets shall be held, after giving effect to such acquisition, by the Borrower or a Subsidiary Guarantor or, to the extent there is capacity for Investments in Subsidiaries that are not Guarantors under clause (g), (o) or (u) of the definition of “Permitted Investments”, any other Subsidiary that is not a Subsidiary Guarantor (which Investment will reduce such capacity);
(e)    such acquisition shall result in the Collateral Agent, for the benefit of the applicable Lenders, being granted a security interest in any assets so acquired by the Borrower or Subsidiary Guarantor to the extent required by Section 9.11 or 9.12 (it being agreed that, in the case of an acquisition of Equity Interests, the Borrower or the applicable Subsidiary Guarantor shall only pledge such Equity Interests that are owned by the Borrower or a Subsidiary Guarantor); and
(f)    the Administrative Agent shall have received a certificate from an Authorized Officer of the Borrower certifying as to compliance with the foregoing clauses (a) through (e).
“Permitted Dispositions” means:
(a)    sales, abandonment, or other dispositions of equipment that is substantially worn, damaged, surplus or obsolete in the ordinary course of business,
(b)    sales of inventory to buyers in the ordinary course of business,
(c)    the use or transfer of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Credit Documents,
(d)    the licensing, on a non-exclusive basis, of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e)    the granting of Permitted Liens,
(f)    the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof,
(g)    any involuntary loss, damage or destruction of property,
(h)    any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property,

(i)    the leasing or subleasing of assets of the Borrower or its Subsidiaries in the ordinary course of business,
(j)    the sale or issuance of Equity Interests (other than Disqualified Equity Interests) of the Borrower (so long as a Change of Control does not occur as a result thereof),
(k)    the lapse of registered patents, trademarks and other intellectual property of the Borrower and its Subsidiaries, the lapse of which could not reasonably be expected to result in a Material Adverse Effect,
(l)    the making of a Restricted Payment that is expressly permitted to be made pursuant to this Agreement,
(m)    the making of a Permitted Investment,
(n)    dispositions of assets acquired by the Borrower and its Subsidiaries pursuant to a Permitted Acquisition (the “Subject Permitted Acquisition”) consummated no more than twelve (12) months prior to the date of the Disposition, so long as (i) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, (ii) in the case of dispositions involving aggregate consideration of at least $5,000,000, not less than 75% of the consideration for such disposition is in the form of cash received by a Credit Party or its Subsidiaries (it being agreed that the following shall be considered “cash” for purposes of this sub-clause (n): (x) liabilities assumed by the transferee or that are otherwise cancelled or terminated in connection with the disposition; (y) securities, notes or other obligations or assets received from the transferee that are converted into cash or Cash Equivalents within 180 days of the disposition and (z) Indebtedness of a Subsidiary that ceases to be a Subsidiary as a result of the disposition, so long as there is no recourse to any Credit Party in connection with such Indebtedness), (iii) the assets to be so disposed are not necessary in connection with the business of the Borrower and its Subsidiaries, and (iv) the assets to be so disposed are readily identifiable as assets acquired pursuant to the Subject Permitted Acquisition,
(o)    sales, leases and other dispositions of assets on an arm’s length basis with a fair market value of up to the Disposition Base Amount (provided, that any unused amounts may be carried forward to the next succeeding calendar year if not used in such calendar year; provided further, that any amount so carried over may not be used in that calendar year until the Disposition Base Amount permitted to be expended in such calendar year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year), in each case so long as (i) no Default or Event of Default is in existence or would result therefrom, (ii) in the case of dispositions involving aggregate consideration of at least $5,000,000, not less than 75% of the consideration received in respect thereof is cash received by a Credit Party or its Subsidiaries (it being agreed that the following shall be considered “cash” for purposes of this sub-clause (o): (x) liabilities assumed by the transferee or that are otherwise cancelled or terminated in connection with the disposition; (y) securities, notes or other obligations or assets received from the transferee that are converted into cash or Cash Equivalents within 180 days of the disposition and (z) Indebtedness of a Subsidiary that ceases to be a Subsidiary as a result of the disposition, so long as there is no recourse to any Credit Party in connection with such Indebtedness), and (iii) the consideration received for the assets to be so disposed is at least equal to the fair market value thereof, and
(p)    any disposition of Stock of a Lender received as a result of a Bail-In Action.
“Permitted Indebtedness” means
(a)    Indebtedness evidenced by this Agreement and the other Credit Documents (including, the for the avoidance of doubt, any Incremental Loans incurred in accordance with Section 2.15 and any Extended Loans that shall have been converted pursuant to Section 3.1) and any Credit

Agreement Refinancing Indebtedness (it being understood that Incremental Loans, Extended Loans and Credit Agreement Refinancing Indebtedness shall only be incurred pursuant to this clause (a));
(b)    Indebtedness set forth on Schedule 8.19 and any Permitted Refinancing Indebtedness in respect of such Indebtedness,
(c)    Permitted Purchase Money Indebtedness and any Permitted Refinancing Indebtedness in respect of such Indebtedness,
(d)    endorsement of instruments or other payment items for deposit,
(e)    Indebtedness consisting of (i) unsecured guarantees incurred in the ordinary course of business with respect to surety and appeal bonds, performance bonds, bid bonds, appeal bonds, completion guarantee and similar obligations; (ii) unsecured guarantees arising with respect to customary indemnification obligations to purchasers in connection with Permitted Dispositions; (iii) unsecured guarantees with respect to Indebtedness of the Borrower or one of its Subsidiaries, to the extent that the Person that is obligated under such guarantee could have incurred such underlying Indebtedness; and (iv) Guarantee Obligations incurred by (A) Subsidiary Guarantors or the Borrower of Indebtedness of Subsidiary Guarantors or the Borrower that is otherwise permitted to be incurred under this Agreement, (B) Subsidiaries that are not Subsidiary Guarantors of Indebtedness of Subsidiaries that are not Subsidiary Guarantors that is otherwise permitted to be incurred under this Agreement and (C) to the extent constituting a “Permitted Investment”, the Borrower or the Subsidiary Guarantors in respect of Indebtedness of Subsidiaries that are not Subsidiary Guarantors that is otherwise permitted to be incurred under this Agreement,
(f)    unsecured Indebtedness of the Borrower that is incurred on the date of the consummation of a Permitted Acquisition solely for the purpose of consummating such Permitted Acquisition so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) on a pro forma basis after giving effect to the Permitted Acquisition and the incurrence of such Indebtedness, the Total Leverage Ratio for the most recent Test Period at the end of which Section 9.1 Financials were required to have been delivered shall not exceed 4.50 to 1.00 and (iii) such unsecured Indebtedness does not mature prior to the date that is twelve (12) months after the Latest Maturity Date (as in effect at the time of such Permitted Acquisition) and shall require no amortization, prepayments, redemptions, repurchases or similar required payments (other than customary offers to purchase in connection with a change of control or cross-acceleration and customary AHYDO catchup payments) prior to its stated final maturity date,
(g)    Acquired Indebtedness in an aggregate principal amount not to exceed $25,000,000 outstanding at any one time,
(h)    Indebtedness incurred in the ordinary course of business under performance, surety, statutory, and appeal bonds,
(i)    Indebtedness owed to any Person providing property, casualty, liability, or other insurance to the Borrower or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness is outstanding only during such year,
(j)    the incurrence by the Borrower or any of its Subsidiaries of Indebtedness under Hedge Agreements that are incurred for the bona fide purpose of hedging the interest rate, commodity, or foreign currency risks associated with the Borrower’s and its Subsidiaries’ operations and not for speculative purposes,

(k)    Indebtedness incurred in respect of credit cards, credit card processing services, debit cards, stored value cards, purchase cards (including so-called “procurement cards” or “P-cards”), or Cash Management Services, in each case, incurred in the ordinary course of business,
(l)    unsecured Indebtedness of the Borrower owing to former employees, officers or directors (or any spouses, ex-spouses, or estates of any of the foregoing) incurred in connection with the repurchase by the Borrower of the Equity Interests of the Borrower that have been issued to such Person, so long as (i) no Default or Event of Default has occurred and is continuing or would result from the incurrence of such Indebtedness, (ii) the aggregate amount of all such Indebtedness incurred and outstanding plus the amount of redemptions made by the Borrower in accordance with Section 10.9(b), does not exceed the Stock Redemption Base Amount in any fiscal year; provided, that an amount of up to the Stock Redemption Carry-Forward Amount (minus the amount of any Stock Redemption Carry-Forward Amount for such year under Section 10.8(b)) may be carried forward to the next succeeding fiscal year if not used in such fiscal year; provided further, that any amount so carried over may not be used in that fiscal year until the Stock Redemption Base Amount permitted to be expended in such fiscal year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year, and (iii) such Indebtedness is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent,
(m)    unsecured Indebtedness (including any earnouts) owing to sellers of assets or Equity Interests to a Credit Party that is incurred by the applicable Credit Party in connection with the consummation of one or more Permitted Acquisitions so long as such Indebtedness (i) is subordinated to the Obligations on terms and conditions reasonably acceptable to the Administrative Agent (it being understood that the requirement in this clause (i) shall not apply to earnouts in an aggregate amount of up to $5,000,000 (if fully earned) outstanding at any time), and (ii) is otherwise on terms and conditions (including all economic terms and the absence of covenants) reasonably acceptable to the Administrative Agent,
(n)    contingent liabilities in respect of any indemnification obligation, adjustment of purchase price, non-compete, or similar obligations of the Borrower or the applicable Credit Party incurred in connection with the consummation of one or more Permitted Acquisitions,
(o)    Indebtedness comprising Permitted Investments,
(p)    Indebtedness of the Borrower under the 2025 Notes in an aggregate principal amount not to exceed $325,000,000 and any Permitted Refinancing Indebtedness in respect thereof,
(q)    (i) Indebtedness under the Revolving Indebtedness Documents in an aggregate principal amount not to exceed at any time outstanding the greater of (A) $275,000,000 and (B) the Borrowing Base (as defined in the Revolving Credit Agreement and without giving effect to any subsequent amendments or modifications of such definition on or after the Closing Date) and (ii) the amount of obligations in respect of (A) Hedge Obligations and (B) Bank Product Obligations (in the case of each of the foregoing clauses (A) and (B), as defined in the Revolving Credit Agreement) at any time outstanding, in each case and, in respect of clauses (i) and (ii), any Permitted Refinancing Indebtedness in respect thereof,
(r)    Indebtedness of Foreign Subsidiaries in an aggregate principal amount at any time outstanding not to exceed $15,000,000,
(s)    Indebtedness owing under the Permitted Inventory Financing;
(t)    Incremental Equivalent Indebtedness and any Permitted Refinancing Indebtedness in respect thereof; and

(u)    Indebtedness not otherwise permitted pursuant to clauses (a) through (t) above that is incurred by the Credit Parties in an aggregate principal amount not to exceed at any one time up to the greater of (x) $60,000,000 and (y) 4.0% of the Borrower’s consolidated total assets (as determined at the time of such incurrence).
“Permitted Intercompany Advances” means (a) Investments made by a Credit Party in another Credit Party, (b) Investments made by a non-Credit Party in another non-Credit Party, (c) loans and advances made by a Subsidiary that is not a Credit Party to a Credit Party, so long as the parties thereto are party to the Intercompany Subordination Agreement and (d) Investments made by a Credit Party in a Subsidiary that is not a Credit Party; provided that such Investments made pursuant to this clause (d) shall not exceed the greater of (x) $15,000,000 and (y) 1.0% of the Borrower’s consolidated total assets (as determined at the time of such Investment) (net of any return of capital or repayments in each case received in cash by the Credit Parties on account of such Investments).
“Permitted Inventory Financing” means (a) the financing available under the Ally Financing Documents or (b) any financing entered into by Supreme or one or more of its Subsidiaries in substitution of the financing under the Ally Financing Documents that is substantially similar to the financing under the Ally Financing Documents in all material respects, as determined in the Administrative Agent’s reasonable discretion, in each case, which shall be subject to a Permitted Inventory Financing Intercreditor Agreement unless otherwise agreed by the Administrative Agent in its reasonable discretion.
“Permitted Inventory Financing Intercreditor Agreement” means an Intercreditor Agreement entered into in connection with the Permitted Inventory Financing among the Credit Parties, the Administrative Agent, the Revolving Collateral Agent and the lender providing the Permitted Inventory Financing, in form and substance reasonably satisfactory to the Administrative Agent.
“Permitted Inventory Financing Inventory” means (a) inventory of Supreme Corporation, a Texas corporation, and Supreme Indiana Operations, Inc., a Delaware corporation, which is subject to a lien, pursuant to the terms of the Ally Financing Documents or any other Permitted Inventory Financing (the “Financed Inventory”), or (b) Inventory of Supreme or one or more of its Subsidiaries that is substantially similar to the Financed Inventory in all material respects, as determined in the Administrative Agent’s reasonable discretion.
“Permitted Investments” means:
(a)    Investments in cash and Cash Equivalents,
(b)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business,
(c)    advances made in connection with purchases of goods or services in the ordinary course of business,
(d)    Investments received in settlement of amounts due to the Borrower or any of its Subsidiaries effected in the ordinary course of business or owing to the Borrower or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the Borrower or any of its Subsidiaries,
(e)    Investments owned by any Credit Party or any of its Subsidiaries on the Closing Date and set forth on Schedule P-1,
(f)    guarantees permitted under the definition of Permitted Indebtedness and guaranties by a Credit Party of obligations of any other Credit Party that do not constitute Indebtedness,

(g)    Permitted Intercompany Advances,
(h)    Equity Interests or other securities acquired in connection with the satisfaction or enforcement of Indebtedness or claims due or owing to the Borrower or any of its Subsidiaries (in bankruptcy of customers or suppliers or otherwise outside the ordinary course of business) or as security for any such Indebtedness or claims,
(i)    deposits of cash made in the ordinary course of business to secure performance of operating leases,
(j)    non-cash loans to employees, officers, and directors of any Credit Party or any of its Subsidiaries for the purpose of purchasing Equity Interests in the Borrower so long as the proceeds of such loans are used in their entirety to purchase such Equity Interests in the Borrower,
(k)    Permitted Acquisitions and any customary cash earnest money deposits made in connection with a proposed Permitted Acquisition,
(l)    Investments in the form of capital contributions and the acquisition of Equity Interests made by any Credit Party in any other Credit Party (other than capital contributions to or the acquisition of Equity Interests of the Borrower),
(m)    Investments resulting from entering into (i) Cash Management Agreements or (ii) agreements relative to Indebtedness that is permitted under clause (j) of the definition of Permitted Indebtedness,
(n)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition,
(o)    so long as no Event of Default has occurred and is continuing or would result therefrom, any other Investments (including without limitation Investments in Joint Ventures and Investments in the form of Permitted Acquisitions that are Foreign Acquisitions) in an aggregate amount from and after the Closing Date not to exceed the greater of (x) $60,000,000 and (y) 4.0% of the Borrower’s consolidated total assets (as determined at the time of such Investment) (net of any return of capital or repayments, in each case received in cash by the Borrower and its Subsidiaries, on account of such Investments); provided, however, that any Investments made by a Credit Party in an Affiliate that is not a Credit Party must be made in cash,
(p)    obligations under letters of intent or similar agreements that are conditioned upon satisfying any applicable approval or other requirements contained in this Agreement,
(q)    to the extent constituting an Investment, escrow deposits to secure indemnification obligations in connection with a Permitted Disposition or a Permitted Acquisition,
(r)    Investments constituting non-cash consideration received in connection with any Permitted Disposition,
(s)    Investments resulting from the redemption, purchase or other acquisition of Equity Interests permitted under Section 10.9(b), (c) or (d),
(t)    any Stock of a Lender received as the result of a Bail-In Action,
(u)    Investments made using the Available Amount Basket, and
(v)    Investments so long as (i) no Event of Default has occurred and is continuing or would result therefrom, (ii) on a pro forma basis after giving effect to such Investment and after giving effect to any Indebtedness incurred in connection therewith, the Total Leverage Ratio for the most recent Test Period at the end of which Section 9.1 Financials were required to have been delivered shall not exceed 2.25 to 1.00.
“Permitted Liens” means:
(a)    Liens arising under the Credit Documents (including, the for the avoidance of doubt, any Incremental Loans incurred in accordance with Section 2.15 and any Extended Loans that shall have been converted pursuant to Section 3.1) and Liens on the Collateral securing obligations in respect of Credit Agreement Refinancing Indebtedness; provided that any such Liens are granted pursuant to the Security Documents and are subject to the Intercreditor Agreement in the capacity of “Term Loan Obligations,” “Other Pari Passu Lien Obligations” or have Junior Lien Priority (and are subject to the Intercreditor Agreement in such capacity);
(b)    Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent for more than 30 days, or (ii) do not have priority over the Administrative Agent’s or the Collateral Agent’s Liens and the underlying taxes, assessments, or charges or levies are the subject of Permitted Protests,
(c)    judgment Liens arising solely as a result of the existence of judgments, orders, or awards that do not constitute an Event of Default under Section 11 of this Agreement,
(d)    Liens set forth on Schedule P-2; provided, however, that to qualify as a Permitted Lien, any such Lien described on Schedule P-2 shall only secure the Indebtedness that it secures on the Closing Date and any Permitted Refinancing Indebtedness in respect thereof,
(e)    the interests of lessors under operating leases and non-exclusive licensors under license agreements,
(f)    Liens securing Permitted Purchase Money Indebtedness (including the interests of lessors under Capital Leases and floor plan financing arrangements) and any Permitted Refinancing Indebtedness in respect thereof, to the extent that (x) solely in the case of Permitted Purchase Money Indebtedness other than floor plan financing arrangements, (i) such Lien attaches only to the asset purchased or acquired and the proceeds thereof, and (ii) such Lien only secures Indebtedness incurred to acquire the asset purchased or acquired and other assets purchased or acquired from the same lender and/or its Affiliates, the repayment of costs incurred in connection with the collection of such Indebtedness and any Permitted Refinancing Indebtedness in respect thereof, and (y) solely in the case of floor plan financing arrangements, (i) such Lien attaches only to the assets purchased or acquired in connection with such floor plan financing arrangement and the proceeds thereof, and (ii) such Lien only secures Indebtedness that was incurred under such floor plan financing arrangement to acquire or purchase such assets, the repayment of costs incurred in connection with the collection of such Indebtedness and any Permitted Refinancing Indebtedness in respect thereof,
(g)    Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with worker’s compensation, unemployment insurance or other types of social security,
(i)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ obligations in connection with the making or entering into of bids, tenders, statutory obligations, licenses, or leases in the ordinary course of business and not in connection with the borrowing of money,

(j)    Liens on amounts deposited to secure Borrower’s and its Subsidiaries’ reimbursement obligations with respect to surety, performance or appeal bonds obtained in the ordinary course of business,
(k)    with respect to any Real Property, easements, rights of way, covenants, conditions and zoning restrictions and minor defects in title that do not materially interfere with or impair the use or operation thereof,
(l)    non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(m)    Liens that are replacements of Permitted Liens to the extent that the original Indebtedness (and related interest, premiums and other amounts) is the subject of Permitted Refinancing Indebtedness and so long as the replacement Liens only encumber those assets within the scope of the collateral grant that secured the original Indebtedness and products and proceeds thereof,
(n)    rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other depository institutions, solely to the extent incurred in connection with the maintenance of such deposit accounts in the ordinary course of business,
(o)    Liens granted in the ordinary course of business on the unearned portion of insurance premiums securing the financing of insurance premiums to the extent the financing is permitted under the definition of Permitted Indebtedness,
(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods,
(q)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement with respect to a Permitted Acquisition,
(r)    Liens assumed by the Borrower or its Subsidiaries in connection with a Permitted Acquisition that secure Acquired Indebtedness,
(s)    Liens on Collateral securing Revolving Indebtedness and other Indebtedness permitted under clause (q) of the definition of “Permitted Indebtedness” and obligations in respect of any Hedge Obligations and any Bank Product Obligations (in each case, as defined in the Revolving Credit Agreement) permitted under clause (q) of the definition of “Permitted Indebtedness” (or, in each case, any Permitted Refinancing Indebtedness in respect thereof) and subject to the Intercreditor Agreement or, in the case of any Permitted Refinancing Indebtedness in respect thereof, subject to an intercreditor agreement containing terms, taken as a whole, that are at least as favorable to the Lenders as those terms contained in the Intercreditor Agreement, taken as a whole,
(t)    Liens on the assets of Foreign Subsidiaries securing Indebtedness of such Foreign Subsidiaries permitted pursuant to clause (r) of the definition of “Permitted Indebtedness”,
(u)    other Liens, so long as the aggregate principal amount of the obligations secured thereby does not exceed $25,000,000 at any time outstanding; provided that the aggregate principal amount of obligations that may be secured by assets constituting Collateral pursuant to this clause (u) shall not exceed $10,000,000 at any time outstanding; and provided, further, that any such obligations secured by Liens constituting Collateral are subject to the Intercreditor Agreement in the capacity of “Other Pari Passu Lien Obligations” or “ABL Obligations” and such Liens are granted pursuant to one or more Security Documents or have Junior Lien Priority (and are subject to the Intercreditor Agreement and, to the extent not addressed in the Intercreditor Agreement, another Acceptable Intercreditor Agreement in such capacity),

(v)    Liens on the Collateral securing Incremental Equivalent Indebtedness; provided that any such Liens (i) rank no higher than pari passu with the Liens on the Collateral securing the Obligations, (ii) do not encumber any property or assets of the Borrower or any Subsidiary other than the Collateral and (iii) are subject to the Intercreditor Agreement and, to the extent not addressed in the Intercreditor Agreement, another Acceptable Intercreditor Agreement,
(w)    Liens securing the Permitted Inventory Financing solely on the Permitted Inventory Financing Inventory (it being understood and agreed that if the Permitted Inventory Financing Intercreditor Agreement is not entered into, the Permitted Inventory Financing Inventory shall be deemed to be excluded from the definition of Collateral for all purposes under the Credit Documents), and
(x)    Liens on any amounts held by a trustee or similar party under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions thereunder in connection with any repayment thereof permitted hereunder.
Notwithstanding anything to the contrary in this Agreement, the Borrower shall not, nor shall it permit any of its Domestic Subsidiaries (other than an Excluded Subsidiaries) to, mortgage, pledge, grant or permit to exist a security interest securing Indebtedness in, or other Lien securing Indebtedness upon, any of its Real Property now owned or hereafter acquired, except Liens permitted under clauses (a), (b), (g), (k) or (r) above.
“Permitted Protest” means the right of any Credit Party or any of its Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien, unless otherwise approved by the Administrative Agent in its sole discretion), or rental payment, provided that (a) a reserve with respect to such obligation is established on such Credit Party’s or its Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by such Credit Party or its Subsidiary, as applicable, in good faith, and (c) the Administrative Agent is reasonably satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Administrative Agent’s or the Collateral Agent’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness incurred after the Closing Date (i) other than in respect of floor plan financing arrangements, in an aggregate principal amount outstanding at any one time up to the greater of (x) $30,000,000 and (y) 2.0% of the Borrower’s consolidated total assets (as determined at the time of such incurrence), and (ii) in respect of floor plan financing arrangements, in an aggregate principal amount outstanding at any one time up to the greater of (x) $15,000,000 and (y) 1.0% of the Borrower’s consolidated total assets (as determined at the time of such incurrence).
“Permitted Refinancing Indebtedness” means any Indebtedness (“Refinancing Indebtedness”) incurred to refinance, refund, redeem, convert, purchase, renew or extend (including, without limitation, pursuant to any exchange offer) any Indebtedness (the “Initial Indebtedness”); provided that, other than in the case of the Revolving Indebtedness, (a) the principal amount of any Refinancing Indebtedness is not increased above the principal amount of the Initial Indebtedness refinanced thereby (except by the amount of any accrued and unpaid interest thereon and by the amount of any fees and expenses payable including any premiums and make whole or prepayment premiums paid in connection with such refinancing), (b) Initial Indebtedness of the Borrower or a Subsidiary Guarantor may not be refinanced with Refinancing Indebtedness incurred or guaranteed by any Subsidiary that is not a Guarantor, (c) if the Initial Indebtedness is subordinated to the Obligations, then such Refinancing Indebtedness shall be subordinated to the Obligations to at least the same extent, (d) other than with respect to a refinancing, refunding, renewal or extension of Permitted Purchase Money Indebtedness, such Refinancing Indebtedness (x) does not have a final maturity on or prior to the final maturity of the Initial Indebtedness refinanced thereby, (y) does not have a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Initial Indebtedness and (z) does not have any mandatory redemption, mandatory offer to purchase or sinking fund obligation (other than (i) customary offers to purchase or prepayment events upon a change of control, asset sale or event of loss, (ii) other prepayment or redemption events not more onerous to the Borrower and its Subsidiaries than those set forth in Section 5.2 or which would occur after the Latest Maturity Date and (iii) customary acceleration rights after an event of default) at a date that is earlier than any mandatory redemption, mandatory offer to purchase or sinking fund obligation in the Initial Indebtedness, and (e) the terms and conditions applicable to such Refinancing Indebtedness (including as to collateral), when taken as a whole, shall be comparable to, or not materially less favorable to the Borrower and its Subsidiaries than, either, (x) the terms and conditions of the applicable Initial Indebtedness or (y) the prevailing market terms and conditions applicable to similar Indebtedness for similarly-situated issuers at the time of such incurrence; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five Business Days prior (or such shorter period as the Administrative Agent may approve in its sole discretion) to such refinancing, refunding, renewal or extension, together with a reasonably detailed description of the material terms and conditions of such resulting Indebtedness or drafts of the material definitive documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive unless the Administrative Agent provides notice to the Borrower of its reasonable objection during such five-Business Day period (or such shorter period as the Administrative Agent may approve in its sole discretion) together with a reasonable description of the basis upon which it objects; and provided further that in the case of the Revolving Indebtedness and any refinancing, replacement, renewal or extension thereof, such refinancings, replacements, renewals, or extensions are made in compliance with the terms of the Intercreditor Agreement.
“Person” means any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.
“Platform” has the meaning provided in Section 13.17(b).
“Prepaying Borrower Party” means the Borrower or any Subsidiary of the Borrower that participates in a Discounted Voluntary Prepayment pursuant to Section 5.1(c).
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its reference rate (the Prime Rate not being intended to be the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit to debtors). Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.
“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Proposed Discounted Prepayment Amount” has the meaning assigned to such term in Section 5.1(c)(ii).
“Public Lender” has the meaning provided in Section 9.1.
“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred (a) in connection with floor plan financing arrangements or (b) at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
“Qualified Equity Interests” of any Person means any Equity Interests of such Person that are not Disqualified Equity Interests.
“Qualifying Lenders” has the meaning assigned to such term in Section 5.1(c)(iv).
“Qualifying Loans” has the meaning assigned to such term in Section 5.1(c)(iv).
“Real Property” means any estates or interests in real property (other than leasehold interests) now owned or hereafter acquired by the Borrower or its Subsidiaries and the improvements thereto.
“Recipient” means (a) the Administrative Agent or (b) any Lender, as applicable.
“Refinanced Debt” has the meaning provided in the definition of Credit Agreement Refinancing Indebtedness.
“Refinancing Amendment” means an amendment to this Agreement executed by each of (a) the Borrower, (b) the Administrative Agent, (c) each Additional Refinancing Lender and (d) each Lender that agrees to provide any portion of Refinancing Loans in accordance with Section 3.2.
“Refinancing Lender” means, at any time, an Additional Refinancing Lender or a Lender hereunder that holds Refinancing Loan Commitment or Refinancing Loan at such time.
“Refinancing Loan Commitments” means one or more term loan commitments hereunder that fund Refinancing Loans of the applicable Refinancing Series hereunder pursuant to a Refinancing Amendment.
“Refinancing Loan Maturity Date” means, with respect to any Refinancing Loan, the final stated maturity date applicable to such Refinancing Loan.
“Refinancing Loan Repayment Amount” has the meaning provided in Section 2.14(b).
“Refinancing Loan Repayment Date” has the meaning provided in Section 2.14(b).
“Refinancing Loans” means one or more term loans hereunder that result from a Refinancing Amendment.
“Refinancing Series” means all Refinancing Loans or Refinancing Loan Commitments that are established pursuant to the same Refinancing Amendment (or any subsequent Refinancing Amendment to the extent such Refinancing Amendment expressly provides that the Refinancing Loans or Refinancing Loan Commitments provided for therein are intended to be a part of any previously established Refinancing Series) and that provide for the same All-In Yield and amortization schedule.
“Register” has the meaning provided in Section 13.6(c).
“Regulated Bank” means a commercial bank with a consolidated combined capital and surplus of at least $5,000,000,000 that is (a) a U.S. depository institution the deposits of which are insured by the Federal Deposit Insurance Corporation, (b) a corporation organized under section 25A of the U.S. Federal Reserve Act of 1913, (c) a branch, agency or commercial lending company of a foreign bank operating pursuant to approval by and under the supervision of the Board under 12 CFR part 211, (d) a non-U.S. branch of a foreign bank managed and controlled by a U.S. branch referred to in clause (c) or (e) any other U.S. or non-U.S. depository institution or any branch, agency or similar office thereof supervised by a bank regulatory authority in any jurisdiction.

“Rejection Notice” has the meaning provided in Section 5.2(h).
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, trustees, advisors of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.
“Release” means any release, spill, emission, leaking, pumping, dumping, emptying, injection, deposit, disposal, discharge, leaching, dispersal or migration on, into or through the environment, on, into, through, or out of any property, facility or equipment.
“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.
“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Releases or threatened Releases of Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment in response to a Release or threatened Release of Hazardous Materials, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities related to any Release or threatened Release of Hazardous Materials, or (e) conduct any other actions with respect to a Release or threatened Release of Hazardous Materials required by Environmental Laws.
“Repayment Amount” means the Initial Loan Repayment Amount, the Incremental Loan Repayment Amount with respect to each Series, the Extended Loan Repayment Amount with respect to each Extension Series and the Refinancing Loan Repayment Amount with respect to each Refinancing Series, as applicable.
“Repayment Date” means the Initial Loan Repayment Date, the Incremental Loan Repayment Date with respect to each Series, the Extended Loan Repayment Date with respect to each Extension Series and the Refinancing Loan Repayment Date with respect to each Refinancing Series, as applicable.
“Repricing Transaction” means (a) any prepayment or repayment of the Initial Loans with the proceeds of, or any conversion of the Initial Loans into, any new or replacement bank indebtedness bearing interest with an All-In Yield less than the All-In Yield applicable to the Initial Loans subject to such event (as such comparative yields are determined by the Administrative Agent) and (b) any repricing of the Initial Loans (whether pursuant to an amendment, amendment and restatement, mandatory assignment or otherwise) which reduces the All-In Yield applicable to all or a portion of the Initial Loans (as determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) (it being understood that any prepayment premium with respect to a Repricing Transaction shall apply to any required assignment by a non-consenting Lender in connection with any such amendment pursuant to Section 13.7), in each case, other than in connection with (x) the consummation of an Acquisition not permitted under this Agreement or (y) the occurrence of a Change of Control (so long as the primary purpose of the prepayment or repayment of, or amendment to, the Initial Loans in connection therewith is not to reduce the All-In Yield applicable to the Initial Loans as certified by a financial officer of the Borrower in a certificate to the Administrative Agent (on which the Administrative Agent is expressly permitted to rely)).
“Required Lenders” means, at any date, Lenders having or holding a majority of the sum of (a) the Total Commitment at such date and (b) the aggregate outstanding principal amount of Loans at such date.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.
“Requirement of Tax Law” means any law, treaty, rule or regulation, official administrative guidance or determination of an arbitrator or a court or other Governmental Authority relating to Taxes.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restricted Payment” means to (a) declare or pay any dividend or make any other payment or distribution on account of Equity Interests issued by the Borrower (including any payment in connection with any merger or consolidation involving the Borrower) (other than dividends or distributions payable in Equity Interests (other than Disqualified Equity Interests) issued by the Borrower), or (b) purchase, redeem, or otherwise acquire or retire for value (including in connection with any merger or consolidation involving the Borrower) any Equity Interests issued by the Borrower (other than purchases, redemptions and other acquisitions to the extent payable in Equity Interests (other than Disqualified Equity Interests) issued by the Borrower).
“Revolver Acquisition Financing” means any loans under the Revolving Credit Agreement that are used to finance any Permitted Acquisition or any fees or expenses in connection with such Permitted Acquisition.
“Revolving Administrative Agent” means, at any date, the “Agent” as defined in the Revolving Credit Agreement (or such other Person then serving as administrative agent under the Revolving Credit Agreement).
“Revolving Credit Agreement” means that certain second amended and restated credit agreement dated as of December 21, 2018 among the Borrower, as a borrower, certain Affiliates of the Borrower, as either borrowers or guarantors, the lenders, agents and arrangers named therein, and Wells Fargo Capital Finance, LLC, as administrative agent and collateral agent, as such credit agreement may be amended, amended and restated, modified, waived, replaced or refinanced from time to time in accordance with the terms of the Intercreditor Agreement and this Agreement, so long as such amendment, amendment and restatement, modification, waiver, replacement or refinancing does not result in such credit agreement being in the form of anything other than a revolving (including for the avoidance of doubt asset-based) credit facility and/or letter of credit facility.
“Revolving Indebtedness” means all Indebtedness and other “Obligations” (as defined in the Revolving Credit Agreement) incurred by the “Administrative Borrower ” (as defined in the Revolving Credit Agreement) and its Subsidiaries under the Revolving Indebtedness Documents from time to time.
“Revolving Indebtedness Documents” means the Revolving Credit Agreement, the Intercreditor Agreement and such other agreements, documents and instruments relating thereto and executed in connection therewith.
“S&P” means Standard & Poor’s Rating Service, a division of S&P Global Inc., or any successor by merger or consolidation to its business.
“Sanctioned Country” means at any time, a country, region or territory which is itself (or whose government is) the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country, (c) any Person owned or controlled by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s) or (d) any Person otherwise a target of Sanctions, including vessels and aircraft, that are designated under any Sanctions program.
“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and restrictions and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, any European member state, Her Majesty’s Treasury, or other relevant sanctions authority in any jurisdiction in which (a) the Borrower or any of its Subsidiaries or Affiliates is located or conducts business, (b) in which any of the proceeds of the Loans will be used, or (c) from which repayment of the Loans will be derived.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Section 9.1 Financials” means the financial statements delivered, or required to be delivered, pursuant to Sections 9.1(a) or (b) together with the accompanying Compliance Certificate delivered, or required to be delivered, pursuant to Section 9.1(c).
“Secured Cash Management Agreement” means each Cash Management Agreement among the Borrower or any of its Subsidiaries and a Cash Management Bank.
“Secured Cash Management Obligations” has the meaning specified therefor in the Security Agreement.
“Secured Hedge Agreement” means each Hedge Agreement among the Borrower or any of its Subsidiaries and a Hedge Bank.
“Secured Hedge Obligations” has the meaning specified therefor in the Security Agreement.
“Secured Parties” means (a) the Collateral Agent, (b) the Lenders, (c) the Administrative Agent, (d) the Hedge Banks, (e) the Cash Management Banks and (f) any successors, indorsees, transferees and assigns of each of the foregoing.
“Securities” means equity-linked (including, without limitation, convertible debt) or debt securities issued by the Borrower (either by private placement or an underwritten public sale).
“Securities Account” means a securities account (as that term is defined in the UCC).
“Security Agreement” means the Security Agreement, dated as of the date hereof, among the Credit Parties and the Administrative Agent, as may amended, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof and the Intercreditor Agreement.
“Security Documents” means, collectively, (a) the Security Agreement, (b) the Intercreditor Agreement, (c) any Acceptable Intercreditor Agreement and (d) each other security agreement or other instrument or document executed and delivered pursuant to Sections 9.11, 9.12 and 9.15 or pursuant to the Security Agreement to secure any of the Obligations.

“Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt as of the last day of the most recent Test Period that is secured by a Lien on any assets of the Borrower or any of its Subsidiaries over (ii) Unrestricted Cash as of the last day of the most recent Test Period (excluding the proceeds of any Incremental Loans, Incremental Equivalent Indebtedness or any other Indebtedness incurred or made substantially concurrent with the determination of the amount of such Unrestricted Cash) to (b) Consolidated EBITDA for the most recent Test Period.
“Significant Subsidiary” of any Person means a Subsidiary of that Person that would constitute a “significant subsidiary” of such Person under Rule 1-02 of Regulation S-X promulgated in connection with the U.S. federal securities laws.
“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.
“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that as of the date of determination, both (a) (i) the sum of the Borrower’s and its Subsidiaries’ debts (including contingent liabilities) does not exceed the present fair saleable value of the Borrower’s and its Subsidiaries’ present assets; (ii) the Borrower’s and its Subsidiaries’ capital is not unreasonably small in relation to their businesses as contemplated on the date of determination; and (iii) the Borrower’s and its Subsidiaries have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due (whether at maturity or otherwise); and (b) the Borrower and its Subsidiaries are “solvent,” on a consolidated basis, within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
“Specified Event of Default” means any Event of Default under Section 11.1(a), (d) or (e).
“Stock Redemption Base Amount” means $2,500,000 in the aggregate in any fiscal year.
“Stock Redemption Carry-Forward Amount” means an aggregate amount of up to $1,000,000 in any fiscal year.
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity. Unless otherwise expressly provided, all references herein to a “Subsidiary” means a Subsidiary of the Borrower.
“Subsidiary Guarantors” means (a) each Domestic Subsidiary on the Closing Date (other than an Excluded Subsidiary designated as such on the Closing Date) and (b) each Domestic Subsidiary that becomes a party to the Guaranty after the Closing Date pursuant to Section 9.11.
“Supreme” means Supreme Industries, Inc., a Delaware corporation.
“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Taxes” means any current or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (including additions to tax, interest and penalties with respect thereto), now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority.
“Term Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Term Priority Collateral Account” means one or more segregated Deposit Accounts and Securities Accounts maintained by the Borrower and its Domestic Subsidiaries from time to time, in each case with respect to which the proceeds of Term Priority Collateral are held and in each case which is subject to a perfected Lien in favor of the Collateral Agent (pursuant to a Control Agreement or other arrangements reasonably satisfactory to the Administrative Agent).
“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been or should have delivered pursuant to Section 9.1(a) or (b).
“Total Commitment” means the sum of the Commitments of all Lenders.
“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the excess of (i) Consolidated Total Debt as of the last day of the most recent Test Period over (ii) Unrestricted Cash as of the last day of the most recent Test Period (excluding the proceeds of any Incremental Loans, Incremental Equivalent Indebtedness or any other Indebtedness incurred or made substantially concurrent with the determination of the amount of such Unrestricted Cash) to (b) Consolidated EBITDA for the most recent Test Period.
“Trade Date” has the meaning specified in Section 13.6(f)(i).
“Transaction Expenses” means any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries in connection with the Transactions.
“Transactions” means (a) the negotiation, execution and delivery of this Agreement, (b) the Refinancing, (c) the negotiation, execution and delivery of the ABL Amendment and any related documents and (d) all other transactions in connection with the foregoing.
“Transferee” has the meaning provided in Section 13.6(e).
“Type” means, as to any Loan, its nature as an ABR Loan or a Eurodollar Loan.
“UCC” means the Uniform Commercial Code.
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.
“United States” and “U.S.” means the United States of America.
“Unrestricted Cash” means cash and Cash Equivalents of the Borrower and its Subsidiaries (a) not subject to any Lien other than the Lien of the Collateral Agent or Permitted Liens permitted by clauses (a) and (s) of the definition thereof, (b) located in a deposit account or securities account that is subject to the “control” (as defined in Article 9 of the UCC) of the Collateral Agent and (iii) not subject to legal or contractual obligations to be used for a particular purpose.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“Voting Equity Interests” means, with respect to any Person, as of any date, such Person’s Equity Interests that are at the time entitled to vote for the election of the Board of Directors of such Person.
“Weighted Average Life to Maturity” when applied to any Indebtedness, Disqualified Equity Interests or preferred stock (or commitment therefor), as the case may be, at any date, means the quotient obtained by dividing (a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of or commitment reduction for such Indebtedness or redemption or similar payment with respect to such Disqualified Equity Interests or preferred stock multiplied by the amount of such payment or reduction, by (b) the sum of all such payments or reductions.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by any one or more of such Person and its Wholly-Owned Subsidiaries.
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.    Other Definitions and Provisions; Construction. Unless the context of this Agreement or any other Credit Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Credit Document refer to this Agreement or such other Credit Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Credit Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Credit Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Unless the context requires otherwise, any reference in this Agreement or in any other Credit Document to any Person shall be construed to include such Person’s successors and assigns.
1.3.    Accounting Terms.
(a)    All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 9.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.
(b)    If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP without giving effect to such change and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change; provided, further that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the effectiveness of FASB ASC 842 shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with FASB ASC 842 (on a prospective or retroactive basis or otherwise) to be treated as Capitalized Lease Obligations in the financial statements.
1.4.    Exchange Rates. Notwithstanding anything to the contrary contained herein, for purposes of any determination under Section 8, Section 9, Section 10 or Section 11 of this Agreement (any of the foregoing, an "Applicable Transaction"), in a currency other than Dollars, (i) the Dollar equivalent of an applicable transaction in any such currency shall be calculated as of the date of such applicable transaction (which, in the case of any distribution, shall be deemed to be the date of the declaration thereof and, in the case of the incurrence of Indebtedness, shall be deemed to be on the date first committed); provided, that if any Indebtedness is incurred to refinance or replace other Indebtedness denominated in a currency other than Dollars, and the relevant refinancing or replacement would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing or replacement, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing or replacement Indebtedness does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced or replaced, except by an amount equal to (x) unpaid accrued interest and premiums (including tender premiums) thereon plus other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such refinancing or replacement, (y) any existing commitments unutilized thereunder and (z) additional amounts permitted to be incurred under another clause of the definition of Permitted Indebtedness (provided such incurrence shall be deemed a usage of such additional clause of the definition of Permitted Indebtedness for all purposes) and (ii) for the avoidance of doubt, no Default or Event of Default shall be deemed to have occurred solely as a result of a change in the rate of currency exchange occurring after the time of any Applicable Transaction so long as such Applicable Transaction was permitted at the time incurred, made, acquired, committed, entered or declared.
1.5.    Rates; Eurodollar Rate Notification. The interest rate on Eurodollar Loans and ABR Loans (when determined by reference to clause (c) of the definition of ABR) is determined by reference to the Eurodollar Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurodollar Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, Section 2.10(d) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 2.10(d), of any change to the reference rate upon which the interest rate on Eurodollar Loans and ABR Loans (when determined by reference to clause (c) of the definition of ABR) is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of the “Eurodollar Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (other than, for the avoidance of doubt, with respect to its obligation to apply the definition of each such rate in accordance with its terms and comply with its express obligations under Section 2.10(d)), including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.10(d), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.10(d), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurodollar Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.
1.6.    Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.7.    Limited Condition Transactions. Notwithstanding anything in this Agreement or any Credit Document to the contrary, in the event that the Borrower notifies the Administrative Agent in writing that any proposed Acquisition, Investment or redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness is a Limited Condition Transaction and that the Borrower wishes to test the conditions to such Limited Condition Transaction and the Indebtedness that is to be used to finance such Limited Condition Transaction in accordance with this Section 1.7, then, so long as agreed to by the lenders providing such Indebtedness, the following provisions shall apply:
(a)    any condition to the consummation of such Limited Condition Transaction or the incurrence such Indebtedness that requires that no Default or Event of Default shall have occurred and be continuing at the time of the consummation of such Limited Condition Transaction or the incurrence of such Indebtedness, shall be satisfied if (i) no Default or Event of Default shall have occurred and be continuing at the time of the execution of the definitive agreement governing such Limited Condition

Transaction or, in respect of any transaction described in clause (b) of the definition of “Limited Condition Transaction”, the date on which irrevocable notice of repayment, redemption or offer to purchase is given (the “LCT Test Date”) and (ii) no Specified Event of Default shall have occurred and be continuing both immediately before and immediately after giving effect to the consummation of such Limited Condition Transaction and the incurrence of any Indebtedness in connection therewith;
(b)    any condition to the consummation of such Limited Condition Transaction or the incurrence of such Indebtedness that the representations and warranties in this Agreement and the other Credit Documents shall be true and correct at the time of consummation of such Limited Condition Transaction or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Agreement and the other Credit Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCT Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness shall be true and correct, but only to the extent that the Borrower or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Agreement and the other Credit Documents which are customary for similar “funds certain” financings, as determined by the lenders providing such Indebtedness, shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects), except for any representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects as of such earlier date);
(c)    any financial ratio test or condition to be tested in connection with the consummation of such Limited Condition Transaction and the incurrence of such Indebtedness will be tested as of the LCT Test Date, in each case, after giving effect to the consummation of the relevant Limited Condition Transaction and the incurrence of such Indebtedness (assuming that such Indebtedness is fully funded on the LCT Test Date and giving effect to the use of proceeds thereof, but without deducting the net cash proceeds from such Indebtedness in the calculation of any ratio under this Agreement), on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the consummation of such Limited Condition Transaction or the incurrence of such Indebtedness, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of the Borrower or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken;
(d)    except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with the pro forma calculation of (x) the Senior Secured Leverage Ratio set forth in Section 10.7(a)(i) and (y) the Total Leverage Ratio set forth in Section 10.9(c) and

Section 10.9(g), shall in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.
The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible Limited Condition Transactions is separately tested.
SECTION 2.    Amount and Terms of Credit
2.1.    Commitments and Loans.
(a)    Subject to and upon the terms and conditions herein set forth, each Initial Lender severally (and not jointly) agrees on the Closing Date to make a loan or loans denominated in Dollars (each an “Initial Loan”) to the Borrower in an amount equal to such Initial Lender’s Initial Commitment, which Initial Loans may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or Eurodollar Loans in accordance with the provisions hereof; provided that all Initial Loans made by each of the Initial Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Initial Loans of the same Type. Amounts paid or prepaid in respect of Initial Loans may not be reborrowed.
(b)    Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that (A) any exercise of such option shall not affect (1) the obligation of the Borrower to repay such Loan or (2) the obligations, duties and rights of such Lender hereunder and (B) in exercising such option and without limiting the rights of the Borrower under Section 2.10 and 5.4 in respect of any increased costs to it, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it).
2.2.    Minimum Amount of Each Borrowing; Maximum Number of Borrowings. Each Borrowing of Loans shall be in a minimum amount of $1,000,000 and in an integral multiple of $500,000. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than ten Borrowings of Eurodollar Loans under this Agreement.
2.3.    Notice of Borrowing.
(a)    Whenever the Borrower desires to incur Loans hereunder, it shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 12:00 Noon (New York time) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Eurodollar Loans, and (ii) prior to 12:00 Noon (New York time) at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of ABR Loans pursuant to a Notice of Borrowing/Continuation. Each such Notice of Borrowing/Continuation, except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall specify (i) the aggregate principal amount of Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day); (iii) whether the respective Borrowing shall consist of ABR Loans or Eurodollar Loans and, if Eurodollar Loans, the Interest Period to be initially applicable thereto and (iv) the Class of the Borrowing. The Administrative Agent shall promptly give each Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Loans, of such Lender’s Applicable Percentage thereof and of the other matters covered by the related Notice of Borrowing/Continuation.
(b)    Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the

Administrative Agent in good faith to be from an Authorized Officer of the Borrower. In each such case, the Borrower hereby waives the right to dispute the Administrative Agent’s record of the terms of any such telephonic notice.
2.4.    Disbursement of Funds.
(a)    No later than 12:00 Noon (New York time) on the date specified in each Notice of Borrowing/Continuation of Loans, each Lender will make available its Applicable Percentage, if any, of each Borrowing of Loans requested to be made on such date in the manner provided below.
(b)    Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in Dollars in immediately available funds to the Administrative Agent at the Administrative Agent’s Office and the Administrative Agent will make available to the Borrower, by depositing to the Borrower’s account designated in the Notice of Borrowing/Continuation (on behalf of the Borrower), the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available the same to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the greater of (x) the Federal Funds Effective Rate and (y) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) if paid by the Borrower, the then-applicable rate of interest for ABR Loans.
(c)    Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).
2.5.    Repayment of Loans; Evidence of Debt.
(a)    The Borrower shall repay to the Administrative Agent in Dollars, for the benefit of the Initial Lenders, on the Initial Loan Maturity Date, the then-unpaid Initial Loans.
(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.
(c)    The Administrative Agent shall maintain the Register pursuant to Section 13.6(c), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder and the Type and Class of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Administrative Agent hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.
(d)    The entries made in the Register and accounts and subaccounts maintained pursuant to paragraphs (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable law and absent manifest error, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower in accordance with the terms of this Agreement.
(e)    Upon the request of any Lender made through the Administrative Agent, the Borrower shall prepare, execute and deliver to such Lender a promissory note of the Borrower payable to such Lender and substantially in the form of Exhibit C hereto (or otherwise in a form approved by the Administrative Agent), which shall evidence such Lender’s Loans in addition to the records contemplated by this Section 2.5.
2.6.    Conversions and Continuations.
(a)    The Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 of the outstanding principal amount of Loans made to the Borrower from one Type into a Borrowing or Borrowings of another Type and the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Eurodollar Loans as Eurodollar Loans for an additional Interest Period; provided that (i) no partial conversion of Eurodollar Loans shall reduce the outstanding principal amount of Eurodollar Loans made pursuant to a single Borrowing to less than $1,000,000, (ii) ABR Loans may not be converted into Eurodollar Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such conversion, (iii) Eurodollar Loans may not be continued as Eurodollar Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, (iv) no conversion or continuation of Eurodollar Loans may be made on a day other than the last day of the Interest Period applicable thereto and (v) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 12:00 noon (New York time) at least three Business Days’ (or one Business Day’s notice in the case of a conversion into ABR Loans) prior written notice (or telephonic notice promptly confirmed in writing) (each a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type and Class of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Eurodollar Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.
(b)    If any Event of Default is in existence at the time of any proposed continuation of any Eurodollar Loans and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuation, such Eurodollar Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans. If upon the expiration of any Interest Period in respect of Eurodollar Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in paragraph (a) above, the Borrower shall be deemed to have elected to continue such Borrowing of Eurodollar Loans into a Borrowing of Eurodollar Loans with an Interest Period of one month’s duration effective as of the expiration date of such current Interest Period.
2.7.    Pro Rata Borrowings. It is understood that no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder.
2.8.    Interest.
(a)    The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the ABR Margin plus the ABR in effect from time to time.
(b)    The unpaid principal amount of each Eurodollar Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Eurodollar Margin in effect from time to time plus the relevant Eurodollar Rate.
(c)    (i) Automatically while any Event of Default has occurred and is continuing under Section 11.1(a), (d) or (e) or (ii) at the election of the Required Lenders while any other Event of Default has occurred and is continuing, the Obligations shall bear interest at a rate per annum that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (y) in the case of any other outstanding amount, to the extent permitted by applicable law, the rate described in Section 2.8(a) plus 2% from and including the date of such non-payment to but excluding the date on which such amount is paid in full (after as well as before judgment).
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the maturity thereof; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the applicable Maturity Date thereof), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) interest accrued pursuant to Section 2.8(c) shall be payable on demand.
(e)    All computations of interest hereunder shall be made in accordance with Section 5.5.
(f)    The Administrative Agent, upon determining the interest rate for any Borrowing of Eurodollar Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.
2.9.    Interest Periods. At the time the Borrower gives a Notice of Borrowing/ Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Eurodollar Loans (in the case of the initial Interest Period applicable thereto) or prior to 12:00 p.m. (New York time) on the third Business Day prior to the expiration of an Interest Period applicable to a Borrowing of Eurodollar Loans, the Borrower shall have the right to elect by giving the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be (x) a one week period or (y) a one, two, three or six month period or, (z) if agreed to by each applicable Lender and the Administrative Agent (in its capacity as such), a twelve month period. Notwithstanding anything to the contrary contained above:
(i)    the initial Interest Period for any Borrowing of Eurodollar Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(ii)    if any Interest Period relating to a Borrowing of Eurodollar Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)    if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Eurodollar Loan would otherwise expire on a day that is not a Business Day but is a day that is after the last Business Day in such month, such Interest Period shall expire on the next preceding Business Day; and
(iv)    the Borrower shall not be entitled to elect any Interest Period in respect of any Eurodollar Loan if such Interest Period would extend beyond the applicable Maturity Date thereof.
2.10.    Increased Costs, Illegality, Effect of Benchmark Transition Event, etc.
(a)    Unless and until a Benchmark Replacement is implemented in accordance with clause (d) below, in the event that (x) in the case of clause (i) below, the Administrative Agent or (y) in the case of clauses (ii) and (iii) below, any Lender shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):
(i)    on any date for determining the Eurodollar Rate for any Interest Period that (x) deposits in the principal amounts of the Loans comprising such Eurodollar Loan Borrowing are not generally available in the relevant market, (y) by reason of any changes arising on or after the Closing Date affecting the interbank eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurodollar Rate or (z) the Administrative Agent is advised in writing by the Required Lenders that the Eurodollar Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making their Loans included in such Borrowing for such Interest Period; or
(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Eurodollar Loans (or, in the case of increased costs attributable to Taxes, any Loan) because of any change since the date hereof in any applicable law, governmental rule, regulation, guideline or order (or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, guideline or order), such as, for example, without limitation, a change in official reserve requirements (provided that in the case of any increased costs attributable to Taxes, this clause (ii) shall apply only to the extent such increased costs resulted from a change in a Requirement of Law after the date such Lender becomes a party hereto, except to the extent such Lender’s assignor, if any, was entitled to compensation for such increased costs immediately prior to such assignment); provided, further, that it is understood and agreed that, for the purposes of this Section 2.10(a)(ii), (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (y) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented); or
(iii)    at any time, that the making or continuance of any Eurodollar Loan has become unlawful by compliance by such Lender in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or has become impracticable as a result of a contingency occurring after the date hereof that materially and adversely affects the interbank eurodollar market;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) in the case of clause (i) above, Eurodollar Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing/Continuation given by the Borrower with respect to Eurodollar Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law. Notwithstanding anything to the contrary contained herein, this clause (a) shall not apply to any increased costs attributable to (W) any Taxes that are grossed-up or indemnified pursuant to Section 5.4, (X) any Taxes that are described in clauses (iii), (iv) or (v) of the definition of the Excluded Taxes, (Y) any Other Connection Taxes that are imposed on or measured by net income or profits (or franchise or similar taxes imposed in lieu thereof) and (Z) any Other Connection Assignment Taxes as defined in Section 5.4(b).
(b)    At any time that any Eurodollar Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Eurodollar Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if the affected Eurodollar Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Eurodollar Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such Eurodollar Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).
(c)    If, after the Closing Date, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, the National Association of Insurance Commissioners, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by a Lender or its parent with any request or directive made or adopted after the date hereof regarding capital adequacy (whether or not having the force of law) of any such authority, association, central bank or comparable agency (it is understood and agreed that, for the purposes of this Section 2.10(c), (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in law regardless of the date enacted, adopted, issued or implemented), has or would have the effect of reducing the rate of return on such Lender’s or its parent’s or its Related Party’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Related Party could have achieved but for such adoption, effectiveness, change or compliance (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy), then from time to time, promptly after demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the date hereof. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower (on its own behalf) which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish any of the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.
(d)    Effect of Benchmark Transition Event.
(i)    Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurodollar Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders of each Class. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders of each Class have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of the Eurodollar Rate with a Benchmark Replacement pursuant to this Section 2.10(d) will occur prior to the applicable Benchmark Transition Start Date.
(ii)    Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(iii)    Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes and (D) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.10(d), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole reasonable discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.10(d).
(iv)    Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any request for a Eurodollar Loan of, conversion to or continuation of Eurodollar Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During any Benchmark Unavailability Period, the component of ABR based upon the Eurodollar Rate will not be used in any determination of ABR.

2.11.    Compensation. If (a) any payment of principal of any Eurodollar Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Eurodollar Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or a required assignment pursuant to Section 13.7, as a result of acceleration of the maturity of the Loans pursuant to Section 11 or for any other reason, (b) any Borrowing of Eurodollar Loans is not made as a result of a withdrawn Notice of Borrowing/Continuation, (c) any ABR Loan is not converted into a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation, (d) any Eurodollar Loan is not continued as a Eurodollar Loan as a result of a withdrawn Notice of Conversion or Continuation or (e) any prepayment of principal of any Eurodollar Loan is not made as a result of a withdrawn notice of prepayment pursuant to Sections 5.1 or 5.2, the Borrower shall, after receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Eurodollar Loan.
2.12.    Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(c) or 5.4 with respect to such Lender, it will use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10 or 5.4.
2.13.    Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10, 2.11 or 5.4 is given by any Lender more than 120 days after the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections and of such Lender’s demand for compensation therefor, such Lender shall not be entitled to compensation under Sections 2.10, 2.11 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 120th day prior to the giving of such notice to the Borrower.
2.14.    Amortization.
(a)    The Borrower shall repay to the Administrative Agent, in Dollars, for the benefit of the Lenders, on the last Business Day of each calendar quarter of each year (commencing with the last Business Day of the first full calendar quarter ending after the Closing Date) (each, a “Initial Loan Repayment Date”), a principal amount in respect of the Initial Loans equal to (x) the outstanding principal amount of Initial Loans on the Effective Date multiplied by (y) 0.25% (each, an “Initial Loan Repayment Amount”), as each such Initial Loan Repayment Amount may be reduced pursuant to the other terms hereof and the Credit Agreement. To the extent not previously paid, all Initial Loans shall be due and payable on the Initial Loan Maturity Date.
(b)    In the event that any Incremental Loans are made, such Incremental Loans shall, subject to Section 2.15, be repaid by the Borrower in the amounts (each, an “Incremental Loan Repayment Amount”) and on the dates (each an “Incremental Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Loans are established, such Extended Loans shall, subject to Section 3.1, be repaid by the Borrower in the amounts (each such amount, an “Extended Loan Repayment Amount”) and on the dates (each, an “Extended Loan Repayment Date”) set forth in the applicable Extension Amendment. In the event that any Refinancing Loans are established, such Refinancing Loans shall, subject to Section 3.2, be repaid by the Borrower in the amounts (each such amount with respect to any Refinancing Loan Repayment Date, a “Refinancing Loan Repayment

Amount”) and on the dates (each, an “Refinancing Loan Repayment Date”) set forth in the applicable Refinancing Amendment. To the extent not previously paid, all Loans shall be due and payable on the applicable Maturity Date thereof.
2.15.    Incremental Facilities.
(a)    The Borrower may by written notice to the Administrative Agent elect to request, prior to the Latest Maturity Date, additional term loans hereunder (any such additional term loans, the “Incremental Loans” and the commitments therefor, the “Incremental Commitments”); provided that (i) the total aggregate initial principal amount (as of the date of incurrence or availability thereof) of such requested Incremental Loans or Incremental Commitments, when added to the aggregate principal amount of Incremental Equivalent Debt incurred at such time, shall not exceed the Incremental Limit on such date, (ii) the total aggregate principal amount of such Incremental Loans or Incremental Commitments shall, unless otherwise approved by the Administrative Agent, not be less than a minimum principal amount of $10,000,000 or, if less, the remaining amount permitted pursuant to the foregoing clause (i) and (iii) the incurrence of any such Incremental Loans or Incremental Commitments is permitted pursuant to the terms of the Revolving Indebtedness Documents.
(b)    Each such notice shall specify (i) the date (each, an “Incremental Closing Date”) on which the Borrower proposes that the Incremental Loans shall be made, which shall be a date not less than 10 Business Days (or such lesser number of days as may be acceptable to the Administrative Agent) after the date on which such notice is delivered to the Administrative Agent and (i) the identity of each Lender or other Person that is an eligible assignee pursuant to Section 13.6(b) to whom the Borrower proposes any portion of such Incremental Commitments be allocated (each, an “Incremental Lender”) and the amounts of such allocations; provided that (x) no Incremental Lender that is not an existing Lender, an Affiliate of a Lender or an Approved Fund shall provide Incremental Loans unless the Administrative Agent shall have consented thereto (such consent not to be unreasonably withheld or delayed) and (y) any Lender approached to provide all or a portion of any Incremental Loans may elect or decline, in its sole discretion, to provide such Incremental Loans.
(c)    The terms of each incurrence of Incremental Loans or Incremental Commitments shall be determined by the Borrower and the applicable Incremental Lenders; provided that:
(i)    Incremental Loans or Incremental Commitments (x) secured on a pari passu basis with the Obligations shall not mature earlier than the Latest Maturity Date and the Weighted Average Life to Maturity of such Incremental Loans or Incremental Commitments shall not be shorter than the remaining Weighted Average Life to Maturity of the Loans outstanding as of such Incremental Closing Date and (y) either secured on a junior basis to the Obligations or unsecured shall not mature earlier than 91 days after the Latest Maturity Date of the Loans outstanding as of such Incremental Closing Date (except in the case of customary bridge loans which, subject to customary conditions (including no payment or bankruptcy event of default), would either automatically be converted into or required to be exchanged for permanent refinancing which does not mature earlier than 91 days after the Latest Maturity Date of the Loans outstanding as of such Incremental Closing Date and the applicable Credit Party agrees at the time of incurrence thereof to take all such actions required to cause such conversion or exchange) and shall require no amortization, prepayments, redemptions, repurchases or similar required payments (other than customary offers to purchase in connection with a change of control or cross-acceleration) prior to its stated final maturity date;
(ii)    the All-In Yield of any Incremental Loans incurred within twelve (12) months after the Closing Date shall be determined by the Borrower and the applicable Incremental Lenders (provided that the All-In Yield applicable to such Incremental Loans shall not be greater than the All-In Yield for the Initial Loans plus 50 basis points per annum unless the ABR Margin and the Eurodollar Margin are increased so as to cause the All-In Yield for the Initial Loans to equal the All-In Yield for such Incremental Loans minus 50 basis points per annum);

(iii)    (A) if such Incremental Loans are secured, they will be secured solely by Collateral on pari passu or junior (but in no event senior) basis with the Obligations and, if necessary, will be subject to an Acceptable Intercreditor Agreement and (B) no Incremental Loans shall be guaranteed by any Person other than the Subsidiary Guarantors;
(iv)    any such Incremental Loans may participate on a pro rata basis or a less than pro rata basis in any mandatory repayments or prepayments of the Initial Term Loans (other than any repayment of such Incremental Loans at maturity); and
(v)    such Incremental Loans shall be on terms and pursuant to a fully executed Joinder Agreement (provided that, to the extent such terms and documentation are not consistent with the existing Credit Documents (except to the extent permitted by clauses (i) through (iv) above), they shall be reasonably satisfactory to the Administrative Agent).
(d)    Any Incremental Commitment or Incremental Loan shall become effective as of such Incremental Closing Date and shall be subject to the following conditions precedent, which, in the case of an Incremental Loan incurred solely to finance a substantially concurrent Limited Condition Acquisition (including all related costs, expenses and debt repayments or refinancings in connection therewith), shall be subject solely to Section 1.7:
(i)    no Default or Event of Default shall exist on such Incremental Closing Date before or after giving effect to such Incremental Loans;
(ii)    all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Incremental Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date); and
(iii)    the Credit Parties shall deliver or cause to be delivered any legal opinions or other documents (including without limitation guarantee and collateral reaffirmation agreements) reasonably requested by Administrative Agent in connection with any such transaction (it being understood that any such items that are substantially consistent with those delivered on the Closing Date shall be satisfactory).
(e)    The Incremental Loans shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower, the Incremental Lenders and the Administrative Agent, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(d).
(f)    Any Incremental Loans made on an Incremental Closing Date shall be designated a separate series (a “Series”) of Incremental Loans for all purposes of this Agreement. On any Incremental Closing Date on which any Incremental Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions and any additional terms and conditions set forth in the applicable Joinder Agreement, (i) each Incremental Lender with an Incremental Commitment of the applicable Series shall make an Incremental Loan to the Borrower in an amount equal to its Incremental Commitment of such Series, and (ii) each Incremental Lender of any Series shall become a Lender hereunder with respect to the Incremental Commitment of such Series and the Incremental Loans of such Series made pursuant thereto. The Incremental Commitment and Incremental Loans established pursuant to this Section shall be entitled to all the benefits afforded by, this Agreement and the other Credit Documents, and shall, without limiting the foregoing, benefit equally and ratably from the guarantees and security interests created by the Security Documents. The Administrative Agent, the Collateral Agent and the Credit Parties (without the consent any Lender that would otherwise be required under Section 13.1) may effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effectuate the provisions of this Section 2.15.
SECTION 3.    Extensions/Refinancings.
3.1.    Extensions.
(a)    The Borrower may at any time, and from time to time, request that all or a portion of the Loans of any Class (an “Existing Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Existing Class (any such Loans which have been so converted, “Extended Loans”) and to provide for other terms consistent with this Section 3.1. In order to establish any Extended Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of such Existing Class) (a “Loan Extension Request”) setting forth the proposed terms of the Extended Loans to be established, which shall (I) be identical as offered to each Lender under such Existing Class (including as to the proposed interest rates and fees payable) and offered pro rata to each Lender under such Existing Class and (II) be identical to the Loans of the Existing Class from which they are to be converted except (w) the scheduled final maturity date shall be extended and any or all of the scheduled amortization payments of the aggregate principal amount of the Extended Loans may be delayed to later dates than the scheduled amortization of principal of such Existing Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.14 or in the applicable Extension Amendment, as the case may be, with respect to the Existing Class from which such Extended Loans were converted, in each case as more particularly set forth in Section 3.1(b) below), (x) (A) the Eurodollar Margin and the ABR Margin with respect to the Extended Loans may be higher or lower than the Eurodollar Margin and the ABR Margin for the Existing Class (or another interest rate mechanism or other interest rates for such Extended Loans may be agreed to by the Lenders providing the Extended Loans and the Borrower) and/or (B) additional fees (including original issue discount and upfront fees) may be payable solely to the Lenders providing such Extended Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, (y) Extended Loans may have call protection as may be agreed by the Borrower and the Lenders thereof and (z) the Extension Amendment relating to such Extended Loans may provide for other covenants and terms applicable to such Extended Loans that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Loans); provided that (i) any Extended Loans may participate in any voluntary or mandatory repayments or prepayments hereunder on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis) with respect to the Loans of the Existing Class from which they are to be converted, in each case as specified in the respective Loan Extension Request; (ii) no Default shall have occurred and be continuing at the time an Extension Amendment becomes effective; (iii) the Weighted Average Life to Maturity of any Extended Loans of a given Extension Series at the time of establishment thereof shall be no shorter (other than by virtue of amortization or prepayment of such Indebtedness prior to the time of incurrence of such Extended Loans) than the Weighted Average Life to Maturity, as of the date of the Extension Amendment relating to such Extended Loans, of the Existing Class; (iv) in no event shall the final maturity date of any Extended Loans of a given Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Class of Loans hereunder; (v) any such Extended Loans (and the Liens securing the same) shall be permitted by the terms of the Intercreditor Agreement (to the extent the Intercreditor Agreement is then in effect); (vi) at no time shall there be Classes of Loans hereunder (including Incremental Loans, Extended Loans and Refinancing Loans) that have more than six (6) different maturity dates; and (vii) all documentation in respect of such Extension Amendment shall be consistent with the foregoing. Any Extended Loans amended pursuant to any Extension Amendment shall be designated a separate Extension Series of Extended Loans for all purposes of this Agreement; provided that any Extended Loans may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Class of Loans that has a later maturity date than the Loans of the Existing Class from which such Loans are being extended. No Lender shall have any obligation to agree to have any of its Loans converted into Extended Loans pursuant to any Loan Extension Request.
(b)    The Borrower shall provide the applicable Loan Extension Request at least five (5) Business Days prior to the date on which Lenders of the Existing Class (the “Existing Lenders”) are requested to respond. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Class of Loans subject to such Loan Extension Request converted into Extended Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Loan Extension Request of the amount of its Existing Class of Loans subject to such Loan Extension Request that it has elected to convert into Extended Loans; provided that if any Existing Lenders fail to respond, such Existing Lenders will be deemed to have declined to extend their Loans. In the event that the aggregate amount of Loans subject to Extension Elections exceeds the amount of Extended Loans requested pursuant to the Loan Extension Request, the Existing Class of Loans subject to Extension Elections shall be converted to Extended Loans on a pro rata basis based on the amount of the Existing Class of Loans included in each such Extension Election.
(c)    Extended Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, notwithstanding anything to the contrary set forth in Section 13.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Loans established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Loans in an aggregate principal amount that is less than $25,000,000 (unless the Administrative Agent shall agree to a lesser amount). In addition to any terms and changes required or permitted by Section 3.1(a), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.14 or the applicable Joinder Agreement with respect to the Existing Class from which the Extended Loans were converted to reduce each scheduled amortization payment for the Existing Class in the same proportion as the amount of Existing Class that shall have been converted pursuant to such Extension Amendment, (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and Weighted Average Life to Maturity of Incremental Loans incurred following the date of such Extension Amendment and (z) shall provide for such other technical amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable judgment of the Administrative Agent, to give effect to the foregoing Extension Amendments, and the Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. Notwithstanding anything to the contrary in this Section 3.1 and without limiting the generality or applicability of Section 13.1 to any Section 3.1 Additional Amendments (as defined below) or any of the consents or votes of the Required Lenders, all affected Lenders or all Lenders that may be required pursuant to Section 13.1, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 3.1 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 3.1 Additional Amendments are within the requirements of Section 3.1(a) and do not become effective prior to the time that such Section 3.1 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of Incremental Loans provided for in any Joinder Agreement and Refinancing Loans provided for in any Refinancing Amendment and (2) consents applicable to holders of any Extended Loans provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 3.1 Additional Amendments to become effective in accordance with Section 13.1.
(d)    The effectiveness of any Extension Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 3.1(a) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) items similar to those in Section 6 with respect to the transactions contemplated by any Extension Amendment (with references to the Closing Date being replaced by the effective date of such Extension Amendment)

(it being understood that any such items that are substantially consistent with those delivered on the Closing Date shall be satisfactory) and (ii) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Credit Documents. Each exercise of the extension feature referred to in this Section 3.1 shall result in the Extended Loans and the Existing Class each being deemed a separate Class of Loans, and any Class of Loans may thereafter be extended in whole or in part pursuant to this Section 3.1 (whether or not such Class had previously been offered an extension pursuant to this Section 3.1).
3.2.    Refinancing Amendments.
(a)    At any time after the Closing Date, the Borrower may obtain, from any Lender or any Additional Refinancing Lender, Credit Agreement Refinancing Indebtedness in respect of all or any portion of the Loans then outstanding under this Agreement (including any Incremental Loans, Extended Loans or other Refinancing Loans) pursuant to an amendment to this Agreement (such an amendment, a “Refinancing Amendment”). The effectiveness of any Refinancing Amendment shall be subject to (i) there being no Default or Event of Default on such date before or after giving effect to such Refinancing Loans; (ii) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents being true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) as of such earlier date); and (iii) to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent on the date thereof of (a) items similar to those in Section 6 with respect to the transactions contemplated by any Refinancing Amendment (with references to the Closing Date being replaced by the effective date of such Refinancing Amendment) (it being understood that any such items that are substantially consistent with those delivered on the Closing Date shall be satisfactory) and (b) reaffirmation agreements and/or such amendments to the Security Documents as may be reasonably requested by the Collateral Agent in order to ensure that the Extended Loans are provided with the benefit of the applicable Credit Documents. The agent for the Credit Agreement Refinancing Indebtedness, if such Indebtedness is secured by a Lien on any asset of the Borrower or any of its Subsidiaries shall enter into the Intercreditor Agreement in the capacity as an agent for such Credit Agreement Refinancing Indebtedness. Each exercise of the refinancing feature referred to in this Section 3.2 shall result in the Refinancing Loans being deemed a separate Class of Loans.
(b)    Each issuance of Credit Agreement Refinancing Indebtedness under Section 3.2(a) shall be in an aggregate principal amount that is (x) not less than $25,000,000 and (y) an integral multiple of $10,000,000 in excess thereof.
(c)    The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto. Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 3.2. This Section 3.2 shall supersede any provisions in Section 13.1 to the contrary.
SECTION 4.    Fees

4.1.    Fees. The Borrower agrees to pay the fees to the Administrative Agent as set forth in the Administrative Agent Fee Letter.
SECTION 5.    Payments
5.1.    Voluntary Prepayments.
(a)    Generally. Subject to Section 5.1(b), the Borrower shall have the right to prepay Loans in whole or in part from time to time on the following terms and conditions: (a) the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of their intent to make such prepayment, the amount of such prepayment and (in the case of Eurodollar Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 10:00 a.m. (New York time) one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders, (b) each partial prepayment of any Borrowing of Loans shall be in a multiple of $500,000 (or $1,000,000 in the case of Eurodollar Loans) and in an aggregate principal amount of at least $1,000,000 (or $5,000,000 in the case of Eurodollar Loans); provided that no partial prepayment of Eurodollar Loans made pursuant to a single Borrowing shall reduce the outstanding Eurodollar Loans made pursuant to such Borrowing to an amount less than $1,000,000 and (c) any prepayment of Eurodollar Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11. Each prepayment in respect of any Loans pursuant to this Section 5.1 (other than as otherwise set forth in Section 5.1(c)) shall be (a) applied to the Class or Classes of Loans as the Borrower may specify (but on a pro rata basis to the Lenders in such Class) and (b) applied to reduce Initial Loan Repayment Amounts, Incremental Loan Repayment Amounts, (subject to Section 3.1), Extended Loan Repayment Amounts and (subject to Section 3.2) Refinancing Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify. Notwithstanding the foregoing, the Borrower may not repay (x) Extended Loans of any Extension Series unless such prepayment is accompanied by a pro rata repayment of Loans of the Existing Class from which such Extended Loans were converted (or such Loans of the Existing Class have otherwise been repaid in full) or (y) Refinancing Loans of any Refinancing Series unless such prepayment is accompanied by a pro rata repayment of the Class of Loans that such Refinancing Loans refinanced (if such Class of Loans was not refinanced in full). Any notice of prepayment delivered in connection with any refinancing of all of the credit facility established pursuant to this Agreement with the proceeds of such refinancing or of any incurrence of Indebtedness or the occurrence of some other identifiable event or condition, may be, if expressly so stated to be, contingent upon the consummation of such refinancing or incurrence or occurrence of such other identifiable event or condition and may be revoked by the Borrower in the event such contingency is not met (provided that the failure of such contingency shall not relieve the Borrower from its obligations in respect thereof under Section 13.5).
(b)    Prepayment Premium. In the event that, within six (6) months after the Closing Date, (x) the Borrower makes any prepayment of Initial Loans (including pursuant to Section 5.1(c) or 5.2(b)) in connection with any Repricing Transaction or (y) effect any amendment, supplement or modification hereof or hereto resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of the Lenders, without duplication, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Initial Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Initial Loans outstanding immediately prior to such amendment, supplement or modification.
(c)    Discounted Voluntary Prepayments.
(i)    Notwithstanding anything to the contrary in this Agreement, any Prepaying Borrower Party shall have the right at any time and from time to time to prepay Loans to the Lenders at a discount to the par value of such Loans (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 5.1(c); provided that (A) no Discounted Voluntary Prepayment shall be made from the proceeds of any loan under the

Revolving Credit Agreement which is not permitted under the terms thereof, (B) any Discounted Voluntary Prepayment shall be offered to all Lenders on a pro rata basis based on the then outstanding Loans and (C) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (and the Borrower shall provide the Administrative Agent a certificate to that effect).
(ii)    To the extent a Prepaying Borrower Party seeks to make a Discounted Voluntary Prepayment, such Prepaying Borrower Party will provide written notice to the Administrative Agent substantially in the form of Exhibit G hereto (each, a “Discounted Prepayment Option Notice”) that such Prepaying Borrower Party desires to prepay the Loans in an aggregate principal amount specified therein by the Prepaying Borrower Party (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of Loans shall not be less than $15,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Loans, (B) a discount range (which may be a single percentage) selected by the Prepaying Borrower Party with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).
(iii)    Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 5.1(c)(ii), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit H hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Prepaying Borrower Party, shall determine the applicable discount for Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Prepaying Borrower Party if the Prepaying Borrower Party has selected a single percentage pursuant to Section 5.1(c)(ii) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Prepaying Borrower Party can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.
(iv)    The Prepaying Borrower Party shall make a Discounted Voluntary Prepayment by prepaying those Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed

Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Prepaying Borrower Party shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Prepaying Borrower Party shall prepay all Qualifying Loans.
(v)    Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), upon irrevocable notice substantially in the form of Exhibit I hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m. (New York City time), three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.
(vi)    To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 5.1(c)(iii) above) established by the Administrative Agent in consultation with the Borrower.
(vii)    Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, the Prepaying Borrower Party may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice.
5.2.    Mandatory Prepayments.
(a)    Dispositions. Subject to the provisions of the Intercreditor Agreement (if it is in full force and effect), within three (3) Business Days of the date of receipt by any Credit Party or any of its Subsidiaries of the Net Proceeds in excess of $5,000,000 from any voluntary or involuntary Disposition by any Credit Party or any of its Subsidiaries of assets (excluding Dispositions which qualify as Permitted Dispositions under clauses (a), (b), (c), (d), (e), (f), (i), (j) and (l) of the definition of “Permitted Dispositions”, but including casualty losses or condemnations in respect thereof), the Borrower shall prepay the outstanding principal amount of the Loans in an amount equal to 100% of such Net Proceeds (including condemnation awards and payments in lieu thereof) received by such Person in connection with such Dispositions; provided that, so long as (A) no Default or Event of Default shall have occurred and is continuing or would result therefrom, (B) the Borrower shall have given the Administrative Agent prior written notice of the Borrower’s intention to apply such monies to the costs of replacement of the properties or assets that are the subject of such Disposition or the cost of purchase or construction of other assets useful in the business of Borrower or its Subsidiaries, (C) pending application thereof, in the case of Net Proceeds resulting from the Disposition of Term Priority Collateral, the monies are held in a Term Priority Collateral Account in which the Administrative Agent has a perfected first-priority security interest (subject to Permitted Liens), and (D) the Borrower or its Subsidiaries, as applicable, complete such replacement, purchase, or construction, or enter into a binding commitment with respect to such replacement, purchase or construction, in each case within 365 days after the initial receipt of such monies, then the Borrower shall have the option to apply such monies to the costs of replacement of the assets that are the subject of such sale or disposition, unless and to the extent that such 365-day period shall have expired without such replacement, purchase, or construction being made or completed (or, in the case of replacements, purchases or construction to which the Borrower and Subsidiaries have committed within such 365-day period, to the extent that such replacement, purchase or constriction shall not have been made or completed within 180 days from the end of such 365-day period), in which case, any Net Proceeds not so applied shall be paid to the Administrative Agent and applied to the prepayment of the Loans; provided, however, that, if at the time that any such prepayment would be required, any Credit Party is required to offer to repurchase or to prepay any Other Pari Passu Lien Obligations (or any Permitted Refinancing Indebtedness in respect thereof that is secured by the Collateral on a pari passu basis with the Obligations) pursuant to the terms of the documentation governing such Indebtedness with such Net Proceeds (such Other Pari Passu Lien Obligations (or any Permitted Refinancing Indebtedness in respect thereof) required to be offered to be so repurchased or prepaid, “Other Applicable Indebtedness”), then the Borrower may apply such Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Loans and Other Applicable Indebtedness outstanding at such time (and in the case of such Other Applicable Indebtedness, at a prepayment price of no more than 100% of principal amount); provided that the portion of such Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Net Proceeds shall be allocated to the Loans in accordance with the terms hereof) to the prepayment of the Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Loans that would have otherwise been required pursuant to this Section 5.2(a) shall be reduced by the amount of such Other Applicable Indebtedness so repaid with such Net Proceeds and to the extent the holders of Other Applicable Indebtedness decline to have such Other Applicable Indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Loans in accordance with the terms hereof. Nothing contained in this Section 5.2(a) shall permit any Credit Party or any of its Subsidiaries to sell or otherwise dispose of any assets other than in accordance with Section 10.4.
(b)    Debt Issuance. Subject to the provisions of the Intercreditor Agreement (if it is in full force and effect), not later than one (1) Business Day following the receipt of any Net Proceeds of any Debt Issuance by the Borrower or any of its Subsidiaries (or, in the case of a Debt Issuance comprised of Credit Agreement Refinancing Indebtedness, on the day of receipt of the Net Proceeds thereof), the Borrower shall make prepayments of Loans in an aggregate amount equal to 100% of such Net Proceeds.
(c)    Excess Cash Flow. No later than five (5) Business Days after each date on which the financial statements referred to in Section 9.1(a) for any fiscal year ending on or after December 31, 2021 are required to be delivered (without giving effect to any grace period), the Borrower shall make prepayments of Loans in an aggregate amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow for the Excess Cash Flow Period ended on the last day of the period covered by such financial statements minus (B) an amount equal to the principal amount of (x) any voluntary prepayments of Loans pursuant to Section 5.1(a) or (c) and (y) to the extent not already reducing Excess Cash Flow during such Excess Cash Flow Period, any (I) prepayments of loans under the Revolving Credit Agreement to the extent accompanied by simultaneous and equivalent commitment reduction thereunder and (II) prepayments of Incremental Equivalent Indebtedness that is secured on a pari passu basis with the Obligations, in the case of each of clauses (x) and (y) during such Excess Cash Flow Period, other than in each case prepayments of Loans funded with the proceeds of Indebtedness.
(d)    Application of Mandatory Prepayments. Subject to Section 5.2(f), each prepayment of Loans required by Section 5.2(a), (b) or (c) shall be allocated pro rata among the Initial Loans, the Incremental Loans, the Extended Loans and the Refinancing Loans (and allocated to the Lenders of such Loans on a pro rata basis) based on the applicable remaining Repayment Amounts due thereunder (provided that (i) any prepayment of Loans with the Net Proceeds of Credit Agreement Refinancing Indebtedness shall be applied solely to each applicable Class of Refinanced Debt, and (ii) any Class of Incremental Loans may specify that one or more other Classes of Loans and Incremental

Loans may be prepaid prior to such Class of Incremental Loans), and shall be applied within each Class of Loans to the scheduled installments of unpaid Repayment Amounts due in respect of such Loans, to the payments due under Section 2.14 on the applicable Repayment Dates and the final repayment on the applicable Maturity Date, in each case as directed by the Borrower; provided that (i) if permitted by the applicable Extension Amendment, if any Class of Extended Loans has been established hereunder, the Borrower may, in its sole discretion, allocate any prepayment that would otherwise be paid to the Lenders of such Extended Loans to the Loans of the Existing Class, if any, from which such Extended Loans were converted and (ii) if permitted by the applicable Refinancing Amendment, if any Class of Refinancing Loans have been established hereunder, the Borrower may allocate such prepayments in its sole discretion to the Loans of the Class of Loans, if any, that such Refinancing Loans partially refinanced. With respect to each such prepayment, the Borrower will, not later than the date on which such prepayments are required to be made, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Lender, Incremental Lender, Extending Lender or Refinancing Lender, as applicable.
(e)    Exceptions for Foreign Subsidiaries. Notwithstanding anything to the contrary contained in this Section 5.2, (i) to the extent that any of or all the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in this Section 5.2 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agrees to cause the applicable Foreign Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Loans pursuant to this Section 5.2 and (ii) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or a Foreign Subsidiary’s Excess Cash Flow would have adverse tax cost consequences with respect to such Net Proceeds or Excess Cash Flow (including, without limitation, creating a tax obligation or requiring the use of net operating losses or similar tax credits to reduce such tax obligation), such Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this clause (ii), on or before the date on which any such Net Proceeds so retained would otherwise have been required to be applied to reinvestments or prepayments pursuant to Section 5.2(a) or any such Excess Cash Flow would have been required to be applied to prepayments pursuant to Section 5.2(c), the Borrower may, at its option, apply an amount equal to such Net Proceeds or Excess Cash Flow to such reinvestments or prepayments, as applicable, as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against (or, if applicable, the net operating losses that would have been applied) if such Net Proceeds or Excess Cash Flow had been repatriated (or, if less, the Net Proceeds or Excess Cash Flow that would be calculated if received by such Foreign Subsidiary).
(f)    Rejection Right. The Borrower shall notify the Administrative Agent in writing of any prepayment of Loans required to be made pursuant to Sections 5.2(a), (b) (other than in the case of a prepayment arising from a Debt Issuance consisting of Credit Agreement Refinancing Indebtedness) or (c) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Loans of the contents of the Borrower’s prepayment notice and of such Lender’s pro rata share of the prepayment. Each Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Loans required to be made pursuant to Sections 5.2(a), (b)

(other than in the case of a prepayment arising from a Debt Issuance consisting of Credit Agreement Refinancing Indebtedness) or (c) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Borrower no later than 5:00 p.m. (New York time) one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Loans. Any Declined Proceeds remaining thereafter shall be retained by the Borrower.
(g)    Payments. Amounts to be applied pursuant to Sections 5.1 and 5.2 to the prepayment of Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay Eurodollar Loans. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under Sections 5.1 and 5.2 shall be in excess of the amount of the ABR Loans at the time outstanding (an “Excess Amount”), only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of the Borrower, such Excess Amount shall be either (A) deposited in an escrow account on terms satisfactory to the Collateral Agent and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans; provided that (i) interest in respect of such Excess Amount shall continue to accrue thereon at the rate provided hereunder for the Loans which such Excess Amount is intended to repay until such Excess Amount shall have been used in full to repay such Loans and (ii) at any time while a Default has occurred and is continuing, the Collateral Agent may, and upon written direction from the Required Lenders shall, apply any or all proceeds then on deposit to the payment of such Loans in an amount equal to such Excess Amount or (B) prepaid immediately, together with any amounts owing to the Lenders under Section 2.11.
5.3.    Payments Generally.
(a)    Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Administrative Agent, as the case may be, not later than 12:00 Noon (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Administrative Agent’s Office, it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account. The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York time) on such day) like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.
(b)    Any payments under this Agreement that are made later than 2:00 p.m. (New York time) shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or performance of any other obligation hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.
(c)    (x) Any proceeds of the sale, transfer or other disposition of Collateral outside of the ordinary course of business received by the Administrative Agent after an Event of Default has occurred and is continuing or (y) any other proceeds of Collateral received by the Administrative Agent after an Event of Default specified in Section 11.1(d) or (e) or acceleration of the Obligations under this Agreement pursuant to Section 11 has occurred and is continuing shall in the case of either (x) or (y) be applied as set forth in Section 11.2.
(d)    Other than as expressly provided elsewhere herein, if any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 13.8 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 13.8) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this clause (d) and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this clause (d) shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
(e)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower have not in fact made such payment, then each of the Lenders, severally (and not jointly) agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
5.4.    Taxes.
(a)    Defined Terms. For purposes of this Section, the term “applicable law” includes FATCA.
(b)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)    Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)    Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.6(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).
(f)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)    Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (g)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)    any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    executed copies of IRS Form W-8ECI;
(3)    in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)    to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(i)    Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.
5.5.    Computations of Interest and Fees.
(a)    Interest on Eurodollar Loans and, except as provided in the next succeeding sentence, ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Prime Rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)    Fees shall be calculated on the basis of a 360-day year for the actual days elapsed.
5.6.    Limit on Rate of Interest.
(a)    No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.
(b)    Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment which they would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.
(c)    Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate which would be prohibited by any applicable law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, as follows:
(i)    firstly, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; and
(ii)    thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Borrower to the affected Lender.
Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower. Any amount or rate of interest referred to in this Section 5.6(c) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Loan remains outstanding.
SECTION 6.    Conditions Precedent to Initial Borrowing
The Borrowing of Initial Loans under this Agreement is subject to the satisfaction of the following conditions precedent:
6.1.    Credit Documents. All legal matters incident to this Agreement, the extension of the Loans hereunder and the other Credit Documents shall be satisfactory to the Administrative Agent and there shall have been delivered to the Administrative Agent (and if applicable, the Collateral Agent) an executed counterpart of each of the Credit Documents by each Credit Party.
6.2.    Collateral. All certificates, agreements, documents and instruments, including UCC or other applicable personal property security financing statements required or reasonably requested by the Administrative Agent or the Collateral Agent to be delivered, executed, filed, registered or recorded to create the Liens intended to be created by the Security Agreement and perfect such Liens to the extent required by, and with the priority required by, the Security Agreement shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording.

6.3.    Legal Opinions. The Administrative Agent shall have received the executed legal opinions of counsel to the Credit Parties in form and substance reasonably satisfactory to the Administrative Agent. The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinions.
6.4.    No Default. After giving effect to the Borrowings on the Closing Date and the other transactions contemplated hereby, no Default or Event of Default shall have occurred and is continuing.
6.5.    No Material Adverse Effect. Since December 31, 2019, no event or circumstance shall have occurred or be existing that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect; provided that in determining whether a Material Adverse Effect has occurred for purposes of this Section 6.5, current financial and market conditions engendered by the Coronavirus 2019 pandemic (“COVID-19”) shall not be given effect and the direct impacts of COVID-19 on the business, operations or financial condition of Credit Parties that occurred and were disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Credit Parties prior to the Closing Date, shall be disregarded.
6.6.    Intercreditor Agreement; ABL Amendment. Each of the Intercreditor Agreement and the ABL Amendment shall have been executed and delivered by all parties thereto and in each case shall be effective in accordance with its terms.
6.7.    Closing Date Refinancing. The Closing Date Refinancing shall have been (or substantially simultaneously with the consummation of the Closing Date, shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof and Liens in respect thereof discharged and released, and the Administrative Agent shall have received a customary payoff letter in connection therewith.
6.8.    Corporate Documents. The Administrative Agent shall have received:
(a)    a certificate of the secretary or assistant secretary of each Credit Party dated the Closing Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Credit Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Credit Party authorizing the execution, delivery and performance of the Credit Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (C) as to the incumbency and specimen signature of each officer executing any Credit Document or any other document delivered in connection herewith on behalf of such Credit Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (a));
(b)    a certificate as to the good standing of each Credit Party as of a recent date, from such Secretary of State (or other applicable Governmental Authority) of their respective jurisdiction of organization; and
(c)    such other documents as the Lenders or the Administrative Agent may reasonably request.
6.9.    Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer and the chief financial officer of the Borrower, confirming the accuracy of the conditions set forth in Sections 6.4, 6.5, and 6.11 and its compliance with each other condition precedent set forth in this Section 6.
6.10.    Fees. The Administrative Agent shall have received the fees set forth in the Administrative Agent Fee Letter and all expenses (including the reasonable fees, disbursements and other charges of counsel) for which invoices have been presented prior to the Closing Date (or set forth on a funds flow or other settlement statement approved by the Borrower) shall have been paid.
6.11.    Representations and Warranties
. On the Closing Date the representations and warranties made by the Borrower and each other Credit Party shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).
6.12.    Solvency. The Administrative Agent shall have received a solvency certificate in the form of Exhibit F, dated as of the Closing Date and signed by the chief financial officer of the Borrower.
6.13.    Lien Searches. The Administrative Agent shall have received the results of a recent lien search report in such jurisdictions as may be reasonably requested by the Administrative Agent and such reports shall reflect no Liens other than Permitted Liens.
6.14.    Insurance Certificates. The Administrative Agent shall have received certificates of insurance with respect to the insurance policies of the Credit Parties, in each case, meeting the requirements of Section 9.6.
6.15.    Patriot Act, etc. The Lenders and the Administrative Agent shall have timely received all documentation and other information (including the information required under Section 13.18) requested by any Lender or the Administrative Agent or required by regulatory authorities in order for the Administrative Agent and the Lenders to comply with requirements of any Anti-Money Laundering Laws, including the Patriot Act and any applicable “know your customer” rules and regulations. The Borrower shall have delivered to the Administrative Agent, and directly to any Lender requesting the same, a Beneficial Ownership Certification in relation to it (or a certification that the Borrower qualifies for an express exclusion from the “legal entity customer” definition under the Beneficial Ownership Regulations).
6.16.    Notice of Borrowing. Prior to the making of the Loans, the Administrative Agent shall have received a Notice of Borrowing/Continuation (whether in writing or by telephone) meeting the requirements of Section 2.3.
6.17.    No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued or shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified above exist as of that time.
SECTION 7.    [RESERVED]
SECTION 8.    Representations, Warranties and Agreements
In order to induce the Lenders to enter into this Agreement and to make the Loans as provided for herein, the Borrower makes the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans:

8.1.    Due Organization and Qualification; Subsidiaries.
(a)    Each Credit Party (i) is duly organized and existing and in good standing (or the equivalent) under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby.
(b)    Set forth on Schedule 8.1(b) is a complete and accurate description of the authorized Equity Interests of the Borrower, by class, and a description of the number of shares of each such class that are issued and outstanding, in each case as of the Closing Date. Other than as described on Schedule 8.1(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of the Borrower’s Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. The Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests, other than any of the foregoing that would not constitute a Restricted Payment in violation of this Agreement.
(c)    Set forth on Schedule 8.1(c) is a complete and accurate list of the Credit Parties’ direct and indirect Subsidiaries as of the Closing Date, showing: (i) the number of shares of each class of common and preferred Equity Interests authorized for each of such Subsidiaries, and (ii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the Borrower. All of the outstanding Equity Interests of each such Subsidiary has been validly issued and, in the case of each Subsidiary that is a corporation, is fully paid and non-assessable.
(d)    Except as set forth on Schedule 8.1(c), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument. Neither the Borrower nor any of its Subsidiaries are subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Borrower’s Subsidiaries’ Equity Interests or any security convertible into or exchangeable for any such Equity Interests, other than any of the foregoing that would not constitute a Restricted Payment in violation of this Agreement.
8.2.    Due Authorization; No Conflict.
(a)    As to each Credit Party, the execution, delivery, and performance by such Credit Party of the Credit Documents to which it is a party have been duly authorized by all necessary action on the part of such Credit Party.
(b)    As to each Credit Party, the execution, delivery, and performance by such Credit Party of the Credit Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Credit Party or its Subsidiaries, the Organizational Documents of any Credit Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Credit Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any Material Contract of any Credit Party or its Subsidiaries except to the extent that any such conflict, breach or default could not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Credit Party, other than Permitted Liens, or (iv) require any approval of any Credit Party’s interest holders or any approval or consent of any Person under any Material Contract of any Credit Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of Material Contracts, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

8.3.    Governmental Consents. As of the Closing Date, the execution, delivery, and performance by each Credit Party of the Credit Documents to which such Credit Party is a party and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than (a) registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect, and (b) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Administrative Agent for filing or recordation from time to time as contemplated by the terms of the Credit Documents.
8.4.    Binding Obligations; Perfected Liens.
(a)    Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally (regardless of whether such enforceability is considered in a proceeding at law or in equity).
(b)    Collateral Agent’s Liens are validly created, perfected (to the extent perfection is required by the terms of the Credit Documents) and first priority Liens, subject, with respect to their priority, only to Permitted Liens and the terms of the Intercreditor Agreement.
8.5.    Title to Assets; No Encumbrances Margin Regulations. Each of the Credit Parties and its Domestic Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in or other contractual rights to use (in the case of leasehold interests or other contractual interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets necessary for the ordinary conduct of their respective businesses except, with respect to any Real Property, for easements, rights of way, covenants, conditions, zoning restrictions and minor defects in title that do not interfere with the ability of the Credit Parties, taken as a whole, to conduct their business as currently conducted and, in each case, any Permitted Liens. All of such assets are free and clear of Liens except for Permitted Liens.
8.6.    Jurisdiction of Organization; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
(a)    As of the Closing Date, the name of (within the meaning of Section 9-503 of the Code) and jurisdiction of organization of each Credit Party and each of its Subsidiaries is set forth on Schedule 8.6(a).
(b)    As of the Closing Date, the chief executive office of each Credit Party and each of its Subsidiaries is located at the address indicated on Schedule 8.6(b).
(c)    As of the Closing Date, each Credit Party’s tax identification numbers and organizational identification numbers, if any, are identified on Schedule 8.6(c).
(d)    As of the Closing Date, no Credit Party holds any commercial tort claims that exceed $2,000,000 in amount, except as set forth on Schedule 8.6(d).
8.7.    Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of the Borrower, after due inquiry, threatened in writing against a Credit Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.
8.8.    Compliance with Laws

. No Credit Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No Credit Party nor any Subsidiary thereof is an Affected Financial Institution.
8.9.    No Material Adverse Effect. All historical financial statements relating to the Credit Parties and their Subsidiaries that have been delivered by the Borrower to Administrative Agent in connection with this Agreement have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Credit Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since December 31, 2019, no Material Adverse Effect has occurred; provided that in determining whether a Material Adverse Effect has occurred for purposes of this Section 8.9, current financial and market conditions engendered by COVID-19 shall not be given effect and the direct impacts of COVID-19 on the business, operations or financial condition of Credit Parties that occurred and were disclosed in any Form 10-K, Form 10-Q or Form 8-K filed by the Credit Parties prior to the Closing Date, shall be disregarded.
8.10.    Fraudulent Transfer.
(a)    After giving effect to the making of the Loans and the consummation of the other transactions contemplated hereby, the Credit Parties, on a consolidated basis, are Solvent.
(b)    No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Credit Documents with the intent to hinder, delay, or defraud either present or future creditors of such Credit Party.
8.11.    Employee Benefits. As of the Closing Date, except as disclosed on Schedule 8.11 hereto, no Credit Party, none of their Domestic Subsidiaries, nor any of their ERISA Affiliates maintains or contributes to any Benefit Plan or Multiemployer Plans. Except as could not reasonably be expected to have a Material Adverse Effect: (i) each Employee Benefit Plan is compliant with, and has been operated in compliance with, all applicable laws, including ERISA and the Code, and the terms of such plan, and (ii) no Credit Party or Subsidiary has any liability for any excise tax, fine, penalty, or breach of fiduciary duty with respect to any Employee Benefit Plan. No ERISA Event has occurred, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that, either individually or in the aggregate, could reasonably be expected to constitute or result in an ERISA Event with respect to any Benefit Plan that, in each case, either individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
8.12.    Environmental Condition. Except as set forth on Schedule 8.12, (a) to Borrower’s knowledge, no Credit Party’s nor any of its Subsidiaries’ properties or assets has ever been used by a Credit Party, its Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such disposal, production, storage, handling, treatment, release or transport was in violation of any applicable Environmental Law, except to the extent that the foregoing could not reasonably be expected to result in a Material Adverse Effect, (b) no Credit Party’s nor any of its Subsidiaries’ properties or assets has ever been designated or identified on (i) the National Priorities List or (ii) CERCLIS or on any other governmental database or list of properties indicating an actual or potential material liability under any Environmental Law, which in the case of this clause (b), could reasonably be expected to result in a Material Adverse Effect, (c) no Credit Party nor any of its Subsidiaries has received written notice that a Lien arising under any Environmental Law securing an amount in excess of $500,000 has attached to any revenues or to any Real Property owned or operated by a Credit Party or its Subsidiaries, except to the extent that such Liens are subject to a Permitted Protest or are Permitted Liens, and (d) no Credit Party nor any of its Subsidiaries nor any of their respective facilities or operations is subject to any outstanding written order, consent decree, or settlement agreement with any Person relating to any Environmental Law or Environmental Liability that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
8.13.    Intellectual Property. Each Credit Party and its Domestic Subsidiaries own, or hold licenses in, all trademarks, trade names, copyrights, patents, and licenses that are necessary and material to the conduct of its business as currently conducted, and attached hereto as Schedule 8.13 is a true, correct, complete listing of all material trademarks, trade names, copyrights, patents, and licenses as to which the Borrower or one of its Subsidiaries is the owner or is an exclusive licensee as of the Closing Date.
8.14.    Leases. Except as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, (a) each Credit Party and its Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating, and, (b) subject to Permitted Protests, all of such material leases are valid and subsisting and no material default by the applicable Credit Party or its Subsidiaries exists under any of them.
8.15.    Deposit Accounts and Securities Accounts. Set forth on Schedule 8.15 is a listing, as of the Closing Date, of all of the Credit Parties’ and their Domestic Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
8.16.    Complete Disclosure. All written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Credit Party or its Subsidiaries in writing to the Administrative Agent or any Lender (including all information contained in the Schedules hereto or in the other Credit Documents) for purposes of or in connection with this Agreement or the other Credit Documents, and all other such written factual information taken as a whole (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Credit Party or its Subsidiaries for purposes of or pursuant to the terms of this Agreement or the other Credit Documents in writing to the Administrative Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to the Administrative Agent on August 20, 2020 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, on a consolidated basis, Borrower’s good faith estimate, on the date such Projections are delivered, of the Credit Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by the Borrower to be reasonable at the time of the delivery thereof to the Administrative Agent (it being understood that such Projections are subject to uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Subsidiaries, that no assurances can be given that such Projections will be realized, and that actual results may differ in a material manner from such Projections). As of the Closing Date, all of the information included in the Beneficial Ownership Certification is true and correct in all material respects.
8.17.    Material Contracts. Set forth on Schedule 8.17 is a reasonably detailed description of the Material Contracts of each Credit Party and its Domestic Subsidiaries as of the Closing Date. As of the Closing Date, except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Material Contract of a Credit Party or its Domestic Subsidiaries (other than those that have expired at the end of their normal terms) (a) is in full force and effect and is binding upon and enforceable against the applicable Credit Party or its Domestic Subsidiary and, to Borrower’s knowledge, after due inquiry, each other Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (other than amendments or modifications permitted by Section 10.7(b)), and (c) is not in default in any material respect due to the action or inaction of the applicable Credit Party or its Domestic Subsidiary.
8.18.    Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Credit Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in each case in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
8.19.    Indebtedness. Set forth on Schedule 8.19 is a true and complete list of all Indebtedness of each Credit Party and each of its Subsidiaries outstanding immediately prior to the Closing Date (other than Indebtedness with respect to any one transaction or series of related transactions in an amount not to exceed $5,000,000; provided, that all such unscheduled Indebtedness shall not exceed $15,000,000 in the aggregate) that is to remain outstanding immediately after giving effect to the closing hereunder on the Closing Date and such Schedule accurately sets forth the aggregate principal amount of such Indebtedness as of the Closing Date.
8.20.    Payment of Taxes. Except as could not reasonably be expected to result in a Material Adverse Effect, all tax returns and reports of each Credit Party and its Subsidiaries required by law to be filed by any of them have been timely filed, and all Taxes shown on such tax returns to be due and payable and all other Taxes, assessments, fees and other governmental charges upon a Credit Party and its Subsidiaries and upon their respective assets, income, businesses and franchises that are due and payable have been paid when due and payable; provided, however, that, notwithstanding the foregoing Material Adverse Effect qualification, (a) no such payment delinquency in excess of 30 days exists as to the payment of any such Taxes and assessments in an aggregate amount in excess of $500,000, and (b) no Liens (other than inchoate Liens) secure any such delinquent Taxes and assessments in an aggregate amount in excess of $500,000. Each Credit Party and each of its Subsidiaries have made adequate provision in accordance with GAAP for all taxes not yet due and payable. The Borrower does not know of any proposed Tax assessment against a Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect that is not being actively contested by such Credit Party or such Subsidiary diligently, in good faith, and by appropriate proceedings; provided such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.
8.21.    Margin Stock. No Credit Party or any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to the Borrower will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates any of the provisions of Regulation T, U or X of the Board as from time to time in effect and any successor to all or a portion thereof.
8.22.    Governmental Regulation. No Credit Party or any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Credit Party or any of its

Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.
8.23.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws. No Credit Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Credit Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities that would be prohibited by Sanctions, or (c) derives revenues from investments in, or transactions with, Sanctioned Persons or Sanctioned Entities, in each case that would be prohibited by Sanctions applicable to any party thereto. Each of the Credit Parties and its Subsidiaries has implemented and maintains in effect policies and procedures designed in a commercially reasonable manner to promote and achieve compliance with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. Each of the Credit Parties and its Subsidiaries, and to the knowledge of each such Credit Party, each director, officer, employee, agent and Affiliate of each such Credit Party and each such Subsidiary, is in compliance in all material respects with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws. The proceeds of any extension of credit made hereunder will not be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, in each case that would be prohibited by Sanctions applicable to any party thereto, or otherwise used in any manner that would result in a violation of any Sanction, Anti-Corruption Law or Anti-Money Laundering Law by any Person (including any Lender, Hedge Bank or Cash Management Bank, or other individual or entity participating in any transaction).
8.24.    Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the knowledge of the Borrower, threatened in writing against any Credit Party or any of its Subsidiaries before any Governmental Authority and no grievance or arbitration proceeding pending or threatened in writing against any Credit Party or any of its Subsidiaries which arises out of or under any collective bargaining agreement and, in each case, that could reasonably be expected to result in a Material Adverse Effect, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened in writing against any Credit Party or any of its Subsidiaries that could reasonably be expected to result in a Material Adverse Effect, or (iii) except as set forth on Schedule 8.24 to the knowledge of the Borrower, after due inquiry, as of the Closing Date no union representation question existing with respect to the employees of any Credit Party or any of its Domestic Subsidiaries and no material union organizing activity taking place with respect to any of the employees of any Credit Party or any of its Subsidiaries. No Credit Party and no Subsidiary of any Credit Party has incurred any liability or obligation in excess of $500,000 under the Worker Adjustment and Retraining Notification Act or similar state law, which is due and remains unpaid or unsatisfied. The hours worked and payments made to employees of each Credit Party and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements, except to the extent such violations could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. All material payments due from each Credit Party and its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Credit Party or Subsidiary, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
8.25.    Vehicles. The Borrower and each Guarantor that at any time holds title to any used vehicles returned to it on a trade-in basis is primarily in the business of selling new and used vehicles.
SECTION 9.    Affirmative Covenants
The Borrower hereby covenants and agrees that from the Closing Date and thereafter, until the Final Date, the Credit Parties shall, and shall cause each of their Subsidiaries (as applicable) to, comply with each of the following:

9.1.    Financial Statements, Reports, Certificates. Deliver to the Administrative Agent:
(a)    Annual Financial Statements. As soon as available, but in any event within 120 days after the end of each of the Borrower’s fiscal years, consolidated financial statements of the Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to the Administrative Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception other than a qualification relating to compliance with any financial covenant and/or the upcoming maturity date of any Indebtedness being scheduled to occur within twelve months from the time such report is delivered, or (B) qualification or exception as to the scope of such audit. Notwithstanding the foregoing, an auditor’s report delivered in connection with the financial statements required pursuant to this Section 9.1(a) may contain references regarding audits performed by other auditors as contemplated by AU Section 543, Part of Audit Performed by Other Independent Auditors, or any successor or similar standard under GAAP.
(b)    Quarterly Financial Statements. As soon as available, but in any event within 45 days after the end of each of the Borrower’s first three fiscal quarters of each fiscal year, an unaudited consolidated balance sheet as at the end of such fiscal quarter and consolidated income statement and statement of cash flows for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of the consolidated balance sheet, for the last day of the prior fiscal year covering the Borrower and its Subsidiaries, all of which shall be certified by the chief financial officer of the Borrower, along with customary managements’ discussion and analysis.
(c)    Compliance Certificates. At the time of delivery of the financial statements pursuant to Section 9.1(a) and (b), a fully executed Compliance Certificate signed by the chief financial officer of the Borrower.
(d)    Projections. As soon as available, but in any event within 45 days after the start of each of the Borrower’s fiscal years, copies of the Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) reasonably satisfactory to the Administrative Agent for the forthcoming 2 years, year by year, and for the forthcoming fiscal year, month by month, certified by the chief financial officer of the Borrower as being such officer’s good faith estimate of the financial performance of the Borrower during the period covered thereby.
(e)    Other Information. Promptly upon filing thereof by the Borrower, (i) notice of the filing of Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, (ii) notice of any other filings made by the Borrower with the SEC which have become publicly available, and (iii) any other information that is provided by the Borrower to its shareholders generally.
(f)    Notice of Default. Promptly, but in any event within 5 days after the Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default, notice of such event or condition and a statement of the curative action that the Borrower proposes to take with respect thereto.
(g)    Material Litigation. Promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on the Borrower or any of its Subsidiaries, notice of all actions, suits, or proceedings brought by or against the Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in liability in excess of $5,000,000 (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage).
(h)    Additional Information. Upon the request of the Administrative Agent, any other information reasonably requested relating to the financial condition of the Borrower or its Subsidiaries.

The Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Communications that may be distributed to the Public Lenders and that (w) all such Communications shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Communications “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Communications as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Communications constitute Information, they shall be treated as set forth in Section 13.16); (y) all Communications marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent shall be entitled to treat any Communications that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.
All items delivered pursuant to this Section 9.1 shall also be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed in Section 13.2; or (ii) on which such documents are posted on the Borrower’s behalf by Administrative Agent on an Internet or intranet website maintained by Administrative Agent, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) including, to the extent the Lenders and the Administrative Agent have access thereto and such documents are available thereon, the EDGAR database and sec.gov.
9.2.    Schedule Supplement. The Borrower shall concurrently with the delivery of financial statements pursuant to Section 9.1(a), deliver to the Administrative Agent and the Collateral Agent a certificate of an Authorized Officer of the Borrower supplementing Schedules 8.6(a), 8.6(b), 8.6(c) and 8.6(d) of this Agreement and Schedules 2, 3, 4, 5 and 6 of the Security Agreement, or in each case confirming that there has been no change in such schedule since the Closing Date or the Authorized Officer’s certificate most recently-delivered pursuant to this Section 9.2.
9.3.    Existence. Except as otherwise permitted under Section 10.3 or Section 10.4, at all times maintain and preserve in full force and effect (a) its existence (including being in good standing (or the equivalent) in its jurisdiction of organization) and (b) all rights and franchises (if any), licenses and permits that are material to its business except (in the case of this clause (b)) as could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders or to the business of any Credit Party.
9.4.    Maintenance of Properties.
(a)    Maintain and preserve all of its assets that are material to the proper conduct of its business in good working order and condition, ordinary wear, tear, and casualty excepted and Permitted Dispositions excepted (and except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect).
(b)    Comply with the provisions of all leases to which it is a party as lessee, so as to prevent the loss or forfeiture thereof, unless such provisions are the subject of a Permitted Protest, except (in the case of this clause (b)) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
9.5.    Taxes. Cause all federal and other material assessments and Taxes imposed, levied, or assessed against any Credit Party or its Subsidiaries, or any of their respective assets or in respect of any of its income, businesses, or franchises to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that (a) the validity of such assessment or Tax shall be the subject of a Permitted Protest and so long as, in the case of an assessment or Tax that has or may become a Lien against any of the Collateral, such contest proceedings operate to stay the sale of any portion of the Collateral to satisfy such assessment or Tax and/or (b) such assessments and Taxes, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; provided, however, that, notwithstanding the foregoing Material Adverse Effect qualification, (i) the aggregate amount of any such assessments and taxes delinquent in excess of 30 days shall in no event exceed $500,000, and (ii) the aggregate amount of any such delinquent assessments and taxes secured by Liens (other than inchoate Liens) shall in no event exceed $500,000. Each Credit Party will and will cause each of its Subsidiaries to make timely payment or deposit of all Tax payments and withholding taxes required of it and them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income Taxes, in each of the foregoing cases to the extent that the failure to make such payment or deposit could reasonably be expected to result in a Material Adverse Effect, and will, upon request, furnish the Administrative Agent with proof reasonably satisfactory to the Administrative Agent indicating that the Borrower and each of its Subsidiaries have made such payments or deposits.
9.6.    Insurance. At Borrower’s expense, maintain insurance, or cause such insurance to be maintained, respecting each of the Credit Parties’ and their Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses. Borrower also shall maintain (with respect to each of the Credit Parties and their Subsidiaries) business interruption, general liability, product liability insurance, director’s and officer’s liability insurance, and fiduciary liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation and with respect to owned Real Property located in a flood zone, flood insurance. All such policies of insurance shall be with responsible and reputable insurance companies (as determined at the time of entry into or renewal of the applicable coverage) reasonably acceptable to the Administrative Agent and in such amounts as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and located and in any event in amount, adequacy and scope reasonably satisfactory to the Administrative Agent (and the Administrative Agent acknowledges that based on the information provided to it on or prior to the Closing Date with respect to the Credit Parties’ and their Subsidiaries’ insurance coverage in effect on such date, the amounts, adequacy and scope are reasonably satisfactory to it and such insurance coverage otherwise complies with the requirements of this Section). All property insurance policies covering the Collateral are to be made payable to the Collateral Agent for the benefit of the Administrative Agent, Collateral Agent and the Lenders, as their interests may appear, in case of loss, pursuant to a standard loss payable endorsement with a standard non-contributory “lender” or “secured party” clause and are to contain such other provisions as the Collateral Agent may reasonably require to fully protect the Lenders’ interest in the Collateral and to any payments to be made under such policies. All certificates of property and general liability insurance are to be delivered to the Collateral Agent, with the loss payable (but only in respect of Collateral) and additional insured endorsements in favor of the Collateral Agent and shall provide for not less than 30 days (10 days in the case of non-payment) prior written notice to the Administrative Agent and the Collateral Agent of the exercise of any right of cancellation. If the Borrower fails to maintain such insurance, the Collateral Agent may arrange for such insurance, but at the Borrower’s expense and without any responsibility on the Collateral Agent’s part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims; provided that the Borrower may later cancel any insurance purchased by the Collateral Agent, but only after providing the Collateral Agent with evidence reasonably satisfactory to the Collateral Agent that the Borrower has obtained insurance as required by this Agreement. The Borrower shall give the Administrative Agent and the Collateral Agent prompt notice of any loss exceeding $2,000,000 covered by its casualty or business interruption insurance. Upon the occurrence and during the continuance of an Event of Default, and, subject to the terms of the Intercreditor Agreement and any other Acceptable Intercreditor Agreement, the Collateral Agent shall have the sole right to file claims under any property and general liability insurance policies in respect of the Term Priority Collateral, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.
9.7.    Inspection. Permit officers and designated representatives of the Administrative Agent, the Collateral Agent or one or more Lenders to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection, and to examine the books of account of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants; provided, however, the Administrative Agent, the Collateral Agent and the Lenders shall be limited to one such examination per calendar year, which shall be at the sole expense of the Credit Parties; provided further, however, (i) if an Event of Default has occurred and is continuing there shall be no limitation as to the number and frequency of such examinations at the sole expense of the Credit Parties and (ii) any examinations made pursuant to clause (i) of this proviso shall not count against the number of examinations permitted under the first proviso of this sentence. Notwithstanding anything to the contrary in this Agreement, none of the Borrower nor any of its Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any applicable legal requirement or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.
9.8.    Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
9.9.    Environmental.
(a)    Keep any property either owned or operated by any Credit Party free of any Environmental Liens securing an amount in excess of $500,000 or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, except to the extent that such Liens are subject to a Permitted Protest,
(b)    Comply with Environmental Laws and provide to the Administrative Agent material documentation of such compliance which the Administrative Agent reasonably requests, except to the extent that non-compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect,
(c)    Promptly notify the Administrative Agent of any release of which the Borrower has knowledge of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Credit Party and take any Remedial Actions required to abate said release or otherwise to come into compliance, in all material respects, with applicable Environmental Law, and
(d)    Promptly, but in any event within 5 Business Days of its receipt thereof, provide the Administrative Agent with written notice of any of the following: (i) written notice that an Environmental Lien has been filed against any of the real or personal property of any Credit Party, (ii) written notice of commencement of any Environmental Action or written notice that an Environmental Action will be filed against any Credit Party, and (iii) written notice of a violation, citation, or other administrative order from a Governmental Authority relating to any liability of any Credit Party with respect to Environmental Laws in excess of $5,000,000.
9.10.    Disclosure Updates. Promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify the Administrative Agent if any written information, exhibit, or report (other than materials marked as drafts and forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished to the Administrative Agent or the Lenders pursuant to any Credit Document contained, at the time it was furnished and taken together with all information then or thereafter furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.
9.11.    Formation of Subsidiaries. At the time any Credit Party forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date, or any Excluded Subsidiary becomes a non-Excluded Subsidiary, such Credit Party shall (a) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Excluded Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by the Administrative Agent in its sole discretion), cause any Subsidiary to provide to Administrative Agent a joinder to the Guaranty and the Security Agreement, together with such other security documents, as well as appropriate financing statements, all in form and substance reasonably satisfactory to the Administrative Agent and Collateral Agent (including being sufficient to grant Collateral Agent a first priority Lien (subject to Permitted Liens, the Intercreditor Agreement and any other Acceptable Intercreditor Agreement) in and to the assets (other than Real Property) of such newly formed or acquired Subsidiary or such existing Subsidiary that becomes a non-Excluded Subsidiary); provided that (i) such joinder to the Guaranty, the Security Agreement, and such other security documents shall not be required to be provided to Administrative Agent and Collateral Agent with respect to any Excluded Subsidiary, so long as such Subsidiary does not guarantee any of the Revolving Loan Indebtedness or Credit Agreement Refinancing Indebtedness and (ii) no Excluded Subsidiary shall be excluded from the foregoing requirements to the extent that such Subsidiary is, or is required to become, an obligor in respect of Revolving Loan Indebtedness, (b) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Excluded Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by Administrative Agent in its sole discretion) provide to Administrative Agent and Collateral Agent a pledge agreement (or an addendum to the Security Agreement) and appropriate certificates and powers or financing statements, pledging all of the direct or beneficial ownership interest in such Subsidiary reasonably satisfactory to the Administrative Agent and Collateral Agent; provided that (i) only 65% of the total outstanding Voting Equity Interests of any first-tier Foreign Subsidiary shall be required to be pledged (which pledge (1) if provided to the Revolving Administrative Agent and/or the lenders under Revolving Credit Agreement or (2) if reasonably requested by the Administrative Agent and Collateral Agent with respect to a Foreign Subsidiary that generates annual revenue in excess of 5.0% of the consolidated annual revenue of the Borrower and its Subsidiaries or owns assets the book value of which exceeds 5.0% of the consolidated book value of the total assets of the Borrower and its Subsidiaries, shall be governed by the laws of the jurisdiction of such Foreign Subsidiary), and (ii) this clause (b) shall not apply to the Stock of any Excluded Subsidiary, other than to the extent contemplated by the immediately preceding clause (i), and (c) within 15 days of such formation or acquisition or change in status (or, in the case of a Subsidiary that ceases to be an Excluded Subsidiary, by the date delivery of the Compliance Certificate relating to the period during which such change in status occurred or, in any case, such later date as permitted by the Administrative Agent in its sole discretion) provide to the Administrative Agent and Collateral Agent all other documentation, including, if requested by the Administrative Agent, one or more opinions of counsel reasonably satisfactory to the Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above. In addition, no Credit Party that is a limited liability company shall be permitted to divide itself into two or more limited liability companies (pursuant to a “plan of division” as contemplated under the Delaware Limited Liability Company Act or otherwise) other than to effectuate a Permitted Disposition without the prior written consent of the Administrative Agent, and in the event that any Credit Party that is a limited liability company divides itself into two or more limited liability companies (with or without the prior consent of the Administrative Agent as required above), any limited liability companies formed as a result of such division shall be required to comply with the obligations set forth in this Section 9.11 (regardless of whether any such new companies are “Subsidiaries” or not, unless any such new company is not a Subsidiary as the result of a Permitted Disposition or such new company is an Excluded Subsidiary) and the other further assurances obligations set forth in the Credit Documents and, except in the case of an Excluded Subsidiary or a Person that is not a Subsidiary as the result of a Permitted Disposition, become a Guarantor under this Agreement and the other Credit Documents. Any document, agreement, or instrument executed or issued pursuant to this Section 9.11 shall be a Credit Document. This Section 9.11 is subject in all respects to the provisions of the Intercreditor Agreement.
9.12.    Further Assurances. At any time upon the reasonable request of the Administrative Agent or the Collateral Agent, execute or deliver to the Administrative Agent and Collateral Agent any and all financing statements, security agreements, pledges, assignments, endorsements of certificates of title, opinions of counsel, and all other documents (collectively, the “Additional Documents”) that the Administrative Agent and Collateral Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent or Collateral Agent, to create, perfect, and continue perfected or to better perfect the Collateral Agent’s Liens in substantially all of the personal property assets of each Credit Party (whether now owned or hereafter arising or acquired, tangible or intangible), including without limitation the Equity Interests of the Borrower’s Subsidiaries, and in order to fully consummate all of the transactions contemplated hereby and under the other Credit Documents; provided that the foregoing shall not apply to any Real Property or to any Foreign Subsidiary of the Borrower or if providing such documents would result in adverse tax consequences (as determined by the Borrower in good faith) or the costs to the Credit Parties of providing such documents are unreasonably excessive (as reasonably determined by the Administrative Agent in consultation with Borrower) in relation to the benefits of the Administrative Agent, the Collateral Agent and the Lenders of the benefits afforded thereby. To the maximum extent permitted by applicable law, if any Credit Party refuses or fails to execute or deliver any reasonably requested Additional Documents within a reasonable period of time following the request to do so, such Credit Party hereby authorizes the Administrative Agent to execute any such Additional Documents in the applicable Credit Party’s or its Subsidiary’s name, as applicable, and authorizes the Administrative Agent to file such executed Additional Documents in any appropriate filing office. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as the Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Subsidiaries (other than any Excluded Subsidiary) and are secured by substantially all of the assets of the Subsidiaries (other than any Excluded Subsidiary) and all of the outstanding Equity Interests of the Borrower’s Subsidiaries (subject to exceptions and limitations contained in the Credit Documents with respect to Foreign Subsidiaries and Excluded Subsidiaries). This Section 9.12 is subject in all respects to the provisions of the Intercreditor Agreement.
9.13.    Maintenance of Ratings. The Borrower will use commercially reasonable efforts to obtain and maintain a corporate family and/or corporate credit rating, as applicable, and ratings in respect of the Loans provided hereunder, in each case from each of S&P and Moody’s (but not to maintain a specific rating).
9.14.    Post-Closing Undertakings. As promptly as practicable, and in any event within the time periods after the Closing Date specified in Schedule 9.14 or such later date as the Administrative Agent may agree in its discretion, the Credit Parties shall deliver the documents or take the actions specified in Schedule 9.14, in each case except to the extent otherwise agreed by the Administrative Agent in its discretion.
9.15.    Swap Obligations. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under the Guaranty in respect of Swap Obligations (subject in all cases to Section 3 of the Guaranty). The obligations of each

Qualified ECP Guarantor under this Section 9.15 shall remain in full force and effect until a discharge of the Guaranty in accordance with Section 24(a) thereof. Each Qualified ECP Guarantor intends that this Section 9.15 constitute, and this Section 9.15 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
9.16.    OFAC; Sanctions; Anti-Corruption Laws; Anti-Money Laundering Laws; Beneficial Ownership Regulation.
(a)    Comply, and cause each of its Subsidiaries to comply, with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, in each case in all material respects. Each of the Credit Parties and its Subsidiaries shall implement and maintain in effect policies and procedures designed in a commercially reasonable manner to promote and achieve compliance by the Credit Parties and their Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws.
(b)    Notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation).
(c)    Promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.
9.17.    Employee Benefits. Promptly notify the Administrative Agent if any Credit Party or any of its Subsidiaries becomes obligated to make a contribution in excess of $500,000 in the aggregate in any fiscal year to any Benefit Plan or Multiemployer Plan or the occurrence of any ERISA Event that could reasonably be expected to have a Material Adverse Effect.
SECTION 10.    Negative Covenants
The Borrower hereby covenants and agrees that on the Closing Date and thereafter until the Final Date:
10.1.    Limitation on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist, guarantee, or otherwise become or remain directly or indirectly, liable with respect to any Indebtedness, except for Permitted Indebtedness.
10.2.    Limitation on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens.
10.3.    Limitation on Fundamental Changes. The Borrower will not, and will not permit any of its Subsidiaries to:
(a)    other than in order to consummate a Permitted Acquisition, or a sale or other disposition of a Subsidiary of the Borrower permitted by Section 10.4, enter into any merger, consolidation, reorganization, or recapitalization, other than mergers, consolidations and reorganizations (i) between Guarantors, (ii) between the Borrower and any of its Subsidiaries, provided that the Borrower is the surviving entity of such merger, consolidation or reorganization, (iii) between non-Credit Parties, and (iv) between a Guarantor and a non-Credit Party; provided that the Guarantor is the surviving entity of such merger, consolidation or reorganization.
(b)    liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except for (i) the liquidation or dissolution of Inactive Subsidiaries or non-operating Subsidiaries of the Borrower with no material assets and no material liabilities, (ii) the liquidation or dissolution of a Credit Party (other the Borrower) or any of the Borrower’s Wholly-Owned Subsidiaries, in each case, so long as all of the assets (including any interest in any Equity Interest) of such liquidating or dissolving Credit Party or Subsidiary are transferred to a Credit Party (or, in the case of a liquidating or dissolving non-Credit party, to another Wholly-Owned Subsidiary of the Borrower) that is not liquidating or dissolving, or (iii) the liquidation or dissolution of a Subsidiary of the Borrower that is not a Credit Party so long as (A) all of the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of the Borrower that is not liquidating or dissolving and (B) if all or any portion of the Equity Interests of the liquidating or dissolving Subsidiary are subject to a Lien in favor of the Collateral Agent, the assets of such liquidating or dissolving Subsidiary are transferred to a Subsidiary of the Borrower the Equity Interests of which are subject to a Lien in favor of the Collateral Agent (subject to exceptions and limitations contained in the Credit Documents with respect to Foreign Subsidiaries and Excluded Subsidiaries), or
(c)    suspend or discontinue a substantial portion of any material line of business of the Borrower and its Subsidiaries, taken as a whole, except as permitted pursuant to clauses (a) or (b) above or in connection with the transactions permitted pursuant to Section 10.4; provided, however, that the foregoing requirement shall not apply to temporary suspensions of operations in the ordinary course of business or in response to the occurrence of any force majeure events.
10.4.    Limitation on Sale of Assets. Other than Permitted Dispositions, Permitted Investments or transactions expressly permitted by Sections 10.3 (including without limitation in connection with any merger, dissolution or liquidation permitted thereunder) or 10.11, the Borrower will not, and will not permit any of its Subsidiaries to convey, sell, lease, license, assign, transfer, or otherwise dispose of (or (unless the effectiveness of such agreement is expressly conditioned upon the consent thereto by the Required Lenders or the repayment in full of the Obligations) enter into an agreement to convey, sell, lease, license, assign, transfer, or otherwise dispose of) any of the assets of any Credit Party or any of the Subsidiaries of a Credit Party (each, a “Disposition”).
10.5.    Change Name. The Borrower will not, and will not permit any of its Subsidiaries to change any Credit Party’s name, organizational identification number, state of organization or type of organization; provided, however, that any Credit Party may change its name upon at least 10 days prior written notice (or such shorter period approved by the Administrative Agent in its sole discretion) to the Administrative Agent of such change.
10.6.    Changes in Business. The Borrower and the Subsidiaries, taken as a whole, will not make any change in the principal nature of its or their business as described in Schedule 10.6 or acquire any properties or assets that are not reasonably similar or related to the conduct of such business activities; provided, however, that the foregoing shall not prevent any Credit Party or any of its Subsidiaries from engaging in any business that is reasonably related or ancillary to, or a reasonable extension of, its or their business.
10.7.    Prepayments and Amendments.
(a)    Except in connection with Permitted Refinancing Indebtedness permitted by Section 10.1, the Borrower will not, and will not permit any of its Subsidiaries to:
(i)    optionally prepay, redeem, defease, purchase, or otherwise acquire any Junior Financing of any Credit Party or any of its Subsidiaries, other than (A) with amounts applied to such use under the Available Amount Basket, (B) with the proceeds of the substantially concurrent sale or issuance of Qualified Equity Interests of the Borrower (including the conversion of convertible Indebtedness of the Borrower and its Subsidiaries into Qualified Equity Interests of the Borrower) or (C) so long as on a pro forma basis after giving effect to such redemption, prepayment, defeasance, purchase or repayment, (x) no Event of Default has occurred and is continuing or would result therefrom and (y) on a pro forma basis after giving effect thereto, the Total Leverage Ratio for the most recent Test Period at the end of which Section 9.1 Financials were required to have been delivered shall not exceed 2.00 to 1.00, or
(ii)    make any payment on account of Indebtedness that has been contractually subordinated in right of payment to the Obligations if such payment is not permitted at such time under the subordination terms and conditions, and
(b)    The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, amend, modify, or change any of the terms or provisions of:
(i)    except in connection with Permitted Refinancing Indebtedness permitted by Section 10.1, any agreement, instrument, document, indenture, or other writing evidencing or concerning Junior Financing, except to the extent that such amendment, modification, or change could not, individually or in the aggregate, reasonably be expected to be materially adverse to the interests of the Lenders,
(ii)    any Revolving Indebtedness Document or any documentation relating to any Credit Agreement Refinancing Indebtedness, except to the extent permitted by the Intercreditor Agreement (or other applicable intercreditor agreement), or
(iii)    the Organizational Documents of any Credit Party or any of its Subsidiaries if the effect thereof, either individually or in the aggregate, could reasonably be expected to be materially adverse to the interests of the Lenders.
10.8.    Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to make any Restricted Payment; provided, however, that, so long as it is permitted by law, and so long as no Default or Event of Default shall have occurred and be continuing or would exist upon giving effect thereto:
(a)    the Borrower may make distributions to former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing), solely in the form of forgiveness of Indebtedness of such Persons owing to the Borrower on account of repurchases of the Equity Interests of the Borrower held by such Persons; provided that such Indebtedness was incurred by such Persons solely to acquire Equity Interests of the Borrower,
(b)    the Borrower may make distributions to former employees, officers, or directors of the Borrower (or any spouses, ex-spouses, or estates of any of the foregoing) on account of redemptions of Equity Interests of the Borrower held by such Persons, provided, however, that the aggregate amount of such redemptions made by the Borrower plus the amount of Indebtedness outstanding under clause (l) of the definition of Permitted Indebtedness, does not exceed the Stock Redemption Base Amount in the aggregate in any fiscal year; provided, that an amount of up to the Stock Redemption Carry-Forward Amount (minus the amount of any Stock Redemption Carry-Forward Amount for such year under clause (l) of the definition of Permitted Indebtedness) may be carried forward to the next succeeding fiscal year if not used in such fiscal year; provided further, that any amount so carried over may not be used in that fiscal year until the Stock Redemption Base Amount permitted to be expended in such fiscal year has first been used in full and any such carry-over amount applicable to a succeeding fiscal year may not be carried forward to another fiscal year,
(c)    the Borrower may make Restricted Payments from the Available Amount Basket,

(d)    the Borrower may make Restricted Payments consisting of repurchases of Equity Interests deemed to occur upon the non-cash exercise of stock options, stock appreciation rights, restricted stock units, warrants or other convertible or exchangeable securities,
(e)    any Subsidiary may make Restricted Payments to the Borrower or any other Subsidiary; provided that in the case of any such Restricted Payment by a Subsidiary that is not a Wholly-Owned Subsidiary, such Restricted Payment is made to the Borrower or any of its Subsidiaries and to each other owner of Equity Interests of such Subsidiary based on their relative ownership interests of the relevant class of Equity Interests,
(f)    the Borrower or any Subsidiary may make Restricted Payments consisting of cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or such Subsidiary,
(g)    the Borrower may make withholding tax payments on behalf of employees in connection with the exercise by such employees of stock options or other rights to purchase Equity Interests or the vesting of restricted Equity Interests,
(h)    the Borrower or any Subsidiary may make cash payments representing the “strike price” for any stock option, warrant or other convertible or exchangeable security payable by the holder thereof, but only to the extent such “strike price” was actually received by the Borrower or such Subsidiary and no netting of such payment was made by the Borrower or such Subsidiary, in each case, prior to the Borrower or such Subsidiary making any cash payment in respect of such stock option, warrant or other convertible or exchangeable security,
(i)    the Borrower may make other Restricted Payments so long as a pro forma basis after giving effect to such Restricted Payment, (x) no Event of Default has occurred and is continuing or would result therefrom and (y) the Total Leverage Ratio as of the last Test Period at the end of which Section 9.1 Financials were required to have been delivered, would not exceed 2.00 to 1.00, and
(j)    Borrower may declare and pay dividends in accordance with Borrower’s publicly announced regular dividend policy approved by the Borrower’s Board of Directors; provided that no Event of Default shall have occurred and be continuing at the time of declaration thereof.
10.9.    Accounting Methods.
The Borrower will not, and will not permit any of its Subsidiaries to, modify or change its fiscal year or its method of accounting (other than as may be required to conform to GAAP or, subject to Section 1.3, permitted by GAAP).
10.10.    Limitation on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make any Investments in any Person, except for Permitted Investments.
10.11.    Transactions with Affiliates.
The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate except for:
(a)    transactions (other than the payment of management, consulting, monitoring, or advisory fees) between any Credit Party or any of its Subsidiaries, on the one hand, and any Affiliate of any Credit Party or Subsidiaries of any Credit Party, on the other hand, so long as such transactions (i) are in the ordinary course of business and (ii) are no less favorable, taken as a whole, to any Credit Party or any of its Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate,

(b)    so long as it has been approved by such Credit Party’s or such Subsidiary’s board of directors (or comparable governing body) in accordance with applicable law, the provision of officers’ and directors’ (or the equivalent) indemnification and insurance in reasonable amounts,
(c)    so long as it has been approved by such Credit Party’s or such Subsidiary’s board of directors (or comparable governing body or authorized officer) in accordance with applicable law, the payment of reasonable compensation, severance, or employee benefit arrangements to employees, officers, and outside directors of each Credit Party and its Subsidiaries in the ordinary course of business and consistent with industry practice,
(d)    so long as the Borrower and the Subsidiaries file a consolidated or unitary return for federal and state income tax purposes, the Subsidiaries may make distributions to the Borrower to permit the Borrower to pay federal or state income taxes then due and owing, franchise taxes and other similar expenses incurred in the ordinary course of business; provided that the amount of such distribution shall not be greater, nor the receipt by the Borrower and the Subsidiaries of tax benefits less, than they would have been had the Subsidiaries been treated as if they did not file a consolidated return or unitary return with the Borrower,
(e)    transactions (i) among Credit Parties otherwise not prohibited by the terms of this Agreement, (ii) permitted by Section 10.3 or Section 10.9, (iii) that are Permitted Intercompany Advances, (iv) permitted by clauses (e) and (j) of the definition of the term “Permitted Investments”, or (v) solely with respect to Investments in Joint Ventures, permitted by clause (o) of the definition of the term “Permitted Investments”,
(f)    reorganizations of Subsidiaries consummated for the purpose of reducing tax obligations of the Borrower and its Subsidiaries, so long as the transaction is permitted under Section 10.3, and
(g)    sales or leases of goods (other than goods constituting accounts or inventory) to Affiliates in the ordinary course of business consistent with past practice for less than fair market value, but for not less than cost.
10.12.    Use of Proceeds. Borrower will not use the proceeds of the Initial Loans made hereunder for any purpose other than (a) the Closing Date Refinancing, (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Credit Documents and the transactions contemplated hereby and thereby, and (c) thereafter, consistent with the terms and conditions hereof, for their lawful and permitted purposes, including without limitation to finance the ongoing corporate needs of the Credit Parties, including Permitted Acquisitions; provided, however, that (x) no part of the proceeds of the Loans made to the Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates any of the provisions of Regulation T, Regulation U or Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof, (y) no part of the proceeds of any Loan will be used, directly or indirectly, to make any payments to a Sanctioned Entity or a Sanctioned Person, to fund any investments, loans or contributions in, or otherwise make such proceeds available to, a Sanctioned Entity or a Sanctioned Person, to fund any operations, activities or business of a Sanctioned Entity or a Sanctioned Person, in each case that would be prohibited by Sanctions applicable to any party hereto, or in any other manner that would result in a violation of Sanctions by any Person, and (z) no part of the proceeds of any Loan will be used, directly or indirectly, in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Money Laundering Laws.
10.13.    Limitation on Issuance of Equity Interests. Issue or sell or enter into any agreement or arrangement for the issuance and sale of any of its Equity Interests, other than (a) the issuance or sale of Qualified Equity Interests by the Borrower, (b) the issuance of Equity Interests by any

Wholly-Owned Subsidiary to the Borrower or any other Wholly-Owned Subsidiary that is a Credit Party and (c) any sale of Equity Interests of any Subsidiary that complies with Section 10.4.
SECTION 11.    Events of Default.
11.1.    Events of Default. Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
(a)    Payments. If Borrower fails to pay when due and payable, or when declared due and payable in accordance with the Credit Documents, (a) all or any portion of the Obligations consisting of interest, fees, charges or expenses due the Lenders, the Administrative Agent or the Collateral Agent, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations;
(b)    Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.1(a), (b) or (c), Section 9.1(f), Section 9.3 (in respect of the Borrower only) or Section 10 or (ii) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 11.1(a) or 11.1(h) or clause (i) of this Section 11.1(b)) contained in this Agreement or any Credit Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders;
(c)    Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $25,000,000, or more (except to the extent fully covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Credit Party, or any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 60 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;
(d)    Voluntary Bankruptcy. If an Insolvency Proceeding is commenced by a Credit Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries;
(e)    Involuntary Bankruptcy. If an Insolvency Proceeding is commenced against a Credit Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries and any of the following events occur: (a) such Credit Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Credit Party or such Subsidiary, or (e) an order for relief shall have been issued or entered therein;
(f)    Restraint on Business. If a Credit Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of the business affairs of the Credit Parties and their Subsidiaries, taken as a whole;
(g)    Default Under Other Agreements. If there is (a) an “Event of Default” (as defined in the Revolving Indebtedness Documents) or (b) a default in one or more agreements to which a Credit Party, any of its Domestic Subsidiaries or any of its Material Foreign Subsidiaries is a party with one or more third Persons relative to a Credit Party’s or any of such Subsidiary’s Indebtedness involving an aggregate amount of $25,000,000 or more, and, in the case of this clause (b), such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by the holders of the related Indebtedness, irrespective of whether exercised, to accelerate the maturity of such Credit Party’s or such Subsidiary’s obligations thereunder; provided that there shall not be an Event of Default hereunder as a result of the existence of a default under the definitive documentation governing any Acquired Indebtedness permitted as Permitted Indebtedness hereunder to the extent (x) such Acquired Indebtedness is repaid in full within 60 days of the consummation of the Permitted Acquisition, (y) the Borrower has notified the Administrative Agent in writing of the Credit Parties’ intent to so repay such Indebtedness in full during such 60 day period, and (z) no holder of such Acquired Indebtedness has commenced any enforcement actions with respect thereto or acceleration of the maturity thereof; provided further that no such event under the Revolving Indebtedness Documents (other than a payment default) shall constitute an Event of Default under this Section 11.1(g) until the earliest to occur of (x) the date that is thirty (30) days after such event or circumstance (but only if such event or circumstance has not been waived or cured), (y) the acceleration of the Revolving Indebtedness and (z) the exercise of any remedies by the Revolving Administrative Agent or collateral agent or any lenders holding Revolving Indebtedness (or Permitted Refinancing Indebtedness in respect thereof) in respect of any Collateral;
(h)    Representations etc. If any warranty, representation, certificate, statement, or record made herein or in any other Credit Document or delivered in writing to the Administrative Agent or any Lender pursuant to this Agreement or any other Credit Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;
(i)    Guarantee. If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);
(j)    Security Documents. If the Security Agreement or any other Credit Document that purports to create a Lien, shall, except to the extent permitted by the terms thereof or hereof, for any reason, fail or cease to create a valid and perfected, first priority Lien on or a security interest in the Collateral covered thereby (subject to Permitted Liens), except (a) as a result of a disposition of the applicable Collateral in a transaction permitted under this Agreement, (b) with respect to Collateral the aggregate value of which, for all such Collateral, does not exceed at any time, $5,000,000, or (c) as the result of an action or failure to act on the part of Agent;
(k)    Validity of Credit Documents. The validity or enforceability of any Credit Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of the Administrative Agent) be declared to be null and void, or a proceeding shall be commenced by a Credit Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Credit Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Credit Party or its Subsidiaries shall deny that such Credit Party or its Subsidiaries has any liability or obligation purported to be created under any Credit Document (except as the result of the release or termination thereof in accordance with the terms of the Credit Documents);
(l)    ERISA Events. An ERISA Event occurs with respect to a Benefit Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of any Credit Party under Title IV of ERISA to the Benefit Plan, Multiemployer Plan or the PBGC that could reasonably be expected to have a Material Adverse Effect or result in the imposition of a lien on the assets of any Credit Party under Section 303(k) or Section 4068 of ERISA or Section 430(k) of the Code securing an amount in excess of $5,000,000;
(m)    Change of Control. A Change of Control shall occur; or

(n)    Subordination. (i) The subordination provisions of the documents evidencing or governing (x) any Indebtedness that is subordinated in right of payment to any of the Obligations or (y) any secured Indebtedness that is junior to the Lien on the Collateral securing any Obligations (any such Indebtedness, “Subordinated Indebtedness”), or provisions of the Intercreditor Agreement or any other Acceptable Intercreditor Agreement (any such provisions being referred to as the “Intercreditor Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness, or (ii) the Borrower or any other Credit Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Intercreditor Provisions, (B) that the Intercreditor Provisions exist for the benefit of the Secured Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Credit Party, shall be subject to any of the Intercreditor Provisions;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent shall, upon the written request of the Required Lenders, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Sections 11.1(d) or (e) shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clause (i) below shall occur automatically without the giving of any such notice), (i) declare the principal of and any accrued interest and fees in respect of all Loans and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and (ii) exercise rights and remedies under the Credit Documents, at law or in equity.
11.2.    Application of Funds. After the occurrence and during the continuation of an Event of Default (or after the Loans have automatically become immediately due and payable as set forth in the proviso to the last paragraph of Section 11.1), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:
First, ratably, pay any reasonable and documented out-of-pocket fees, indemnities, or expense reimbursements then due to the Administrative Agent from the Borrower (other than in connection with Secured Cash Management Obligations or Secured Hedge Obligations);
Second, ratably, to pay any reasonable and documented out-of-pocket fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Secured Cash Management Obligations or Secured Hedge Obligations);
Third, to pay interest due and payable in respect of any Loans, ratably;
Fourth, to pay principal on the Loans and to pay any amounts owing with respect to Secured Hedge Obligations, ratably;
Fifth, to pay any amounts owing with respect to Secured Cash Management Obligations, ratably;
Sixth, to the payment of any other Obligation due to the Administrative Agent or any Secured Party by the Borrower;
Seventh, as provided for under the Intercreditor Agreement and any other Acceptable Intercreditor Agreement; and
Eighth, after all of the Obligations have been paid in full, to the Borrower or as the Borrower shall direct or as otherwise required by law.

Notwithstanding the foregoing, if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses First through Seventh above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation ratably, based on the proportion of the Administrative Agent’s and each Secured Party’s interest in the aggregate outstanding Obligations described in such clauses.
SECTION 12.    The Agents.
12.1.    Appointment and Authority.
(a)    Each Lender hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Sections 12.6 and 12.12 the provisions of this Section 12 are solely for the benefit of the Administrative Agent, the Lead Arrangers, the Lenders and their respective Related Parties, and neither the Borrower nor any Subsidiary thereof shall have rights as a third-party beneficiary of any of such provisions.
(b)    The Administrative Agent shall also act as the “Collateral Agent” under the Credit Documents, and each of the Lenders (including each holder of Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Credit Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto (including to enter into additional Credit Documents or supplements to existing Credit Documents on behalf of the Secured Parties). In this connection, the Administrative Agent, as Collateral Agent and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to this Section 12 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Section 12 (including Section 12.11, as though such co-agents, sub-agents and attorneys-in-fact were the Collateral Agent under the Credit Documents) and Section 13 as if set forth in full herein with respect thereto.
(c)    It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
12.2.    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust, financial advisory, underwriting, capital markets or other business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders or to provide notice to or consent of the Lenders with respect thereto.
12.3.    Exculpatory Provisions.

(a)    The Administrative Agent, the Lead Arrangers and their respective Related Parties shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent, the Lead Arrangers and their respective Related Parties:
(i)    shall not be subject to any agency, trust, fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law;
(iii)    shall not, have any duty to disclose, and shall not be liable for the failure to disclose to any Lender or any other Person, any credit or other information relating concerning the business, prospects, operations, properties, assets, financial or other condition or creditworthiness of the Borrower or any of its Subsidiaries or Affiliates that is communicated to, obtained by or otherwise in the possession of the Person serving as the Administrative Agent, the Lead Arrangers or their respective Related Parties in any capacity, except for notices, reports and other documents that are required to be furnished by the Administrative Agent to the Lenders pursuant to the express provisions of this Agreement; and
(iv)    shall not be required to account to any Lender for any sum or profit received by the Administrative Agent for its own account.
(b)    The Administrative Agent, the Lead Arrangers and their respective Related Parties shall not be liable for any action taken or not taken by it under or in connection with this Agreement or any other Credit Document or the transactions contemplated hereby or thereby (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 13.1 and Section 11.2 or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default and indicating that such notice is a “Notice of Default” is given to the Administrative Agent by the Borrower or a Lender.
(c)    The Administrative Agent, the Lead Arrangers and their respective Related Parties shall not be responsible for or have any duty or obligations to any Lender or Participant or any other Person to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(d)    The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.
12.4.    Reliance by Agents. The Administrative Agent shall be entitled to rely upon, shall be fully protected in relying and shall not incur any liability for relying upon, any notice, request, certificate, consent, communication, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person, including any certification pursuant to Section 12.14. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall be fully protected in relying and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Lender that has signed this Agreement or a signature page to an Assignment and Assumption or any other Credit Document pursuant to which it is to become a Lender hereunder shall be deemed to have consented to, approved and accepted and shall deemed satisfied with each document or other matter required thereunder to be consented to, approved or accepted by such Lender or that is to be acceptable or satisfactory to such Lender.
12.5.    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities established pursuant to this Agreement as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.
12.6.    Resignation of Administrative Agent.
(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Specified Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank or financial institution reasonably experienced in serving as administrative agent on syndicated bank facilities with an office in the United States, or an Affiliate of any such bank or financial institution with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender, a Disqualified

Institution or a Net Short Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower and subject to the consent (not to be unreasonably withheld or delayed) of the Borrower (provided no Specified Event of Default has occurred and is continuing at the time of such resignation), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 12 (including Section 12.13) shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent or relating to its duties as Administrative Agent that are carried out following its retirement or removal, including, without limitation, any actions taken with respect to acting as collateral agent or otherwise holding any Collateral on behalf of any of the Secured Parties or in respect of any actions taken in connection with the transfer of agency to a replacement or successor Administrative Agent.
12.7.    Non-Reliance on Administrative Agent and Other Lenders. Each Lender expressly acknowledges that none of the Administrative Agent, any Lead Arranger or any of their respective Related Parties has made any representations or warranties to it and that no act taken or failure to act by the Administrative Agent, any Lead Arranger or any of their respective Related Parties, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower and its Subsidiaries or Affiliates shall be deemed to constitute a representation or warranty of the Administrative Agent, any Lead Arranger or any of their respective Related Parties to any Lender or any other Secured Party as to any matter, including whether the Administrative Agent, any Lead Arranger or any of their respective Related Parties have disclosed material information in their (or their respective Related Parties’) possession. Each Lender expressly acknowledges, represents and warrants to the Administrative Agent and each Lead Arranger that (a) the Credit Documents set forth the terms of a commercial lending facility, (b) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Credit Documents to which it is a party as a Lender for the purpose of making, acquiring, purchasing and/or holding the commercial loans set forth herein as may be applicable to it, and not for the purpose of making, acquiring, purchasing or holding any other type of financial instrument, (c) it is sophisticated with respect to decisions to make, acquire, purchase or hold the commercial loans applicable to it and either it or the Person exercising discretion in making its decisions to make, acquire, purchase or hold such commercial loans is experienced in making, acquiring, purchasing or holding commercial loans, (d) it has, independently and without reliance upon the Administrative Agent, any Lead Arranger, any other Lender or any of their respective Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and appraisal of, and investigations into, the business, prospects, operations, property, assets, liabilities, financial and other condition and creditworthiness of the Borrower and its Subsidiaries, all applicable bank or other regulatory applicable laws relating to the Transactions and the transactions contemplated by this Agreement and the other Credit Documents and (e) it has made its own independent decision to enter into this Agreement and the other Credit Documents to which it is a party and to extend credit hereunder and thereunder. Each Lender and also acknowledges that (i) it will, independently and without reliance upon the Administrative Agent, any Lead Arranger or any other Lender or any of their respective Related Parties (A) continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder based on such documents and information as it shall from time to time deem appropriate and its own independent investigations and (B) continue to make such investigations and inquiries as it deems necessary to inform itself as to the Borrower and its Subsidiaries and (ii) it will not assert any claim in contravention of this Section 12.7.
12.8.    No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, arrangers or bookrunners listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder, but each such Person shall have the benefit of the indemnities and exculpatory provisions hereof.
12.9.    Withholding Tax. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to tax and interest, together with all expenses incurred, including legal expenses, and any out of pocket expenses. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.9. The agreements in this Section 12.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of any Loans and all other amounts payable any Credit Document.
12.10.    Security Agreement and Intercreditor Agreement. The Lenders (and the Secured Parties, by their acceptance of their status as Secured Parties) hereby (a) authorize and instruct the Administrative Agent and the Collateral Agent to enter into the Intercreditor Agreement (and make amendments and modifications to the Intercreditor Agreement contemplated by the Intercreditor Agreement) and any Acceptable Intercreditor Agreement (and make amendments and modifications to such Acceptable Intercreditor Agreement contemplated by such Acceptable Intercreditor Agreement) on their behalf and to act on their behalf thereunder, (b) agree to be bound by the terms of the Security Documents as if they were a party thereto and (c) agree not to contest the Collateral Agent’s actions taken or omitted to be taken pursuant to the Security Documents or contemplated thereby.

12.11.    Indemnification. The Lenders agree to indemnify each Agent, in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their Applicable Percentage in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and all the Loans shall have been paid in full, ratably in accordance with their respective portions of the Loans in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against any Agent in any way relating to or arising out of, the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to an Agent resulting from such Agent’s gross negligence or willful misconduct (as determined in a final non-appealable judgment by a court of competent jurisdiction). The agreements in this Section 12.11 shall survive the payment of the Loans and all other amounts payable hereunder.
12.12.    Collateral Release. In addition to any provisions of the Security Documents, each of the Secured Parties irrevocably authorize the Collateral Agent, and the Collateral Agent hereby agrees,
(a)    to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon the Final Date, (ii) that is sold or disposed of or to be sold or disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Security Document to a Person that is not a Credit Party, including the Equity Interests and property of any Subsidiary Guarantor that was, or is to be, sold or disposed in a transaction permitted hereunder, (iii) that constitutes “Excluded Property” (as such term is defined in the Security Agreement) or (iv) as otherwise provided for in the Intercreditor Agreement and any other Acceptable Intercreditor Agreement;
(b)    to release any Subsidiary Guarantor from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Subsidiary, or becomes an Excluded Subsidiary, as a result of a transaction permitted hereunder; and
(c)    to subordinate or release any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is granted pursuant to clauses (f), (r) or (u) of the definition of “Permitted Liens”.
Upon request by the Collateral Agent at any time, the Borrower will provide an officer’s certificate confirming the permissibility under the Credit Documents of any transaction in connection with which the any Credit Party is seeking a release of Collateral under this Section 12.12. In connection with any release or subordination pursuant to this Section 12.12, the Collateral Agent shall promptly (i) execute and deliver to any Credit Party, at such Credit Party’s expense, all documents that such Credit Party shall reasonably request to evidence such release or subordination and (ii) deliver to the Credit Parties any portion of such Collateral so released in possession of the Collateral Agent.
12.13.    Secured Hedge Obligations and Secured Cash Management Obligations.
(a)    Except as otherwise expressly set forth herein or in any Guaranty or any Security Document, no Cash Management Bank or Hedge Bank that obtains the benefits of Section 11.2, any guarantee or any Collateral by virtue of the provisions hereof or of any guarantee or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than solely in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12 to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
(b)    Each Secured Party hereby agrees that the benefit of the provisions of the Credit Documents directly relating to the Collateral or any Lien granted thereunder shall extend to and be available to any Secured Party that is not an Agent or a Lender party hereto as long as, by accepting such benefits, such Secured Party agrees, as among the Administrative Agent and all other Secured Parties, that such Secured Party is bound by (and, if requested by the Administrative Agent, shall confirm such agreement in a writing in form and substance reasonably acceptable to the Administrative Agent) this Section 12 and Sections 5.4, Sections 13.5, 13.8, and 13.16 and the Intercreditor Agreement, and the decisions and actions of any Agent and the Required Lenders (or, where expressly required by the terms of this Agreement, a greater proportion of the Lenders or other parties hereto as required herein) to the same extent a Lender is bound; provided, however, that, notwithstanding the foregoing, (x) such Secured Party shall be bound by Section 13.5 only to the extent of liabilities, reimbursement obligations, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements with respect to or otherwise relating to the Liens and Collateral held for the benefit of such Secured Party, in which case the obligations of such Secured Party thereunder shall not be limited by any concept of pro rata share or similar concept, (y) each of the Agents and the Lenders party hereto shall be entitled to act at its sole discretion, without regard to the interest of such Secured Party, regardless of whether any Obligation to such Secured Party thereafter remains outstanding, is deprived of the benefit of the Collateral, becomes unsecured or is otherwise affected or put in jeopardy thereby, and without any duty or liability to such Secured Party or any such Obligation and (z) such Secured Party shall not have any right to be notified of, consent to, direct, require or be heard with respect to, any action taken or omitted in respect of the Collateral or under any Security Document.
12.14.    Certain ERISA Matters.
(a)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:
(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;
(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;
(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or
(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that none of the Administrative Agent, any Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).
SECTION 13.    Miscellaneous.
13.1.    Amendments and Waivers.
(a)    Neither this Agreement nor any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 13.1. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (x) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (y) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall directly:
(i)    forgive any portion of any Loan or extend the final scheduled maturity date of any Loan or reduce or extend the time for payment of any amortization payment hereunder (excluding, for clarity, voluntary and mandatory prepayments) or reduce the stated rate, or forgive any portion, or extend the date for the payment, of any interest, Fee or prepayment premium payable hereunder (other than as a result of waiving the applicability of Section 2.8(c)), or amend or modify any provisions of Section 13.8(a), in each case without the written consent of each Lender directly and adversely affected thereby,
(ii)    amend, modify or waive any provision of this Section 13.1 or reduce the percentages specified in the definitions of the terms “Required Lenders” or “Applicable Percentage” or consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 10.3), in each case without the written consent of each Lender,

(iii)    amend, modify or waive any provision of Section 12 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent,
(iv)    amend, modify or waive any provision of Section 5.3(a) or Section 5.3(d) without the written consent of each Lender directly and adversely affected thereby,
(v)    release all or substantially all of the Guarantors under the Guaranty (except as expressly permitted by the Guaranty) or, except as permitted in Section 12.12, release all or substantially all of the Collateral granted under the Security Agreement, or subordinate the Lien of the Collateral Agent on all or substantially all of the Collateral created under the Security Agreement, in each case without the prior written consent of each Lender, or
(vi)    amend Section 2.9 so as to permit Interest Period intervals greater than six (6) months without the consent of each Lender.
Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, the Borrower, the Lenders, the Administrative Agent and the Collateral Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.
Notwithstanding anything to the contrary contained in this Section 13 or otherwise in this Agreement or any other Credit Document, (i) this Agreement and any other Credit Document may be amended, supplemented or otherwise modified to effect the provisions of Sections 2.15, 3.1 and 3.2 with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender (including to make amendments to any outstanding tranche of Loans to permit any Incremental Commitments and Incremental Loans to be “fungible” (including for purposes of the Code) with such tranche of Loans, including increases in the ABR Margin and/or the Eurodollar Margin and/or any fees payable to such outstanding tranche of Loans or providing such outstanding tranche of Loans with the benefit of any call protection or covenants that are applicable to the proposed Incremental Commitments or Incremental Loans; provided that any such amendments or modifications to such outstanding tranche of Loans shall not directly adversely affect the Lenders holding such tranche of Loans without their consent), (ii) this Agreement and any other Credit Document may be amended, supplemented or otherwise modified, or any provision thereof waived, with the consent of the Administrative Agent and the Borrower without the need to obtain the consent of any Lender, if such amendment, supplement, modification or waiver is delivered in order to (A) cure ambiguities, omissions, mistakes or defects or (B) cause any Security Document to be consistent with this Agreement and the other Credit Documents, (iii) without the consent of any Lender, the Borrower and the Administrative Agent or any other collateral agent may enter into any amendment, supplement, waiver or modification of any Credit Document, or enter into any new agreement or instrument, to join any additional Credit Parties to the Credit Documents, to effect the granting, perfection, protection, expansion or enhancement of any security interest of the Secured Parties in any Collateral or additional property to become Collateral for the benefit of the Secured Parties or as required by local law to give effect to, or protect any security interests for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Credit Document, (iv) the Borrower, the other Credit Parties and the Administrative Agent or any other collateral agent may, without the consent of any Lender, enter into any amendment, supplement, waiver or modification of the Security Agreement or any other Security Document (A) to cause Liens securing any Junior Lien Obligations (or any Permitted Refinancing Indebtedness thereof) to be secured by the Collateral on a Junior Lien Priority basis to the Liens on the Collateral securing the Obligations or (B) to cause Liens securing any Other Passu Pari Passu Lien Obligations (or any Permitted Refinancing Indebtedness thereof) to be secured by the Collateral on a pari passu basis with the

Obligations (v) the Administrative Agent’s Fee Letter may be amended or modified, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (vi) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or to enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Benchmark Replacement or Benchmark Conforming Changes or otherwise effectuate the terms of Section 2.10(d) in accordance with the terms of Section 2.10(d), (vii) any waiver or amendment in respect of this Agreement or any other Credit Document that by its terms affects the rights or duties under this Agreement or any other Credit Document of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the Lenders with respect to such Class that would be required to consent thereto under this Section 13.1 if such Lenders were the only Lenders hereunder at the time and (viii) to the extent that a Lender will no longer be a Lender upon the consummation of any amendment, restatement, amendment and restatement, waiver or other modification of this Agreement, any provision of this Agreement, any other Credit Document or any provision thereof (an “Exiting Lender”), the signature, consent or other approval of such Exiting Lender shall not be required to effectuate such amendment, restatement, amendment and restatement, waiver or other modification. The Administrative Agent shall make available to the Lenders copies of each amendment or other modification to this Agreement.
(b)    Anything herein to the contrary notwithstanding, (i) during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments and waivers hereunder and the Commitments and the outstanding Loans will not be taken into account in determining whether the Required Lenders or all of the Lenders, as required, have approved any such amendment or waiver (and the definition of “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for any amortization payment or payment of interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender (other than as a result of waiving the applicability of Section 2.8(c)) or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender, and (ii) no Net Short Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any of the Credit Documents and instead shall be deemed to have voted its interest as a Lender as provided in Section 13.1(c).
(c)    Notwithstanding anything to the contrary herein, in connection with any determination as to whether the requisite Lenders have (i) consented (or not consented) to any amendment, modification or waiver of any provision of this Agreement or any other Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document, or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, any Lender (other than any Lender that is a Regulated Bank) that, as a result of its interest in any total return swap, total rate of return swap, credit default swap or other derivative contract (other than any such total return swap, total rate of return swap, credit default swap or other derivative contract entered into pursuant to bona fide market making activities), has a net short position with respect to the Loans and/or Commitments (each, a “Net Short Lender”) shall, unless the Borrower otherwise elects (in its sole discretion), have no right to vote any of its Loans and Commitments and shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Net Short Lenders.
For purposes of determining whether a Lender has a “net short position” on any date of determination: (i) derivative contracts with respect to the Loans and Commitments and such contracts that are the functional equivalent thereof shall be counted at the notional amount thereof in Dollars, (ii) notional amounts in other currencies shall be converted to the Dollar equivalent thereof by such

Lender in a commercially reasonable manner consistent with generally accepted financial practices and based on the prevailing conversion rate (determined on a mid-market basis) on the date of determination, (iii) derivative contracts in respect of an index that includes any of the Borrower or other Credit Parties or any instrument issued or guaranteed by any of the Borrower or other Credit Parties shall not be deemed to create a short position with respect to the Loans and/or Commitments, so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Credit Parties and any instrument issued or guaranteed by any of the Borrower or other Credit Parties, collectively, shall represent less than 5% of the components of such index, (iv) derivative transactions that are documented using either the 2014 ISDA Credit Derivatives Definitions or the 2003 ISDA Credit Derivatives Definitions (collectively, the “ISDA CDS Definitions”) shall be deemed to create a short position with respect to the Loans and/or Commitments if such Lender is a protection buyer or the equivalent thereof for such derivative transaction and (x) the Loans or the Commitments are a “Reference Obligation” under the terms of such derivative transaction (whether specified by name in the related documentation, included as a “Standard Reference Obligation” on the most recent list published by Markit, if “Standard Reference Obligation” is specified as applicable in the relevant documentation or in any other manner), (y) the Loans or the Commitments would be a “Deliverable Obligation” under the terms of such derivative transaction or (z) any of the Borrower or other Credit Parties (or its successor) is designated as a “Reference Entity” under the terms of such derivative transactions, and (v) credit derivative transactions or other derivatives transactions not documented using the ISDA CDS Definitions shall be deemed to create a short position with respect to the Loans and/or Commitments if such transactions are functionally equivalent to a transaction that offers the Lender protection in respect of the Loans or the Commitments, or as to the credit quality of any of the Borrower or other Credit Parties other than, in each case, as part of an index so long as (x) such index is not created, designed, administered or requested by such Lender and (y) the Borrower and other Credit Parties and any instrument issued or guaranteed by any of the Borrower or other Credit Parties, collectively, shall represent less than 5% of the components of such index. In connection with any such determination, each Lender (other than any Lender that is a Regulated Bank) shall promptly notify the Administrative Agent in writing that it is a Net Short Lender, or shall otherwise be deemed to have represented and warranted to the Borrower and the Administrative Agent that it is not a Net Short Lender (it being understood and agreed that the Borrower and the Administrative Agent shall be entitled to rely on each such representation and deemed representation). In no event shall the Administrative Agent be obligated to ascertain, monitor or inquire as to whether any Lender is a Net Short Lender.
13.2.    Notices.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:
The Borrower:
Wabash National Corporation.
1000 Sagamore Parkway South
Lafayette, Indiana 47905
Attention: Chief Financial Officer
Telephone: (765) 771-5300

with a copy to:
Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI  53202
Attention: Patricia J. Lane
Facsimile: (414) 297-5635

The Administrative Agent:
Wells Fargo Bank, National Association
MAC D1109-019
1525 West W.T. Harris Blvd.
Charlotte, NC 28262
Attention of: Syndication Agency Services
Telephone No.: (704) 590-2706
with a copy to:
Wells Fargo Capital Finance, LLC
10 S. Wacker Drive, 26th Floor
Chicago, IL 60606
MAC N8405-261
Attention: Laura Nickas
Telephone No.: 312-739-2225
Facsimile: 877-302-9116

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.
(b)    Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II or III if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed.
(d)    Change of Address, Etc. Each of the Borrower and the Administrative Agent may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address or facsimile number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent.
13.3.    No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
13.4.    Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.
13.5.    Payment of Expenses and Taxes; Indemnification. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable and documented out-of-pocket costs and expenses (other than Taxes) incurred in connection with the syndication, preparation, negotiation and execution of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of this Agreement and the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of one counsel to the Agents and, if necessary, one local counsel in any applicable jurisdiction, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for each group of affected Indemnified Parties, (b) to pay or reimburse each Lender, the Collateral Agent and the Administrative Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights (including workout proceedings) under this Agreement, the other Credit Documents and any such other documents, including the reasonable fees, disbursements and other charges of one counsel to the Agents and Lenders and, if necessary, one local counsel in any applicable jurisdiction, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for each group of affected Indemnified Parties and (c) to pay, indemnify, and hold harmless each Lender, the Collateral Agent and the Administrative Agent and their respective directors, officers, employees, trustees, agents and affiliates (the “Indemnified Parties”) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, excluding any Taxes (other than Taxes representing losses or damages with respect to any non-Tax claims), whether brought by any Credit Party, any stockholder or creditor of any Credit Party, or any other Person, including the reasonable fees, disbursements and other charges of one counsel to the Indemnified Parties and, if necessary, one local counsel in any applicable jurisdiction, and, solely in the case of an actual or perceived conflict of interest, one additional firm of counsel for each group of affected Indemnified Parties, with respect to the execution, delivery, enforcement, performance (and, with respect to each Agent and its directors, officers, employees, trustees and agents, syndication, administration of this Agreement) of the Credit Documents and any actual or proposed use of proceeds of any Loan, including any of the foregoing in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Credit Party or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to any such assets or properties of any Credit Party or any of its Subsidiaries (all the foregoing in this clause (c), collectively, the “indemnified liabilities”); provided that the Borrower shall have no obligation hereunder to Indemnified Parties with respect to indemnified liabilities arising from (x) the gross negligence, bad faith or willful misconduct of the party to be indemnified (as determined in a final non-appealable judgment by a court of competent jurisdiction) or (y) any dispute solely between or among Indemnified Parties other than any claims against an Indemnified Party in its capacity or in fulfilling its role as an administrative agent, collateral agent or arranger or any similar role hereunder (excluding their role as a Lender) and other than any claims arising out of any act or omission of the Borrower or any of its Affiliates. The agreements in this Section 13.5 shall survive repayment of the Loans and all other amounts payable hereunder.
13.6.    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder) or, if the Commitments are not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $1,000,000 and integral multiples of $1,000,000 in excess thereof, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitments assigned.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:
(A)    except with respect to any assignment made within 30 days of the Closing Date in connection with the primary syndication of the Initial Loans, the consent of the Borrower (such consent not to be unreasonably withheld or delayed); provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Specified Event of Default has occurred and is continuing, any other assignee; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and

(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender;
provided, further, however, notwithstanding the foregoing or anything to the contrary set forth herein (x) the Borrower and its Subsidiaries and their Affiliates may not be assignees of any Loans (but the Borrower and its Subsidiaries may make Discounted Voluntary Prepayments in accordance with Section 5.1(c)) and (y) no natural person may be an assignee or Participant with respect to any Loans.
(iv)    Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”).
(v)    No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof.
(vi)    No Assignment to Natural Persons. No such assignment shall be made to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).
(vii)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.4 and 13.5 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.
(c)    Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Banks and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 12.11 with respect to any payments made by such Lender to its Participant(s).
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i) of the first proviso to Section 13.1(a) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11 and 5.4 (subject to the requirements of such Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) to the extent permitted by law, shall be entitled to the benefits of Section 13.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 13.8(a) as though it were a Lender; and (B) shall not be entitled to receive any greater payment under Section 2.10, 2.11 or 5.4, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 13.7 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.8 as though it were a Lender; provided that such Participant agrees to be subject to Section 5.3(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Disqualified Institutions.
(i)    No assignment or participation shall be made to, and no Incremental Commitment shall be provided by, any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such Person or the applicable Incremental Closing Date, as the case may be (unless the Borrower has consented to such assignment, participation or Incremental Commitment in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment, participation or Incremental Commitment). For the avoidance of doubt, with respect to any assignee or Incremental Lender that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a notice pursuant to, and/or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (x) such assignee or Incremental Lender shall not retroactively be disqualified from becoming a Lender and (y) the execution by the Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or Incremental Commitment in violation of this clause (f)(i) shall not be void, but the other provisions of this clause (f) shall apply.
(ii)    If any assignment or participation is made to, or any Incremental Commitment is provided by, any Disqualified Institution without the Borrower’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, (A) terminate any Commitment of such Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Commitment, (B) in the case of outstanding Loans held by Disqualified Institutions, purchase or prepay such Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder and/or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.6), all of its interest, rights and obligations under this Agreement to one or more eligible assignees pursuant to Section 13.6(b) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)    Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrower, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Plan, (2) if such Disqualified Institution does vote on such Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other debtor relief laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other debtor relief laws) and (3) not to contest any request by any party for a determination by the applicable bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)    The Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
(g)    Notwithstanding anything in this Agreement or any other Credit Document to the contrary, the Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance by other parties with the provisions of this Agreement relating to Disqualified Institution. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or prospective Lender is a Disqualified Institution or whether a Lender is a Net Short Lender or (y) have any liability with respect to or arising out of any assignment of Loans, or disclosure of confidential information, to any Disqualified Institution.
13.7.    Replacements of Lenders under Certain Circumstances. The Borrower shall be permitted to replace any Lender that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 2.11 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (c) in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby” pursuant to Section 13.1(a), does not consent when the consent of the Required Lenders has been obtained, but the consent of other remaining Lenders has not been obtained or (d) enters into an Assignment and Assumption or a participation with a Lender or Participant that is a Disqualified Institution at the time of such assignment or participation and such assignment or participation violates the terms of Section 13.6(d); provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts (other than any disputed amounts), pursuant to Sections 2.8, 2.10, 2.11, 2.13, 4.1, 5.1 (assuming such Section had not been amended pursuant to such amendment to remove or delete the premium set forth therein), 5.4 or 13.5, as the case may be, owing to such replaced Lender prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent, (v) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 13.6 (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein), (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent, the Collateral Agent or any other Lender shall have against the replaced Lender and (vii) the replaced Lender shall have no right to refuse to be replaced hereunder and agrees to execute and deliver a completed form of Assignment and Assumption in favor of the replacement bank or institution (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so).
13.8.    Adjustments; Set-off.
(a)    If any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 11.1(d) or (e), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.
(b)    After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, but excluding any deposits held by a trustee, fiduciary, agency or similar capacity or otherwise for the benefit of a third party), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
13.9.    Counterparts; Electronic Execution.
(a)    Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent and/or the Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.
(b)    Electronic Execution. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Credit Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Credit Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an Electronic Record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.  Each party hereto agrees that any Electronic Signature or execution in the form of an Electronic Record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention.  Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that  without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (b) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof.  Without limiting the generality of the foregoing, each party hereto hereby (i) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Credit Parties, electronic images of this Agreement or any other Credit Document (in each case, including with respect to any signature pages thereto)  shall have the same legal effect, validity and enforceability as any paper original, and (ii) waives any argument, defense or right to contest the validity or enforceability of the Credit Documents based solely on the lack of paper original copies of any Credit Documents, including with respect to any signature pages thereto.
13.10.    Severability. Any provision of any Credit Document that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
13.11.    Integration. This Agreement and the other Credit Documents represent the agreement of the Borrower, the Administrative Agent, the Collateral Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, the Collateral Agent or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.
13.12.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
13.13.    Submission to Jurisdiction; Waivers. Each Credit Party hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York located in the State, County and City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at the address set forth in Section 13.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and
(e)    waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding any special, exemplary, punitive or consequential damages.
13.14.    Acknowledgments. The Borrower hereby acknowledges that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;
(b)    neither the Administrative Agent, the Collateral Agent nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between the Administrative Agent, the Collateral Agent and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and
(c)    no Joint Venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower and the Lenders.
13.15.    WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.
13.16.    Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case the disclosing party shall use commercially reasonable efforts (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) to promptly notify the Borrower, in advance thereof, to the extent practicable and lawfully permitted to do so), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party shall use commercially reasonable efforts (except with respect to any audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority) to promptly notify the Borrower, in advance thereof, to the extent practicable and lawfully permitted to do so), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document, any action or proceeding relating to this Agreement or any other Credit Document, the enforcement of rights hereunder or thereunder or any litigation or proceeding to which the Administrative Agent, the Collateral Agent or any Lender or any of its respective Affiliates may be a party, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective party (or its managers, administrators, trustees, partners, directors, officers, employees, agents, advisors and other representatives) surety, reinsurer, guarantor or credit liquidity enhancer (or their advisors) to or in connection with any swap, derivative or other similar transaction under which payments are to be made by reference to the Obligations or to the Borrower and its obligations or to this Agreement or payments hereunder, (iii) to any rating agency when required by it, and (iv) the CUSIP Service Bureau or any similar organization, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Collateral Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party that is not to the disclosing party’s knowledge subject to confidentiality obligations to the Borrower or any of its Subsidiaries. For purposes of this Section, “Information” means all information received by or on behalf of a Credit Party or any of its respective Subsidiaries relating to a Credit Party or any of its respective Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, the Collateral Agent or any Lender on a non-confidential basis prior to disclosure by any Obligor or any of its respective Subsidiaries. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
13.17.    Direct Website Communications.
(a)    Each Credit Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information material, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an email address specified by the Administrative Agent. In addition, each Credit Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Credit Documents but only to the extent requested by the Administrative Agent.
(b)    Each Credit Party further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”). Each Credit Party acknowledges that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.
(c)    THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE CREDIT PARTIES, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING,

WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE CREDIT PARTIES’ OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT.
(d)    The Administrative Agent agrees that the receipt of the Communications by the Agent at its email address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.
(e)    Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.
(f)    Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
13.18.    Patriot Act; Anti-Money Laundering Laws.. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Patriot or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Patriot Act or such Anti-Money Laundering Laws.
13.19.    Intercreditor Agreements. Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) consents to the subordination of Liens provided for in the Intercreditor Agreement and any Acceptable Intercreditor Agreement, (b) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement and any Acceptable Intercreditor Agreement, and (c) authorizes and instructs the Agent to enter into the Intercreditor Agreement and any Acceptable Intercreditor Agreement as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Intercreditor Agreement and any Acceptable Intercreditor Agreement and, in the event of (i) a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control and (ii) a conflict between the terms of any Acceptable Intercreditor Agreement and this Agreement, the terms of such Acceptable Intercreditor Agreement shall govern and control.
13.20.    Excluded Swap Obligations. Notwithstanding anything herein or in any Credit Document to the contrary, it is hereby acknowledged and agreed that the obligations secured by any Credit Document or guaranteed by any Credit Document do not include the Excluded Swap Obligations.

13.21.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
13.22.    Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)    In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(a)    As used in this Section 13.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following:
(i)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
(b)    “QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

WABASH NATIONAL CORPORATION,
as the Borrower
By: /s/ Michael N. Pettit
Name:    Michael N. Pettit
Title:    Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Collateral Agent and as a Lender
By: /s/ Laura Nickas
Name:    Laura Nickas
Title:    Authorized Signatory